AS CONFIDENTIALLY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2017 PURSUANT TO THE JUMPSTART OUR BUSINESS STARTUPS ACT OF 2002

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

HIGHTIMES HOLDING CORP.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

10990 Wilshire Blvd

Penthouse

Los Angeles, California 90024-3898

Telephone (844) 933-3287

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Stephen A. Weiss, Esq.

Megan J. Penick, Esq.

Elliot S. Weiss, Esq.

CKR Law, LLP

1800 Century Park East

14th floor

Los Angeles, California 90067

Telephone: (310) 400-0110

2721	81-4706993
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission, which we refer to as the Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 22, 2017, SUBJECT TO COMPLETION

$20,000,000

This is the initial public offering of shares of voting Class A Common Stock, par value $0.0001 (the “Class A Common Stock”) of Hightimes Holding Corp., a Delaware corporation (which we refer to as “Hightimes Holding,” “the Company,” “we,” “our,” and “us”). We are offering, at an offering price of $11.00 per share, a minimum of 454,545 shares of our Class A Common Stock for $5,000,000 and up to a maximum of 1,818,182 shares of our Class A Common Stock for up to $20,000,000 (the “Offered Shares”).

In the event all of the Offered Shares are sold, we may, in our discretion, sell in the offering up to 2,727,273 additional newly issued shares of Class A Common Stock at the offering price of $11.00 per share (the “Additional Shares”) and increase the dollar amount of the offering of the Offered Shares and Additional Shares to as much as $50,000,000.

All of our shares of Class A Common Stock are being offered on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. This Offering will terminate on the first to occur of (i) the date on which all 1,818,182 Offered Shares and any Additional Shares we elect to sell are sold for total gross proceeds of up to $50,000,000 (the “Maximum Offering”), (ii) consummation of the “Origo Merger” hereinafter described, or (iii) February 28, 2018, subject to our right to extend such date for up to 90 days in our sole discretion (in each case, the “Termination Date”). If the Company has received and accepted subscriptions for the $5,000,000 representing the sale of a minimum of 454,545 shares of Class A Common Stock (the Minimum Offering”) on or before the Termination Date, then the Company will close on the $5,000,000 Minimum Offering Amount (the “Initial Closing”) and, until the Termination Date, may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares and any Additional Shares. Until the $5,000,000 Minimum Offering amount is obtained, the proceeds for the offering will be kept in an escrow account described below. Upon achievement of the $5,000,000 Minimum Offering amount and the closing on such amount, the proceeds from the Minimum Offering amount will be distributed to the Company and the 1,818,182 Offered Shares will be issued to the investors who subscribed for such 1,818,182 Offered Shares. Upon each Additional Closing, if any, the proceeds subject to that Additional Closing will be distributed to the Company and the associated Offered Shares and any Additional Shares will be issued to the investors who subscribed for such shares. If the offering does not close, the proceeds for the offering will be promptly returned to investors, without deduction and generally without interest. Bank of America, Los Angeles, California will serve as the escrow agent and will retain up to $             of interest accrued from funds deposited in the escrow account as partial compensation for serving as escrow agent. Checks should be made payable to Bank of America as escrow agent for Hightimes Holding Corp.

____________________ has agreed to act as the exclusive, lead managing selling agent (which we refer to as the “Selling Agent”) to offer the Offered Shares and any Additional Shares we elect to sell to prospective investors on a “best efforts” basis. In addition, the Selling Agent may engage one or more sub-Selling Agents or selected dealers. The Selling Agent is not purchasing the shares offered by the Company, and is not required to sell any specific number or dollar amount of the shares in the Offering.

The Company expects to commence the offer and sale of the Offered Shares as of the date on which the Form 1-A Offering Statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC” or the “Commission”). Prior to this Offering, there has been no public market for our Class A Common Stock. The Company intends to apply to list its Class A Common Stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “HITM.” We expect the Class A Common Stock to begin trading on NASDAQ upon completion of the Offering, although we may elect to defer trading on NASDAQ if we consummate the Origo Merger described below. However, in order to meet the minimum initial listing requirements to list our Class A Common Stock on NASDAQ, we will need to receive a minimum of $________ of net proceeds from this Offering.

The Company has entered into a merger agreement, dated August 4, 2017, as amended on September 25, 2017 (the “Merger Agreement”) with Origo Acquisition Corp., a Cayman Islands corporation (“Origo” or “Origo”) whose ordinary shares are currently listed on NASDAQ under the symbol ORAC. Under the terms of the Merger Agreement, a newly formed merger subsidiary of Origo will merge with and into the Company with the Company as the surviving corporation of the merger (the “Origo Merger”), and all existing holders of our Class A Common Stock, all investors who purchase the Offered Shares in this Offering, and other holders of the Company’s convertible notes and warrants will receive a minimum of 23,474,178 to a maximum of 27,699,530 shares of common stock, $0.0001 par value per share, of High Times Media Corporation, a Nevada corporation (the “Successor Corporation”), that the parties to the Merger Agreement contemplate will be the publicly traded company by reason of the reincorporation of Origo from the Cayman Islands to Nevada. The securities of Origo and its Successor Corporation are collectively referred to herein as the “Origo Shares.” As of the date of this Offering Circular the Origo Shares closed at $____ on NASDAQ. Consummation of the Origo Merger is subject to certain conditions, including the continued listing of the Origo Shares on NASDAQ.

Hightimes Holding is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.  Following this Offering, Hightimes Holding will be a “controlled company” within the meaning of the corporate governance rules of NASDAQ. See “The Transactions” and “Management—Corporate Governance.”

	Price to Public		Selling Agent Fees (1)	Proceeds to Issuer (2)
Shares Offered by Company
Per share:	$		$	$
Total Minimum:		$5,000,000	$	$
Total Maximum:		$20,000,000	$	$

[1]	We have agreed to pay the Selling Agent a fee of __% of the gross proceeds received from investors who purchased Offered Shares through the Selling Agent or other selected dealers, and __% of the gross proceeds received from investors who subscribed for Offered Shares directly from the Company. We also agreed to issue to the Selling Agent a warrant to the Selling Agent to purchase shares of Common Stock equal to 5.0% of the total shares sold in the Offering, exercisable for five years at $___per share. We have also agreed to reimburse certain expenses to the Selling Agent. The Selling Agent may engage the services of other registered broker/dealers, as sub-selling agents, and allocate all or a portion of its compensation to such sub-selling agents.

[2]	Does not include expenses of the Offering, including but not limited to fees and expenses for marketing and advertising of the Offering, media expenses, fees for administrative, accounting, audit and legal services, FINRA filing fees, fees for EDGAR document conversion and filing, and website posting fees, estimated to be as much as $2,000,000.

THE CLASS A COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE, AND INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES IN THIS OFFERING.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The following would apply only if we are unable to obtain a listing on NASDAQ or other national securities exchange and we seek for our Class A Common Stock to trade on a platform of the OTC Markets:

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

This Offering Circular follows the disclosure format prescribed by Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

INSERT NAME AND LOGO OF PLACEMENT AGENT

The date of this Offering Circular is _____ __ , 2018.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of Hightimes Holding and its direct and indirect subsidiaries are based on information from various public sources. Although we believe that this data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, except for references to “capital stock,” “Class A Common Stock,” Class B Common Stock, “Shares,” “preferred stock” or “stockholders,” which applies only to Hightimes Holding, as used in this Offering Circular, the terms “Company,” “we,” “our” or words of like import mean Hightimes Holding and its direct and indirect subsidiaries, to consist of Tran-High Corporation, a New York corporation (“THC”) and its subsidiaries, including consisting of High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc., all of whom are New York corporations or limited liability companies (all such subsidiaries, together with THC, are referred to herein as the “THC Group”).

Prior to the date of this Offering Circular, Hightimes Holding intends to sell up to 47,059 shares of Class A Common Stock at an offering price of $21.25 per share in a crowdfunding offering conducted by StartEngine Capital LLC, a crowdfunding platform (“StartEngine”), pursuant to Regulation CF, promulgated under Title III of the Jumpstart Our Business Startups (“JOBS Act”) specifically Section 4(a)(6) of the Securities Act of 1933, as amended, and Rule 506(b) private placement under Regulation D of the Securities Act (the “CF Offering”). All references in this Offering Circular to outstanding shares of Class A Common Stock assume the sale of all 47,059 shares in the CF Offering.

i

USE OF MARKET AND INDUSTRY DATA

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating our forward-looking statements. These risks include, but are not limited to, the following:

●	Enforcement of existing federal or state regulations concerning the cannabis industry or adoption of new regulations that could have a material adverse effect on our business;

●	Our ability to repay significant indebtedness, including installments that are currently due;

●	Our ability to effectively execute our business plan and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

●	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving Cannabis industry;

●	Our ability to deal with anticipated more stringent federal regulations on recreational use of Cannabis which could materially and adversely affect our business; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

1

OFFERING CIRCULAR SUMMARY

This Offering Circular contains a fair summary of the material terms of documents summarized herein. All concepts, goals, estimates and business intentions are revealed and disclosed as such that are known to management as of the date of this Offering Circular. Circumstances may change so as to alter the information presented herein at a later date. This material will be updated by Amendment to this document and by means of press releases and other communications to Shareholders.

As used in this Offering Circular, all references to “Hightimes Holding,” “capital stock,” “Class A Common Stock,” Class B Common Stock, “Shares,” “preferred stock” or “stockholders,” applies only to Hightimes Holding Corp. As used in this Offering Circular, the terms “Company,” the “Hightimes Group,” “we,” “our” or words of like import mean Hightimes Holding and its direct and indirect subsidiaries, which currently consist of Tran-High Corporation, a New York corporation (“Trans-High” or “THC”) and the subsidiaries of THC, consisting of High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc., all of whom are New York corporations and a limited liability company (all such THC subsidiaries, together with THC, are collectively referred to herein as the “THC Group”). All references in this Offering Circular to “years” and “fiscal years” means the twelve-month period ended December 31st.

As at the date of this Offering Circular, Hightimes Holding has authorized for issuance up to 110,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which 100,000,000 shares of Common Stock were designated as Class A voting Common Stock (“Class A Common Stock”) and 10,000,000 shares of Common Stock were designated as Class B non-voting Common Stock (“Class B Common Stock”), and (b) an aggregate of 20,501,604 shares of Class A Common Stock were issued and outstanding. All share and per share information set forth in this Offering Circular gives effect to a 1.9308657-for-one forward stock split of the 10,593,458 shares of Class A Common Stock that were issued and outstanding as of the date of this Offering Circular.

Prior to the date of this Offering Circular, Hightimes Holding intends to sell up to 47,059 shares of Class A Common Stock at an offering price of $21.25 pursuant to a crowdfunding offering conducted by StartEngine Capital LLC, a crowdfunding platform (“StartEngine”), pursuant to Regulation CF, promulgated under Title III of the Jumpstart Our Business Startups (“JOBS Act”) specifically Section 4(a)(6) of the Securities Act of 1933, as amended, and Rule 506(b) private placement under Regulation D of the Securities Act (the “CF Offering”). All references in this Offering Circular to outstanding shares of Class A Common Stock assume the sale of all 47,059 shares in the CF Offering. Giving effect to the 1.9308657-for-one forward stock split, the 47,059 shares sold in the CF Offering would be increased to 90,865 shares of Class A Common Stock.

Overview

Our Company

Hightimes Holding Corp. was established in December 2016 for purposes of acquiring 100% of the capital stock of Trans-High and the THC Group. Founded in 1974, the THC Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows and events. Our strategic goal is to monetize the intellectual property and “High Times®” brand. The High Times Group also contemplates various other e-commerce initiatives and licensing of the “High Times®” brand, including the development of an e-commerce store offering clothing and other products associated with cannabis.

The High Times Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, although cannabis and products utilizing or relating to cannabis have been used and sold at the trade shows and festival events operated by the THC Group since 2010 in states that permit the medical and recreational use of cannabis.

The High Times Group comprises businesses across a range of media, including:

●	High Times Magazine: High Times Magazine© is the High Times Group’s inaugural print publication that began in 1974 doing business as “HIGH TIMES®”, has published more than 500 issues; online publication of the High Times Magazine© began in 2010;

●	The Cannabis Cup: The High Times Cannabis Cup™ which the High Times Group believes is the world’s leading marijuana trade show that celebrates the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases;

2

●	Digital Publishing: HighTimes.com, CannabisCup.com and 420.com are High Times Group’s domain names. HighTimes.com has more than 4.0 million monthly unique users. CannabisCub.com is the hub of the live events hosted by High Times Group and 420.com is a new entity which will sell related products that are used in connection with cannabis; and

●	Green Rush Daily: On August 31, 2017, the Hightimes Group entered into an online sales representative agreement with Green Rush Daily Inc., as amended on December 15, 2017. Green Rush is a daily on-line publication providing news for all information relating to cannabis, including guides and strain review, products and health news. Green Rush has approximately 5.0 million monthly unique users. Under the terms of the agreement Green Rush appointed Trans-High as Green Rush’s exclusive sales representative with respect to: (a) all advertisements to be sold or otherwise offered to third-party advertisers on the Green Rush websites, and (b) all advertisements for display to retail and wholesale channels on the websites. All fees received from advertisers on the Green Rush website are to be split 70% to THC and 30% to Green Rush. In a related development, THC entered into a three year employment agreement with Scott McGovern, the owner of Green Rush, under which Mr. McGovern became Senior Vice President of Publishing of the THC Group. In connection with his employment agreement, Mr. McGovern received an aggregate of 577,651 shares of Class A Common Stock.

The online sales representative agreement and the employment agreement with Mr. McGovern may be terminated by Mr. McGovern in the event that the Company or any successor-in-interest (including Origo does not become a public company by March 31, 2018.

The High Times Group believes that it has become the highest regarded news source for the cannabis industry. Due to its unique positioning in the cannabis space, the High Times Group believes that considerable monetization opportunities present themselves in brand licensing and ecommerce. High Times Group intends to leverage its brand and platform to showcase promotions of quality products associated with cannabis to the over 30 million Americans who are enthusiasts for medical and recreational cannabis, as well as to companies who wish to grow and sell cannabis in states where the growing and dispensing of medical and/or recreational cannabis is permitted. High Times Group has expanded our Cannabis Cup™ events into Canada where the use of cannabis for both medical and recreational purposes is expressly permitted.

The High Times Group’s revenue base consists of the sale of tickets for admittance to the Cannabis Cup events, entrance fees to the Cannabis Cup competitive events, recurring print and on-line subscriptions to, and advertising sales in, the High Times Magazine®, and direct merchandising sales, sponsorship sales and licensing fees. The High Times Group manages its licensing businesses through co-sponsorship and strategic partnership arrangements.

The Cannabis Industry and Market Opportunity

We believe that we have strong economic prospects by virtue of the following dynamics of the industry and the our competitive advantages:

●	Expanding Legalization of Cannabis: The growing and dispensing of cannabis for medical use is now legal in 29 states and the District of Columbia and seven states either legalized or decriminalized cannabis for recreational use. In addition, California, believed to be the world’s sixth largest economy, will begin allowing recreational use of cannabis in early 2018. Despite a conservative political environment in Washington D.C., support for marijuana legalization appears to be rapidly outpacing opposition. According to 2016 Gallup Poll, public support for the legalization of marijuana in the United States has soared from approximately 16% in 1974 to approximately 60% in 2016.

●	Market Size: According to the Substance Abuse and Mental Health Services Administration, approximately 21 million Americans use marijuana monthly or more frequently. Another 10 million use marijuana on a less frequent basis. This equated to a $3.4 billion industry in 2015. The industry in California alone is projected to grow to $6.6 billion by 2020, and over $23 billion nationally.

●	Market Leader: Despite a number of competitors that have entered the cannabis market space such as Cloud Magazine, Skunk Magazine, Kush Magazine and 420 Magazine, the High Times Group believes that High Times Magazine® still maintains its position as the premier publication and media creator for cannabis related information.

3

Our Growth Strategy

Increased Number of Festivals, Events and Competitions: Our vision is to aggressively expand the number of events, including our Cannabis Cup events. The THC Group hosted four events in 2016 and is on track to host as many as 18 events in 2017, including 9 Cannabis Cup events.

Expanding our Digital Publishing Footprint: HighTimes.com has more than 4.0 million monthly unique users, of which 74% are male and 73% are millennials (aged 18-34). 420.com is a new domain name and Internet website with the vision of becoming a leading seller of cannabis-related products.

New Opportunities: We have engaged Creative Artists Associates (“CAA”) and Emerald Branding to develop potential new business opportunities. CAA is a premier, global agency that represents many of the most acclaimed names in entertainment, media, film, and music. Some of these categories of merchandising opportunities include clothing, merchandise, movies, television, video, music, and comedy.

In addition, on October 6, 2016, Trans-High entered into an agreement with Global Merchandising Services, Inc. under which Global received the exclusive right to develop, manufacture and sell merchandise at the Cannabis Cup events. Under the term of the agreement, Trans-High is to receive total advanced payments of $420,000 against a royalty of 15% on all T-shirts and 12% on other specialty items sold.

Terms of the Acquisition of the High Times Group.

On December 27, 2016, Hightimes Holding Corp. entered into a stock purchase agreement, which was superseded in its entirety by the amended and restated stock purchase agreement, dated February 14, 2017 by and among, Hightimes Holding, THC and the stockholders of THC. Pursuant to the agreement, Hightimes Holding Corp. agreed to purchase 100% of the capital stock of THC and its subsidiaries. The acquisition was consummated effective on February 14, 2017. The purchase price was $42.2 million, plus 7,723,265 shares of Class A Common Stock of Hightimes Holding to represent at closing 40% of its “Fully-Diluted Holdings Class A Common Stock” (as defined below). The purchase price was paid $12.2 million in cash, which included approximately $1.2 million used to retire High Times Group debt to a subordinated lender, plus three-year installment 8% purchase notes payable to the stockholders of THC aggregating $30.0 million (the “Sellers Purchase Notes”).

Hightimes Holding financed the closing cash payment and the working capital to acquire the THC Group, through approximately $6,383,000 contributed to Holdings by 58 accredited investors in consideration for an aggregate of 10,981,658 shares of Class A Common Stock, and a $7,500,000 senior secured debt facility (the “Senior Secured Debt”) provided by ExWorks Capital Fund I, L.P. to Hightimes Holding and each of the members of the High Times Group, as borrowers. Following the THC Group closing Hightimes Holding has continued to raise funds selling an additional 549,151 shares of Class Common Stock for approximately $2,846,000. As of June 30, 2017 total financing through accredited investors totaled $7,678,000 in consideration for an aggregate of 11,399,268 shares of Class A Common Stock.

The $30.0 million of Sellers Purchase Notes are fully subject and subordinated to the Senior Secured Debt but are secured by a subordinated pledge by Hightimes Holding of the acquired Trans-High capital stock. Interest on the Purchase Notes at the rate of 8% per annum accrues until August 28, 2017. Thereafter, the Sellers Purchase Notes are payable in quarterly installments of $1.5 million with final payment of $16.5 million due on February 28, 2020. We paid an aggregate of $2,754,000 of principal and accrued interest (including $54,000 of penalty interest) on the Sellers Purchase Notes installment due August 28, 2017, thereby reducing the outstanding principal amount to $28.5 million.

Under the terms of the stock purchase agreement, upon the occurrence of a “Conversion Event,” all of the then outstanding Sellers Purchase Notes were to automatically (and without any further action or consent on the part of the holders of the Sellers Purchase Notes) convert into shares of Hightimes Holding non-voting Class B Common Stock. A “Conversion Event” is defined as:

(a)	Hightimes Holding or another “Issuer” (resulting from a merger or sale of control) listing its Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the NASDAQ Capital Market), (ii) the New York Stock Exchange, (iii) the OTC Markets QX Exchange, or (iv) Toronto Stock Exchange (each a “Qualified Stock Exchange”); and

(b)	the “market value” (defined as the total number of outstanding shares of Company Common Stock multiplied by the initial offering price of our Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange being equal or greater than $11,000,000.

4

The conversion price of the Sellers Purchase Notes is equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange.

In November 2017, Hightimes Holding entered into agreements with six holders of $24,451,807 of Purchase Notes, representing 85.8% of the $28,500,000 outstanding principal amount of Purchase Notes. Under the terms of such agreements, the Company has agreed that, upon the automatic conversion of the Purchase Notes at the time of completion of this Offering and listing of the Company shares on a Qualified Stock Exchange, such Purchase Noteholders will discount such Purchase Notes by 25% to $18,338,855 and receive at the time of completion of this Offering of the Offered Shares, an aggregate of 1,721,958 shares of Class A voting Common Stock of the Company (in lieu of non-voting Class B shares of the Company). In addition, if and when the Origo Merger is consummated, the Purchase Noteholders will receive voting Origo Shares of the “successor” public company resulting from the Origo Merger. The number of shares of Class A Common Stock or Origo Shares issued would be calculated by dividing the then outstanding principal amounts of the Purchase Notes and accrued interest thereon by either the initial offering price per share of Class A Common Stock sold in this Offering, or the closing price of Origo Shares as of the Effective Time of the Merger, whichever shall occur first.

In exchange for such accommodation, the holders of the $24,451,807 of Sellers Purchase Notes agreed to (a) discount by 25% to an aggregate of $18,338,855 the outstanding principal amount of their Purchase Notes, (b) defer payment of the second installment of principal and accrued interest under the Sellers Purchase Notes due November 28, 2017 to as late as February 28, 2018, subject to earlier payment out of the proceeds of this Offering or any other equity of debt financings, and (c) grant to Adam E. Levin, Chief Executive Officer of the Company, a three year irrevocable proxy coupled with an interest to vote all shares of Hightimes Holding Class A Common Stock or Origo Shares in favor of the election of a slate of directors proposed by management at any regular or special meeting of stockholders of Origo or in connection with any consent solicitation to Origo stockholders following the Merger, at which directors are to be elected.

The holders of the remaining $4,048,193 principal amount of Purchase Notes who did not elect to enter into the above agreements, will receive a total of 380,112 shares of Class B non-voting Common Stock of the Company upon completion of this Offering and, if the Origo Merger is consummated, an identical number of Class B non-voting shares of common stock of the Successor corporation to Origo.

Senior Secured Financing

To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 28, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500,000 to Hightimes Holding and the other borrowers. Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, principal installments of $100,000 per month is payable commencing in September 2017 and the entire outstanding balance of the loan is due and payable on February 28, 2018. The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers. When the loan matures, ExWorks is entitled to an additional fee of $1.2 million, and also received a warrant, exercisable for nominal consideration ($0.001 per share) commencing six months form the Closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in the CF Offering and this Offering.

On August 25, 2017, pursuant to the first amendment to the ExWorks Loan Agreement, Exworks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600,000 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in the CF Offering and this Offering.

5

As of October 31, 2017, ExWorks and the High Times Group entered into a Second Amendment to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,000,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to $11,500,000.  The Company used $2,754,000 of the proceeds of the additional loan advance to make the installment payment of principal and accrued interest that was due on August 28, 2017 to the holders of the Purchase Notes.

The parties restated the prior $7,500,000 note payable to ExWorks by issuing to ExWorks a maximum $11,500,000 senior secured note that is due and payable on February 28, 2018, subject to extension at our option as set forth above. The restated note is convertible at any time prior to the maturity date at the option of ExWorks into Class A Common Stock of Hightimes Holding or upon consummation of the Origo Merger (whether or not the note was previously converted) into Origo Shares. The conversion price is the lower of: (i) 100% of the initial per share offering price per share sold to the public in this Offering, or (ii) 90% of the per share valuation to Company stockholders in connection with the Origo Merger, or (iii) 90% of the consideration paid per share by any third party in connection with a Sale of Control of Hightimes Holding and subsidiaries. In consideration for the loan increase, the Company issued to ExWorks 39,351 shares of Class A Common Stock, paid a $25,000 due diligence fee, and agreed upon payment of the loan (in addition to the $1.2 million success fee provided in the original loan agreement) to pay ExWorks an additional $300,000 Success Fee. Upon completion of this Offering, the ExWorks note would be convertible, at the option of the holder, into 1,161,616 additional shares of Class A Common Stock of Hightimes Holding.

Our Stock Splits and CF Offering

Our Stock Splits

At the time of the March 4, 2017 closing of the Trans-High acquisition, Hightimes Holding had 10,000,000 shares of its Class A Common Stock issued and outstanding. Between February and the date of this Preliminary Offering Circular (before giving effect to our contemplated 1.9308657-for-one forward stock split), Hightimes Holding issued an additional 294,301 shares of Class A Common Stock, issued 299,167 shares of Class A Common Stock to Green Rush Daily, and granted options to purchase up to 900,000 shares of Class B Common Stock. In addition, between January 2018 and the date of this Offering Circular, Hightimes Holding intends to sell 47,059 shares of its Class A Common Stock at $21.25 per share to subscribers in a Regulation CF (or “Crowdfunding”) offering.

The 1,818,182 Offered Shares and any Additional Shares being offered to the public at $11.00 per share under this Offering Circular are based on a $225,000,000 valuation of the shares of Class A Common Stock outstanding as of the date of this Offering Circular. Accordingly, prior to the closing of the sale of any of the shares to be sold in this offering, we will consummate a 1.9308657-for-one forward stock split of our outstanding shares of Class A Common Stock, or such other forward stock split ratio to increase our then outstanding shares of Class A Common Stock to 20,454,545 shares which when multiplied by the $11.00 per share offering price in this offering will represent $225,000,000 prior to giving effect to the sale of the any of the Offered Shares.

CF Offering

In January 2018, Hightimes Holding intends to commence a crowdfunding offering conducted by StartEngine Capital LLC, a crowdfunding platform (“StartEngine”), pursuant to Regulation CF, promulgated under Title III of the Jumpstart Our Business Startups (“JOBS Act”) specifically Section 4(a)(6) of the Securities Act of 1933, as amended, and Rule 506(b) private placement under Regulation D of the Securities Act (the “CF Offering”).

Hightimes Holding intends to raise $1,000,000 through the sale of a total of 47,059 shares of Class A Common Stock at a subscription price of $21.25 per share (the “CF Shares”). The minimum subscription for the CF Shares are being offered in the CF Offering is $1,275 for 60 CF Shares and the maximum subscription is $2,550 for 120 CF Shares. The principal purpose of the CF Offering is to obtain additional stockholders to enable Hightimes Holding and its successor-in-interest to obtain not less than 300 holders of 100 or more “round lot” shares of common stock in order to comply with one of Nasdaq’s initial listing requirements. After giving effect to the 1.9308657-for-one forward stock split to be consummated prior to completion of this Offering, an aggregate of 90,865 CF Shares will have been sold at $11.00 per share in the CF Offering, and each minimum purchase of 60 CF Shares will be increased to 116 shares of Class A Common Stock.

The Origo Merger

On July 24, 2017, Hightimes Holding entered into a merger agreement, as amended on September 25, 2017 (the “Merger Agreement”) with Origo Acquisition Corp., a Cayman Island corporation (“Origo”) that was formed as a special purpose acquisition corporation, or “SPAC.” The Origo ordinary shares currently trade on the NASDAQ Capital Market under the symbol OACQ. On December 15, 2017, the Origo ordinary shares closed at a price of $10.65 on the NASDAQ Capital Market.

6

Under the terms of the Origo Merger, a newly formed subsidiary of Origo (“Merger Sub”), will be merged with and into Hightimes Holding, with Highttimes Holding continuing as the surviving entity of the Merger. On or promptly following consummation of the Origo Merger, Origo will seek to convert its jurisdiction of incorporation from the Cayman Islands to the State of Nevada, and change its name to High Times Media Corporation (the “Successor”); in which event, each holder of Origo ordinary shares and warrants will receive an identical number of shares of common stock, $0.0001 par value per share, of the Nevada corporation Successor and an identical number of warrants to purchase such common stock.

Under the terms of the Origo Merger Agreement, the High Times Group is valued at a minimum of $250,000,000, subject to increase in value for each dollar of net proceeds in excess of $5,000,000 that we raise from subscribers in both this CF Offering and the Reg A+ Offering. At Closing, the Successor will issue, as Merger Consideration, a minimum of 23,474,178 shares of its common stock to the former holders of Hightimes Holding securities (other than holders of Hightimes Holding stock options) with each share of the Successor valued at $10.65 per share. The Merger Agreement provides that in the event that Hightimes Holding raises net proceeds in excess of $5,000,000 from any public or private offering of its Class A Common Stock prior to the Merger, the $250,000,000 valuation of the Hightimes Group would be subject to increase on a dollar-for-dollar basis, with a corresponding increase in the number of shares of Common Stock of the Successor representing the Merger Consideration. Accordingly, for example, if Hightimes Holding is able to raise combined net proceeds of $17,500,000 from the CF Offering and this Reg A+ Offering, the valuation of the Hightimes Group and the number of Origo Shares representing the Merger Consideration would increase to $262,000,000 and 24,647,887 Origo Shares, respectively.

The Hightimes Holding securities include (a) all outstanding shares of Hightimes Holding common stock, (b) all $28,500,000 current principal amount of purchase notes issued by Hightimes Holding in February 2017 in connection with its acquisition of THC and its subsidiaries that will convert into Origo Shares, (c) all 1,161,616 shares of Class A Common Stock issuable upon full conversion of the $11.5 million ExWorks Capital Fund I, L.P. convertible note, and (d) all outstanding warrants to purchase shares Hightimes Holding Class A Common Stock held by ExWorks. In addition, 1,737,779 Hightime Holding options will be exchanged for options to purchase shares of common stock of the Successor.

We anticipate that the Origo Merger will occur in the first calendar quarter of 2018.

As of December 15, 2017, Origo has 100 million ordinary shares and 1,000,000 preferred shares authorized, of which 3,321,437 ordinary shares and no preferred shares are issued and outstanding. In addition, 4,200,000 ordinary shares are issuable upon exercise of Origo publicly warrants that were subscribed for by its public stockholders that are held in a special trust account. As of December 15, 2017, a total of $17,483,370 was held in the trust account. All such trust funds are subject to redemption and return to public stockholders in exchange for their ordinary shares following receipt of a proxy statement describing the proposed merger transaction with Hightimes Holding.

Closing of the Origo Merger is subject to a number of conditions, including (i) Origo having net assets, including the net assets of the High Times Group, of not less than $5,000,001, after all share redemptions and payment of all expenses and closing costs, (ii) approval of the Origo Merger by the holders of a majority of the outstanding ordinary shares of Origo and by a majority of the outstanding Class A Common Stock of Hightimes Holding, and (iii) approval of the continued listing of shares of Origo or its successor in interest on either the NASDAQ Capital Market or the NYSE:MKT exchange

Under the terms of the Origo Merger Agreement, as we sell shares of Class A Common Stock in either or both of the CF Offering referred to below or this Reg A+ offering, all of the 20,454,545 currently outstanding shares of Class A Common Stock held by existing Hightimes Holding stockholders will be subject to pro-rata dilution and reduction in respect of the amount of merger consideration they would be entitled to receive in the Origo Merger, based on the total number of shares of Class A Common Stock that we sell in either or both offerings prior to the closing of the Merger.

7

The following table sets forth the amount of merger consideration in the form of Origo ordinary shares that would be received by (a) current holders of Class A Common Stock, (b) holders of Purchase Notes, (c) the holder of Hightimes Holding warrants, and (d) investors in this Offering based on the sale of 25%, 50%, 75% or 100% of the 200,000 shares of Class A Common Stock to be sold in the CF Offering and the 1,818,182 shares of Class A Common Stock being offered by the Company in this Reg A+ offering:

Number of Class A Shares Sold (2)	25%	50%	75%	100%
Existing holders of Class A Common Shares	20,454,545	20,454,545	20,454,545	20,454,545
Holders of Hightimes Holding Purchase Note (1)	2,102,070	2,102,070	2,102,070	2,102,070
Investors in the CF Offering (3)	90,865	90,865	90,865	90,865
Investors in the Reg A+ Offering (4)	454,546	909,091	1,363,637	1,818,182
Holders Hightimes Holding Warrant (5)	1,129,450	1,129,450	1,129,450	1,129,450
ExWorks Convertiable Note (6)	1,161,616	1,161,616	1,161,616	1,161,616
Total	25,393,092	25,847,637	26,302,183	26,756,728

(1)	Assumes completion of a CF Offering of $1,000,000 and the sale of $20,000,000 of Hightimes Holding Class A Common Stock in this offering, with total net proceeds of approximately $17,500,000, thereby increasing the valuation of the Hightimes Group from $250,000,000 to $262,500,000, with a resulting increase in the number of Origo Shares from 23,474,178 Origo shares to 24,647,887 Origo Shares.

(2)	Assumes a $10.65 per share offering price and closing price of Origo ordinary shares as traded on NASDAQ or another Qualified Stock Exchange on the first trading day after the Effective Time of the Origo Merger.

(3)	Assumes a maximum of 90,865 shares of Class A Common Stock are sold to subscribers in the CF Offering.

(4)	Consists of purchasers of Class A Common Stock in this Offering.

(5)	Assumes exercise of our option to extend the maturity date of our debt to ExWorks Capital Fund I, L.P. to August 28, 2018, resulting in ExWorks owning two warrants to purchase a total of 1,124,220 shares of Class A Common Stock which would represent a total of 4.125% of the fully-diluted Hightimes Holding “Common Stock Deemed Outstanding” (prior to the sale of Common Stock in the CF Offering and this Offering).

(6)	Includes shares of Class A Common Stock issuable upon full conversion of the $11,500,000 convertible note held by ExWorks Capital Fund I, L.P.

The above table does not include outstanding options granted to executive officers, directors and employees of the Hightimes Group under our 2016 Equity Incentive Plan to purchase an aggregate of 1,737,779 additional shares of Class A Common Stock.

Our Risks

An investment in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Offering Circular Summary. These risks include, but are not limited to, the following:

●	Enforcement of existing federal or state regulations concerning the cannabis industry or adoption of new regulations that could have a material adverse effect on our business;

●	Our ability to pay significant indebtedness, including installments that are currently due;

●	Our ability to effectively execute our business plan and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

●	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving Cannabis industry;

8

●	Our ability to deal with anticipated more stringent federal regulations on recreational use of Cannabis which could materially and adversely affect our business; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this Offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this Offering Circular. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, we may delay the adoption of certain accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

REGULATION A+

Hightimes Holding is offering its Class A Common Stock pursuant to recently adopted rules by the SEC mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer up to $50 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semiannual, and current event reports with the SEC after the qualification of the offering statement of which this Offering Circular forms a part.

THE OFFERING

Issuer:	Hightimes Holding Corp.

Shares Offered by Hightimes Holding(1):	A minimum of 454,545 and maximum of 1,818,182 shares of Hightimes Holding Class A voting common stock, $0.0001 par value per share (“Class A Common Stock”) at an offering price of $11.00 per share, for total minimum gross proceeds of $5,000,000 and maximum gross proceeds of $20,000,000. We may, in our discretion, sell in the offering up to 2,727,273 additional newly issued shares of Class A Common Stock at the offering price of $11.00 per share (the “Additional Shares”) and increase the dollar amount of the offering of the 1,818,182 Offered Shares and Additional Shares to as much as $50,000,000.

Number of shares of Common Stock Outstanding before the Offering(1):	20,545,410 shares of Class A Common Stock and no shares of Class B Common Stock (1)

Number of shares of Common Stock to be Outstanding after the Offering – Fully Diluted(2)(4):	A minimum of 25,393,092 and a maximum of 26,756,728 shares of Common Stock.

9

Price per Share:	$11.00

Proposed Listing

Pending consummation of the Origo Merger, we intend to apply to have our shares of Class A Common Stock approved for listing on NASDAQ under the symbol “HITM.” If we are successful in completing the Origo Merger, subject to the combined companies meeting the applicable NASDAQ requirements for continued listing, we anticipate that the Origo Shares issued to all Hightimes Holding security holders as merger consideration, together with other outstanding Origo Shares and warrants will also trade on NASDAQ.

In the event that our application to list our Class A Common Stock on NASDAQ is not approved, the Company may seek to have its Class A Common Stock quoted on the OTCQX over-the-counter exchange operated by OTC Markets Group Inc. (the “OTCQX”).

However, we may wait to consummate the Origo Merger before commencing trading of our Class A Common Stock on either NASDAQ or the OTCQX. As a result, you may experience a delay between the closing of your purchase of shares of our Class A Common Stock and the commencement of exchange trading of such shares on NASDAQ, the OTCQX exchange or other securities exchange.

There can be no assurance that the Hightimes Holding Class A Common Stock sold in this Offering will be approved for listing on NASDAQ or quoted on the OTCQX or other recognized securities exchange, or that the Origo Merger will be consummated. See “Risk Factors” on page 11 of this Offering Circular.

Use of Proceeds(3)

If Hightimes Holding sells all of the 1,818,182 Offered Shares of Class A Common Stock being offered in this Offering for gross proceeds of $20,000,000. Assuming up to $1,400,000 of maximum selling agent’s fees, and additional estimated marketing and other Offering expenses of approximately $2,000,000, estimated net proceeds to Hightimes Holding will be approximately $16,600,000. If we were to increase the offering to as much as $50,000,000 by selling 2,727,273 Additional Shares, estimated net proceeds would be as much as $44,500,000

We will use these net proceeds to reduce our outstanding indebtedness, fund our brand development, including expansion of our Cannabis Cup events, marketing and other operating expenses, and to provide working capital to the High Times Group and for general corporate purposes, as described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

(1)	Assuming the sale of all 47,059 CF Shares in the CF Offering for $1,000,000, and gives retroactive effect to a 1.9308657-for-one forward stock split of Hightimes Holding’s 10,062,531outstanding shares of Class A Common Stock, to be effected prior to the date of this Offering Circular.

(2)	Includes (a) a minimum of 454,545 and a maximum of 1,818,182 shares of Class A common Stock to be sold in this Offering, (b) a total of 2,102,070 shares of Class A voting Common Stock and Class B non-voting Common Stock to be issued to the former stockholders of THC upon automatic conversion of their Sellers Purchase Notes at a conversion price of $10.65 per share, (c) 90,865 shares of Class A Common Stock sold in the CF Offering, (d) up to 1,161,616 shares of Class A Common Stock issuable upon conversion of a $11,500,000 senior secured convertible note, and (e) up to 1,129,450 additional shares of Class A Common Stock, if ExWorks Capital Fund I, LLC exercises, for $0.001 per share, two warrants, assuming Hightimes elects to exercise its option to extend the maturity date of the ExWorks $11,500,000 convertible note to August 28, 2018.

(3)	Offering expenses include, in addition to potential selling commissions, fees and expenses for marketing and advertising of the Offering, media expenses, fees for administrative, accounting, audit and legal services, FINRA filing fees, fees for EDGAR document conversion and filing, and website posting fees, estimated to be as much as $2,000,000.

(4)	Excludes up to 1,737,779 shares of Common Stock issuable upon exercise of outstanding stock options.

10

RISK FACTORS

The Shares offered hereby are highly speculative, and prospective purchasers should be aware that an investment in the Class A Common Stock involves a high degree of risk. Accordingly, prospective purchasers should carefully consider the following risk factors in addition to the other information in this Offering Circular.

Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations.

Risks Relating to Our Business

The net income of the THC materially declined between 2014 and 2016 and the Hightimes Group also incurred a significant net loss for the six months ended June 30, 2017, which may make it difficult for investors to predict future performance based on current operations.

During the three-year period from 2014 to 2016, the net income of THC and its subsidiaries declined from $3,421,592 in 2014 to net loss of ($2,926,000) in 2016. For the six months ended June 30, 2017, the consolidated net loss of the Hightimes Group was ($9,596,000). Although $6,689,000 of the net loss for the six months ended June 30, 2017 resulted from non-recurring stock compensation charge and the High Times Group is anticipating a return to profitability commencing in fiscal year 2018, any forecasts the High Times Group makes about its operations may prove to be inaccurate. The High Times Group must, among other things, determine what constitutes appropriate risks, rewards, and level of investment in its publications and events, respond to economic and market variables outside of its control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the High Times Group will be successful in meeting these challenges and addressing such risks and the failure to do so could have a could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The decision by investors to invest in this offering must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges and uncertainties, the value of the High Times Group could be significantly reduced or completely lost.

The independent public accounting firm for the Hightimes Group has issued a “going concern” opinion.

The High Times Group is indebted to its senior secured lender in the amount of $11,500,000 pursuant to a loan that matures as late as August 2018. The High Times Group’s ability to continue as a going concern may depend upon its ability to obtain the necessary financing needed to meet such debt obligation when it comes due. Hightimes Holding plans to provide for its capital requirements that are not met by income from operations by issuing additional equity or debt securities. No assurance can be given that additional capital will be available when required or on terms acceptable to Hightimes Holding. The outcome of this issue cannot be predicted at this time and there is no assurance that, if achieved, the High Times Group will have sufficient funds to meet its obligations and execute its business plan. Partially as a result of the foregoing the independent auditors for the High Times Group has issued a “going concern” opinion in connection with the audit of the 2015 and 2016 financial statements.

11

The High Times Group may not be able to service its indebtedness.

Pursuant to its senior loan agreement, as amended, the High Times Group has incurred $11,500,000 of senior secured indebtedness issued to ExWorks Capital Fund I, L.P., its senior lender, which is payable at the rate of $100,000 per month commencing September 2017 and all of which indebtedness matures on February 28, 2018. Interest is payable monthly at the rate of 15% per annum. ExWorks also received a warrant, exercisable for a nominal consideration of $0.001 per share commencing August 2017, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding’s fully-diluted common stock. In addition for the increase in the indebtedness ExWorks was issued 39,351 Common A Shares.

When the loan matures, ExWorks is entitled to an additional fee of $1.2 million. On August 7, 2017, ExWorks granted High Times Group an option, exercisable at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If the option is exercised, High Times Group is obligated to pay ExWorks an additional fee (excluding the $1.2 million fee due at the original maturity date of February 28, 2018) of $600,000 and issue warrants for an additional 1.375% of our fully-diluted Common Stock prior to issuance of shares in the CF Offering or this Offering.

Hightimes Holding also issued $30,000,000 of purchase notes to the former stockholders of THC. Although High Times Group believes that the remaining $28,500,000 balance of the purchase notes will automatically convert into shares of Common Stock of Hightimes Holding upon completion of first to occur of this Offering or the contemplated Origo Merger, there is no assurance that High Times Holding will be able meet all of the conditions to force the conversion of such purchase notes, including the ability of the High Times Group to list its Common Stock on a “Qualified Stock Exchange” (as defined). If the purchase notes do not convert into Class A Common Stock, we will owe the former stockholders of THC quarterly installments payments of $1.5 million, plus accrued interest, with final payment of $16.5 million due on February 28, 2020. There is no assurance that we will be able to adequately service our senior debt or the purchase notes out of cash flow or refinance such senior debt or purchase notes on or before their respective maturity dates. A default under the purchase notes or to our senior lender under the senior loan and security agreement could result in a foreclosure on all of the assets of High Times Group, which would result in the loss of 100% of the equity investments of holders of securities of Hightimes Holding and Origo.

The High Times Group may not be able to realize adequate net proceeds from this Regulation A+ offering

The High Times Group intends to ameliorate the risks of defaults under its indebtedness and obtain additional working capital to achieve its business goals by consummating the Offering. However, there can be no assurance that the High Times Group will be able to raise any meaningful net proceeds from the Offering in amounts needed to significantly reduce or retire its indebtedness to ExWorks and provide necessary working capital. In addition, even if the High Times Group does consummate the Offering, there is no assurance that it will meet the conditions to force conversion of the purchase notes, including a listing on a Qualified Securities Exchange.

As of June 30, 2017, the High Times Group had a significant negative stockholder’s equity and Hightimes Holding and/or Origo must raise and/or retain $12,000,000 or more in net proceeds in order for Hightimes to list its shares of Class A Common Stock on Nasdaq or for Origo to retain its listing of the Origo Shares on Nasdaq.

The consolidated balance sheet of the Hightimes Group as of June 30, 2017, reflects a negative stockholders’ equity of approximately $37.0 million. Even after giving effect to the anticipated conversion of all $28,500,000 in principal amount of Purchase Notes into Class A Common Stock, the High Times Group’s pro-forma consolidated stockholders equity would still be a negative $7.5 million. In order to meet the Nasdaq initial listing requirement of a $4,000,000 tangible net worth, the Hightimes Group would either need to raise a minimum of approximately $12.0 million of combined net proceeds in its CF Offering and in this Offering, or upon completion of the Origo Merger, the combined net proceeds received by the Hightimes Group from the CF Offering and this Offering coupled with the net tangible equity of Origo retained by it immediately prior to the Origo Merger would have to aggregate not less than $12.0 million. To the extent that the Hightimes Group continues to incur losses, such combined net proceeds that will be required to meet the Nasdaq initial listing requirement will further increase. In addition, upon consummation of the Origo Merger, pursuant to the terms of the Merger Agreement, the combined companies must have a consolidated stockholders equity of not less than $5.0 million.

12

Accordingly, there can be no assurance that such minimum stockholders equity will be achieved by either the Hightimes Group upon completion of this Offering to enable Hightimes Holding to list its shares of Class A Common Stock on Nasdaq, or that, upon consummation of the Origo Merger, the Origo Shares will qualify for continued listing on Nasdaq.

The High Times Group has a limited operating history in the sale of products associated with the cannabis industry, which makes it difficult to accurately evaluate its business prospects.

The High Times Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows, festivals and events. Although the High Times Group contemplates various e-commerce initiatives and licensing its High Times brand, as well as developing an e-commerce store and licensing and branding initiatives for cannabis-based products, the High Times Group has no operating history in the commercial sale of products offered to users and producers of cannabis and cannabis-related products through wholesale or retail channels. While the High Times Group intends to pursue, acquire and integrate horizontal business lines involving the commercial sale of cannabis-related products, the High Times Group cannot guarantee that it will be successful in these prospective business initiatives and as a result its business prospects are difficult to accurately evaluate.

Customer complaints and negative publicity regarding the products and services of the High Times Group could hurt the business and reputation of the High Times Group.

From time to time, the High Times Group may receive complaints from customers regarding the quality of its media content distributed through its High Times brand and its live-events and productions. Presently as a result of its print and online publications, and in the future in the event the High Times Group furthers its business lines involved in the commercial sale of cannabis-related products, it may be subject to complaints from consumers regarding the nature and quality of goods sold by the High Times Group. Dissatisfied consumers may threaten legal action against the High Times Group if no reimbursement is made. The High Times Group may become subject to product liability lawsuits from customers alleging injury because of a purported defect in its products or services, claiming substantial damages and demanding payments from the High Times Group. The High Times Group is in the chain of ownership when it supplies or distributes products, and therefore is subject to the risk of being held legally responsible for such products. Given the nature of these products (including their relation to cannabis or for other reasons), these claims may not be covered by the High Times Group’s insurance policies. Any resulting litigation could be costly for the High Times Group, divert management attention, result in increased costs of doing business, or otherwise have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Any negative publicity generated as a result of customer frustration or disagreement with the products or services of the High Times Group, or with its websites or trade shows, could damage its reputation and diminish the value of its brand name, which could have a material adverse effect on its business, results of operations, and financial condition.

The High Times Group may be required to collect sales and other taxes.

New excise taxes may be imposed on the sale and production of products associated with cannabis by federal and state taxing authorities, suppressing sales. New government tax regulations may require that the High Times Group be responsible to collect those excise taxes, increasing its costs and risks. The High Times Group does not expect to collect sales or other similar taxes with respect to goods sold by it via its website, except for buyers from the State of California. The High Times Group expects to file quarterly sales tax returns with the State of California. Other states may, however, seek to impose sales tax collection obligations on out-of-state companies such as the High Times Group which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of Internet commerce, and could adversely affect the opportunity of the High Times Group to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that the High Times Group should collect sales or other taxes on the exchange of merchandise on the High Times Group’s system could have a material adverse effect on the business, results operations, and financial condition of the High Times Group. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. The High Times Group cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

13

The business of the High Times Group may be subject to various government regulations, and its inability to comply fully with such regulations could harm its business.

The High Times Group may become subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of cannabis. The Federal Trade Commission, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of cannabis and the advertising and representations made by businesses in the sale of cannabis or cannabis-related products. The inability of the High Times Group to fully comply with these regulations, particularly as they evolve and are subject to varying degrees of regulatory oversight and discretion, would have material adverse effect on the business, reputation, results of operations, and financial condition of the High Times Group.

In addition, the ongoing and future business plans of the High Times Group rely on its ability to successfully establish and maintain effective controls that follow the United States Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) Guidance, “BSA Expectations Regarding Marijuana-Related Businesses,” in vetting and monitoring potential and actual customers and clients. Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statutes and the Bank Secrecy Act (“BSA”). However, supplemental guidance from the U.S. Department of Justice directs federal prosecutors to consider the federal enforcement priorities enumerated in the Cole Memorandum when determining whether to charge institutions or individuals with any of the financial crimes described above based upon cannabis-related activity. While the High Times Group believes that it is not currently subject to the BSA or FinCEN guidelines, the High Times Group may be required institute policies and procedures that mirror the stated goals of the FinCEN guidelines and will provide a framework by which we believe we can comply with the federal government’s stated objectives with respect to the potential conflict of law.

The High Times Group is also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. The High Times Group is not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. It is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which the headquarters of the High Times Group are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. There is a risk that governmental agencies will attempt to impose additional regulations impacting the High Times Group in the future, and such imposition could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. For example, several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues, as well as laws, rules and regulations related to cannabis, could create uncertainty in the marketplace that could reduce demand for the services of the High Times Group or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. In addition, because the services of the High Times Group are expected to be accessible worldwide, and the High Times Group expects to eventually facilitate sales of goods to users worldwide, other jurisdictions may claim that the High Times Group is required to qualify to do business as a foreign corporation in a particular state or foreign country. The failure of any of the companies within the High Times Group to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the High Times Group to taxes and penalties for the failure to qualify, and could result in the inability of the High Times Group to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the business of the High Times Group, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The High Times Group may incur uninsured losses and insurance may be difficult to obtain or maintain.

Although the High Times Group maintains casualty, liability and property insurance coverage, along with workmen’s compensation and related insurance, the High Times Group cannot assure that it will not incur uninsured liabilities and losses as a result of the conduct of its current and future business operations. In particular, the High Times Group may incur liability involving the commercial sale of cannabis-related products or its live-events media business (including the Cannabis Cup) is deemed to have caused a personal injury. Uninsured losses in any significant amount could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

14

Moreover, because of its involvement in the cannabis industry, insurance policies that are otherwise readily available to business owners, such as workers’ compensation, general liability, and directors’ and officers’ insurance, may be more difficult for the High Times Group to find and more expensive for to obtain. There is a risk that the High Times Group may be unable to find and maintain such insurance policies, or that the cost of these policies will be unaffordable. If the High Times Group is unable to obtain or maintain such insurance policies on desirable terms, or at all, its ability to conduct business may be inhibited and it may be exposed to additional risks and financial liabilities.

The insurance coverage of the High Times Group may be inadequate to cover all significant risk exposures; because it is associated with the cannabis industry, it has a difficult time obtaining the various forms of insurance that are desired to operate its business, which may expose the High Times Group to additional risk and financial liabilities.

The High Times Group will be exposed to liabilities that are particular to the products and services we provide. While the High Times Group intends to maintain insurance for certain risks, the amount of its insurance coverage may not be adequate to cover all claims or liabilities, and it may be forced to bear substantial costs resulting from the risks and uncertainties of its business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to the High Times Group, or at all, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The High Times Group does not have any business interruption insurance. Any business disruption or natural disaster could result in substantial losses, costs and diversion of resources.

Currently, the High Times Group has very limited insurance coverage in place for its business, personal property or workers' compensation insurance, directors’ and officers' liability insurance, and general liability insurance.

Insurance that is otherwise readily available in other industries is more difficult for the High Times Group to obtain, and more expensive, because the High Times Group is involved in, and does business with, individuals or businesses engaged in, the cannabis industry. There are no guarantees that the High Times Group will be able to find such insurances in the future, or that the cost will be affordable to it. If the High Times Group is forced to go without such insurance, It may be unable to enter into certain business sectors, its growth may be inhibited and, as a result, it may be exposed to additional risks and financial liabilities.

If the High Times Group is unable to pay for material and services timely, the High Times Group could be subject to liens.

If the High Times Group fails to pay for materials and services for its business on a timely basis, its assets could be subject to material men’s and workmen’s liens. The High Times Group may also be subject to bank or secured liens in the event that it defaults on loans from banks or its secured lenders, if any.

The management of the High Times Group will be subject to conflicts of interest.

Certain members of the management of the High Times Group may in the future become associated with or employed by other companies, which are engaged, or may become engaged, in the cultivation or dispensing of cannabis and cannabis related products or services. Conflicts of interest between the affiliates and/or directors and the High Times Group may arise by reason of such relationships. In addition, upon the Closing, the Successor will enter into a consulting services agreement (the “Consulting Services Agreement”) with Oreva Capital Corp., a Delaware corporation (“Oreva”), pursuant to which Oreva is to perform certain services for the Successor. Adam E. Levin, the Chief Executive Officer and Chairman of the High Times Group, is the principal stockholder of Oreva.

The High Times Group may not achieve its goals and objectives.

While the management of the High Times Group believes that its experience and relationships will moderate this risk to some degree, no representation is made that any aspect of the High Times Group’s expansion projects will be successful.

15

Targeted markets may not develop as expected.

If a market for the contemplated e-commerce store and contemplated licensing of the High Times brand does not develop, or if products associated with cannabis or other products and services that the High Times Group hopes to establish are not developed or commercialized as the High Times Group expects, or if the High Times Group fails to address the needs of this market, its business will be harmed. The High Times Group may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

Security breaches and other disruptions could compromise the information maintained by the High Times Group and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of business, the High Times Group may collect and store sensitive data, including intellectual property, its proprietary business information and that of its customers and business partners, and personally identifiable information of the High Times Group’s customers, in its data centers and on its networks. The secure processing, maintenance and transmission of this information is critical to the business strategy of the High Times Group. Despite the High Times Group’s planned security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise the High Times Group’s network, services and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, and disruption to the High Times Group’s operations and the services it provides to customers. This often times results in a loss of confidence in a company’s products and services, which could adversely affect its ability to earn revenues and competitive position and could have a material adverse effect on the High Times Group’s business, results of operations, and financial condition.

The products and services that High Times Group hopes to develop will likely result in increased costs.

The High Times Group expects its development costs to increase in future periods as it expands into new areas, and such increased costs could negatively affect its future operating results. The High Times Group expects to continue to expend substantial financial and other resources on its current business operations, including the publication of HIGH TIMES® magazine and related content, and the creation of organized live-event experiences and licensing and branding initiatives. Furthermore, the High Times Group intends to invest in marketing, licensing and product development programs, as well as associated sales and marketing programs, and general administration. These investments may not result in increased revenue or growth in the business. The failure of the High Times Group to materially increase its revenues could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The inability of the High Times Group to effectively control costs and still maintain its business relationships, could have a material adverse effect on its business, results of operations, and financial condition.

It is critical that the High Times Group appropriately align its cost structure with prevailing market conditions to minimize the effect of economic downturns on its operations and, in particular, to build and maintain its user relationships. However, the High Times Group is limited in its ability to reduce expenses due to the ongoing need to continue to invest in research and development. In circumstances of reduced overall demand for the products and services of the High Times Group, its high cost structure could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The inability of the High Times Group to align its cost structure in response to economic downturns on a timely basis could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Conversely, adjusting the cost structure to fit economic downturn conditions may have a negative effect on the High Times Group during an economic upturn or periods of increasing demand for products. If the High Times Group too aggressively reduces its costs, it may not have sufficient resources to capture opportunities for expansion and growth and meet customer demand. The inability of High Times Group to effectively manage resources and capacity to capitalize on periods of economic upturn could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

16

If the High Times Group is unable to accurately predict and respond to market developments or demands, its business, results of operations and financial condition will be adversely affected.

The cannabis industry is characterized by rapidly evolving technology, government regulations and methodologies. This makes it difficult to predict demand and market acceptance for the products and services of the High Times Group. In order to succeed, the High Times Group need to adapt the products it offers in order to keep up with technological developments and changes in consumer needs. The High Times Group cannot guarantee that it will succeed in enhancing its products and services, or developing or acquiring new products or features that adequately address changing technologies, user requirements and market preferences. The High Times Group also cannot assure you that the products and services it offers will be accepted by end users. If the products and services offered by the High Times Group are not accepted by customers, such sources will no long purchase such products and services, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Changes in technologies, industry standards, the regulatory environment and customer requirements, and new product introductions by existing or future competitors, could render the existing products of the High Times Group obsolete and unmarketable, or require the High Times Group to enhance current products or develop new products. This may require it to expend significant amounts of money, time, and other resources to meet these demands. This could strain its personnel and financial resources. Furthermore, many modernization projects deal with customer mission critical applications, and therefore encapsulate risk for the customer.

The High Times Group may be unable to identify, purchase or integrate desirable acquisition targets. Future acquisitions may not be successful and we may not realize the anticipated cost savings, revenue enhancements or other synergies from such acquisitions.

The High Times Group plans to investigate and acquire strategic businesses with the potential to be accretive to earnings, increase its market penetration, brand strength and its market position or enhancement its existing product offerings. There can be no assurance that the High Times Group will identify or successfully complete transactions with suitable acquisition candidates in the future.

Additionally, if the High Times Group were to undertake a substantial acquisition, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or through other arrangements. There can be no assurance that the necessary acquisition financing would be available to the High Times Group on acceptable terms if and when required.

The current owners of the High Times Group acquired the business of the High Times Group in February 2017 and is in the process of completing the transition to the new ownership. There also can be no assurance that the completed acquisition of THC will be successful. The High Times Group could have difficulty integrating the operations, systems, management and other personnel, technology and internal controls of THC or future acquisitions. These difficulties could disrupt the ongoing business of the High Times Group, distract its management and employees, increase its expenses and could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. Matters related to integration may also delay and/or jeopardize strategic initiatives in place to enhance profitability. The High Times Group may also experience an adverse impact on its operations and revenues if acquisition or integration activities disrupt key customer and supplier relationships or if the High Times Group fails to retain, motivate and integrate key management and other employees of acquired businesses. Even if the High Times Group are able to integrate successfully, it may not be able to realize the potential cost savings, synergies and revenue enhancements that may be anticipated from any such acquisition, either in the amount or within the time frame that it expected, and the costs of achieving these benefits may be higher than, and the timing may differ from, what the High Times Group expected. Furthermore, the entities that the High Times Group or the Successor acquire in the future may not maintain effective systems of internal controls, or the High Times Group may encounter difficulties integrating its system of internal controls with those of acquired entities, which could prevent the High Times Group and the Successor from meeting their respective reporting obligations.

In connection with any acquisitions, the High Times Group may acquire liabilities that may not adequately be covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty. Additionally, fees and expenses incurred in connection with any acquisitions could be material. As a result, the High Times Group may be responsible for significant out-of-pocket expenditures and these fees and liabilities, if they materialize, could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if the High Times Group’s acquisitions do not yield expected returns, the High Times Group may be required to take charges to its operating results based on this impairment assessment process, which could adversely affect its results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect the High Times Group’s operating results. The High Times Group may also unknowingly inherit liabilities from acquired businesses or assets that arise after the acquisition and that are not adequately covered by indemnities. In addition, if an acquired business fails to meet the High Times Group’s expectations, its operating results, business and financial position may suffer.

17

The High Times Group has not conducted an evaluation of the effectiveness of its internal control over financial reporting and will not be required to do so until 2018. If the High Times Group is unable to implement and maintain effective internal control over financial reporting investors may lose confidence in the accuracy and completeness of its financial reports and the market price of its common stock may be negatively affected.

As a public company, the High Times Group will be required to maintain internal control over financial reporting for the year ending December 31, 2018 and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that the High Times Group evaluate and determine the effectiveness of its internal control over financial reporting and, beginning with its annual report for the fiscal year ending December 31, 2018, provide a management report on the internal control over financial reporting, which must be attested to by its independent registered public accounting firm to the extent we decide not to avail ourselves of the exemption provided to an emerging growth company, as defined by The Jumpstart Our Businesses Act of 2012 (the “JOBS Act”). Since the High Times Group has not conducted an evaluation of the effectiveness of its internal control over financial reporting, the High Times Group may have undiscovered material weaknesses. If the High Times Group has a material weakness in its internal control over financial reporting, it may not detect errors on a timely basis and our financial statements may be materially misstated. The High Times Group is in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. If the High Times Group identifies material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if it is unable to assert that our internal control over financial reporting are effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of its common stock could be negatively affected, and the High Times Group could become subject to investigations by the stock exchange on which its securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

The High Times Group may not be able to effectively manage its growth or improve its operational, financial, and management information systems, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

In the near term, the High Times Group intends to expand the scope of its operations activities significantly. If the High Times Group is successful in executing its business plan, it will experience growth in its business that could place a significant strain on its business operations, finances, management and other resources. The factors that may place strain on its resources include, but are not limited to, the following:

●	The need for continued development of financial and information management systems;

●	The need to manage strategic relationships and agreements with manufacturers, customers and partners; and

●	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage the business.

Additionally, the strategy of the High Times Group could produce a period of rapid growth that may impose a significant burden on its administrative and operational resources. Its ability to effectively manage growth will require the High Times Group to substantially expand the capabilities of its administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that the High Times Group will be successful in recruiting and retaining new employees, or retaining existing employees.

The High Times Group cannot provide assurances that its management will be able to manage this growth effectively. Its failure to successfully manage growth could result in its sales not increasing commensurately with capital investments or could otherwise have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

18

We face significant competition across the media landscape, including from magazine publishers, digital publishers, social media platforms, search platforms, portals and digital marketing services, among others, which we expect will continue, and as a result we may not be able to maintain or improve our operating results.

We compete with other magazine publishers for market share and for the time and attention of consumers of print magazine content. The proliferation of choices available to consumers for information and entertainment has resulted in audience fragmentation and has negatively affected overall consumer demand for print magazines and intensified competition with other magazine publishers for share of print magazine readership. We also compete with digital publishers and other forms of media, including, among others, social media platforms, search platforms, portals and digital marketing services. The competition we face has intensified as a result of the growing popularity of mobile devices, such as smartphones and social-media platforms, and the shift in consumer preference from print media to digital media for the delivery and consumption of content, including video content. Social media and other platforms such as Facebook, Twitter, Snapchat, Google and Yahoo! are successful in gathering national, local and entertainment news and information from multiple sources and attracting a broad readership base. News aggregation websites and customized news feeds (often free to users) may reduce our traffic levels by minimizing the need for the audience to visit our websites or use our digital applications directly. Given the ever-growing and rapidly changing number of digital media options available on the Internet, we may not be able to increase our online traffic sufficiently and retain or grow a base of frequent visitors to our websites and applications on mobile devices. In addition, the ever-growing and rapidly changing number of digital media options available on the Internet may lead to technologies and alternatives that we are not able to offer.

These new platforms have reduced the cost of producing and distributing content on a wide scale, allowing new free or low-priced digital content providers to compete with us and other magazine publishers. The ability of our paid print and digital content to compete successfully with free and low-priced digital content, including video content, depends on several factors, including our ability to differentiate and distinguish our content from free or low-priced digital content, as well as our ability to increase the value of paid subscriptions to our customers by offering a different, deeper and richer digital experience. If we are unable to distinguish our content from that of our competitors or adapt to new distribution methods, our business, financial condition and results of operations may be adversely affected. We derive approximately half of our Revenues from advertising. The continuing shift in consumer preference from print media to digital media, as well as growing consumer engagement with digital media and social platforms, has introduced significant new competition for advertising. The proliferation of new platforms available to advertisers, combined with continuing strong competition from print platforms, has affected both the amount of advertising we are able to sell as well as the rates advertisers are willing to pay. Our ability to compete successfully for advertising also depends on our ability to drive scale, engage digital audiences and prove the value of our advertising and the effectiveness of our print and digital platforms, including the value of advertising adjacent to high quality content, and on our ability to use our brands to continue to offer advertisers unique, multi-platform advertising programs and franchises. If we are unable to demonstrate to advertisers the continuing value of our print and digital platforms or offer advertisers unique advertising programs tied to our brands, our business, financial condition and results of operations may be adversely affected.

We are exposed to risks associated with the current challenging conditions in the magazine publishing industry.

High Times Group has experienced declines in its print and other advertising revenues and circulation revenues due to challenging conditions in the magazine publishing industry. For the years ended December 31, 2016, 2015 and 2014, its print and digital advertising revenues declined 6.4%, 30.6% and increased 68.8%, respectively, as compared to the preceding year despite it having maintained or gained market share in advertising revenues in each of 2016, 2015, and 2014, and its circulation revenues (subscription and newsstand) declined 23.8%, 34.4% and increased 5.9%, respectively, as compared to the preceding year. The challenging conditions and High Times Group’s declining revenues may limit its ability to invest in our brands and pursue new business strategies, including acquisitions, and make it more difficult to attract and retain talented employees and management. Moreover, while High Times Group has reduced its costs significantly in recent years to address these challenges, it will need to reduce costs further and such reductions are subject to risks. See risk factor entitled, "We may experience financial and strategic difficulties and delays or unexpected costs in completing our various restructuring plans and cost-saving initiatives, including not achieving the anticipated savings and benefits of these plans and initiatives."

Our profits may be affected by our ability to respond to recent and future changes in technology and consumer behavior.

Technology used in the publishing industry continues to evolve rapidly, and advances in that technology have Jed to alternative methods for the delivery and consumption of content, including via mobile devices such as smartphones. These technological developments have driven changes in consumer behavior, especially among younger demographics. Shifts to digital platforms present several challenges to our historical business model, which is based on the production and distribution of print magazines. In order to remain successful, we must continue to attract readers and advertisers to our print products while also continuing to adapt our business model to address changing consumer demand for digital content across a wide variety of devices and platforms.

19

This adaptation poses certain risks. First, advertising models and pricing for digital platforms may not be as economically attractive to us as in print magazines, and our ability to continue to package print and digital audiences for advertisers could change in the future. Second, it is unclear whether it will be economically feasible for us to grow paid digital circulation to scale. Further, our practice of offering certain content on our websites for free may reduce demand for our paid content. In addition, the increasing adoption of ad-blocking tools could negatively impact the revenues that we generate on our digital platforms.

The transition from print to digital platforms may also reduce the benefit of important economies of scale we have established in our print production and distribution operations. The scale of our print operations has allowed us to support significant vertical integration in our production, consumer marketing and retail distribution operations, among others, as well as to secure attractive terms with our third-party suppliers, all of which have provided us with significant economic and competitive advantages. As the size of our print operations declines, the advantages of the economies of scale in our print operations may also decline.

Also, the shift to digital distribution platforms, many of which are controlled by third parties, may lead to pricing restrictions, the loss of distribution control, further loss of a direct relationship with advertisers and consumers and greater susceptibility to technological problems or failures in third-party systems as compared to our existing print distribution operations. Further, we may be required to incur significant costs as we continue to acquire new expertise and infrastructure to accommodate the shift to digital platforms, including additional consumer software and digital and mobile content development expertise, and we may not be able to economically adapt existing print production and distribution assets to support our digital operations. If we are unable to successfully manage the transition to a greater emphasis on digital platforms, continue to negotiate mutually agreeable arrangements with digital distributors or otherwise respond to changes in technology and consumer behavior, our business, financial condition and results of operations may be adversely affected.

In addition, the advertising industry continues to experience a shift toward digital advertising. Because rates for digital advertising are generally lower than for traditional print advertising, our digital advertising revenue may not fully replace print advertising revenue lost as a result of the shift. Growing consumer reliance on mobile devices adds additional pressure, as advertising rates are generally lower on mobile devices than on personal computers. If we are unable to effectively grow digital advertising revenues through the development of advertising products that are compelling to both marketers and consumers, our business, financial condition and results of operations may be adversely affected.

If we fail to develop or acquire technologies that adequately serve changing consumer behaviors and support our evolving business needs, our business, financial condition and prospects may be adversely affected.

In order to respond to changing consumer behaviors, we need to invest in new technologies and platforms to deliver content and provide products and services where consumers demand it. If we fail to develop or acquire the necessary consumer-facing technologies or if the technologies we develop or acquire are not received favorably by consumers, our business, financial condition and prospects may be adversely affected. In addition, as our business evolves and we develop new revenue streams, we must develop or invest in new technology and infrastructure that satisfy the needs of the changing business. If we fail to do so, our business, financial condition and prospects may suffer. Further, if we fail to update our current technology and infrastructure to minimize the potential for business disruption, our business, financial condition and prospects may be adversely affected.

Consolidation of the competitors of the High Times Group in the markets in which it operates could place the High Times Group at a competitive disadvantage and reduce its profitability.

The High Times Group operates in an industry which is highly fragmented due to the regulatory environment. However, there may be a trend or competitive advantage in consolidation to acquire value-added assets or scale our operations through its brand recognition. At the same time, such consolidation of its competitors may jeopardize the strength of the position of the High Times Group in one or more of the markets in which the High Times Group operates and any operational advantages or assets that it owns. Losing some of those advantages or assets could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If the High Times Group is unable to continually innovate and increase efficiencies, its ability to attract new customers may be adversely affected.

In the area of innovation, the High Times Group must be able to develop new technologies, content and products that appeal to its customers. This depends, in part, on the technological and creative skills of its personnel and on its ability to protect its intellectual property rights. The High Times Group may not be successful in the development, introduction, marketing, and sourcing of new technologies, content or products, that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns.

20

If the High Times Group is unable to adopt or incorporate technological advances into its content and products, its business could become less competitive, uncompetitive, or obsolete and it may not be able to compete effectively with competitors' products.

The High Times Group expects that technological advances in the processes and procedures for Cannabis cultivation equipment will continue to occur. As a result, there are risks that products that compete with its products could be improved or developed. If the High Times Group is unable to adopt or incorporate technological advances, its products could be less efficient or cost-effective than methods developed and sold by its competitors, which could cause its products to become less competitive, uncompetitive or obsolete, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group

Litigation may adversely affect the business, financial condition, and results of operations of the High Times Group.

From time to time in the normal course of its business operations, the High Times Group may become subject to litigation that may result in liability material to its financial statements as a whole or may negatively affect its operating results if changes to its business operations are required. The cost to defend such litigation may be significant and may require a diversion of resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of its business, regardless of whether the allegations are valid or whether the High Times Group is ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of the insurance coverage of the High Times Group for any claims could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

If the High Times Group fails to protect or develop its intellectual property, its business, operations and financial condition could be adversely affected.

Any infringement or misappropriation of intellectual property of the High Times Group could damage its value and limit its ability to compete. The High Times Group may have to engage in litigation to protect the rights to its intellectual property, which could result in significant litigation costs and require a significant amount of management time and attention. In addition, the ability of the High Times Group to enforce and protect its intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by the High Times Group.

The High Times Group may also find it necessary to bring infringement or other actions against third parties to seek to protect its intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that the High Times Group will have the financial or other resources to enforce its rights or prevent other parties from developing similar technology or designing around its intellectual property.

Although the High Times Group believes that its intellectual property does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or will occur in the future, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The High Times Group is not aware of any infringement by it of any person's or entity's intellectual property rights. In the event that products or services the High Times Group offers or sells are deemed to infringe upon the patents or proprietary rights of others, the High Times Group could be required to modify its products or services or to obtain a license for the manufacture and/or sale of such products or services or cease selling such products or services. In such event, there can be no assurance that the High Times Group would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

There can be no assurance that the High Times Group will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If products or services, or proposed products or services, are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, the High Times Group could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

21

The trade secrets of the High Times Group may be difficult to protect.

The success of the High Times Group depends upon the skills, knowledge, and experience of its scientific and technical personnel, its consultants and advisors, as well as its licensors and contractors. Because the High Times Group operates in several highly competitive industries, it relies in part on trade secrets to protect its proprietary technology and processes. However, trade secrets are difficult to protect. The High Times Group enters into confidentiality or non-disclosure agreements with its corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by the High Times Group during the course of the receiving party's relationship with the High Times Group. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to the High Times Group will be the exclusive property of the High Times Group, and the High Times Group enters into assignment agreements to perfect its rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to the High Times Group. Its trade secrets also could be independently discovered by competitors, in which case the High Times Group would not be able to prevent the use of such trade secrets by its competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

The High Times Group faces intense competition and many of its competitors have greater resources that may enable them to compete more effectively.

The cannabis information, cultivation and dispensary industry is intensely competitive and the High Times Group expect competition to intensify further in the future. The websites of the High Times Group will be subject to competition for advertisers. The High Times Group will be subject to competition from well-established commercial cannabis information providers, media companies, growers and suppliers that have all necessary government permits. Some of its competitors have greater capital resources, facilities and diversity of product lines, which may enable them to compete more effectively in this market. As a potential supplier of other Cannabis products, the High Times Group competes with several larger and better-known companies that specialize in supplying and distributing a vast array of commercial goods. These competitors may devote their resources to developing and marketing products that will directly compete with the product lines of the High Times Group. Due to this competition, there is no assurance that the High Times Group will not encounter difficulties in obtaining revenues and market share or in the positioning of its products. There are no assurances that competition in the respective industries in which the High Times Group operates will not lead to reduced prices for its products and services. The inability of the High Times Group to successfully compete with existing companies and new entrants to the market could have a material adverse effect on the business, operations and financial condition of the High Times Group.

Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase such competitors’ ability to successfully market their tools and services. The High Times Group also expect that competition may increase as a result of eventual consolidation within the industry. As the High Times Group develops new products and services, it may begin to compete with companies with which it has not previously competed. The High Times Group may be unable to differentiate its products and services from those of its competitors, or successfully develop and introduce new products and services that are less costly than, or superior to, those of its competitors. This could have a material adverse effect on the business, results of operations and financial condition of the High Times Group.

The future success of the High Times Group will depend on its key executive officers and its ability to attract, retain, and motivate qualified personnel.

The future success of the High Times Group largely depends upon the continued services of its executive officers and management team. If one or more of its executive officers are unable or unwilling to continue in their present positions, the High Times Group may not be able to replace them readily, if at all. Additionally, the High Times Group may incur additional expenses to recruit and retain new executive officers. If any of its executive officers joins a competitor or forms a competing company, the High Times Group may lose some of its potential customers. Finally, the High Times Group does not maintain "key person" life insurance on any of its executive officers. Because of these factors, the loss of the services of any of these key persons could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group.

22

The continuing ability of the High Times Group to attract and retain highly qualified personnel will also be critical to its success because it will need to hire and retain additional personnel as its business grows. There can be no assurance that the High Times Group will be able to attract or retain highly qualified personnel. The High Times Group faces significant competition for skilled personnel in its industry. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, the High Times Group may not be able to effectively manage or grow its business, which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As a result, the value of your investment could be significantly reduced or completely lost.

The consideration being paid to the management or the High Times Group was not based on arms-length negotiation.

The compensation and other consideration paid or being paid by the High Times Group to its management has not been determined based on arm’s length negotiations. While management believes that the consideration is fair for the work being performed, the High Times Group cannot assure that the consideration to management reflects the true market value of its services.

The High Times Group depends on its management but has no key man insurance.

The High Times Group’s business, to date, and for the foreseeable future, will be significantly dependent on its management team, directors and key consultants.

The loss of any one of these individuals could have a material adverse effect on the High Times Group. If the High Times Group lost the services of any one or more of its executive officers or key employees, it would need to devote substantial resources to finding replacements, and until replacements were found, the High Times Group would be operating without the skills or leadership of such personnel, any of which could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. As previously discussed, the High Times Group currently does not carry “key-man” life insurance policies covering any of these individuals.

There are risks associated with the proposal expansion of the High Times business.

Any expansion plans undertaken by the High Times Group to increase or expand its operations entail risks, which may negatively impact the profitability of the High Times Group. Consequently, investors must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the High Times Group at that time, and (ii) management of such expanded operations may divert management’s attention and resources away from its existing operations, any of which factors could have a material adverse effect on the business, results of operations, and financial condition of the High Times Group. The High Times Group cannot assure investors that its products, procedures, or controls will be adequate to support the anticipated growth of its operations.

The High Times Group may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Since the use of marijuana is illegal under federal law, many banks will not accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open or maintain bank accounts may make it difficult for the High Times Group to operate our marijuana-related businesses. If any of its bank accounts are closed, the High Times Group may have difficulty processing transactions in the ordinary course of business, including paying suppliers, employees and landlords, which could have a significant negative effect on its operations and results of operations.

The High Times Group could become subject to Section 280E of the Code

Section 280E of the Code prohibits marijuana businesses from deducting their ordinary and necessary business expenses, forcing such businesses to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues.  Although the Hightimes Group Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, and therefore does not believe that it is subject to Section 280E of the Code, there is no assurance that the Internal revenue Services (the “IRS”) may not take a different position, which, if sustained, could materially and adversely affect the future profitability of the High Times Group.

23

Data Privacy and Security

High Times Group’s business activities are subject to laws and regulations governing the collection, use, sharing, protection and retention of personal data, which continue to evolve and have implications for how such data is managed. In addition, the Federal Trade Commission (the “FTC”) continues to expand its application of general consumer protection laws to commercial data practices, including to the use of personal and profiling data from online users to deliver targeted Internet advertisements. Most states have also enacted legislation regulating data privacy and security, including laws requiring businesses to provide notice to state agencies and to individuals whose personally identifiable information has been disclosed as a result of a data breach.

Similar laws and regulations have been implemented in many of the other jurisdictions in which the High Times Group operates, including the European Union. Recently, the European Union adopted the General Data Protection Regulation (“GDPR”), which is intended to provide a uniform set of rules for personal data processing throughout the European Union and to replace the existing Data Protection Directive (Directive 95/46/EC). Fully enforceable as of May 25, 2018, the GDPR expands the regulation of the collection, processing, use and security of personal data, contains stringent conditions for consent from data subjects, strengthens the rights of individuals, including the right to have personal data deleted upon request, continues to restrict the trans-border flow of such data, requires mandatory data breach reporting and notification, increases penalties for non-compliance and increases the enforcement powers of the data protection authorities. Also, in 2015, the European Court of Justice invalidated the U.S.-E.U. Safe Harbor framework, one of the legal mechanisms through which personal data could be transferred from the European Union to the United States, and the mechanism relied upon by the Company with respect to certain personal data transfers among the Company’s businesses, and between the Company and some of its third-party service providers. The Company has been putting into place, and working with its third-party service providers to implement, alternative legal mechanisms for cross-border personal data transfers.

In response to such developments, industry participants in the U.S., and Europe have taken steps to increase compliance with relevant industry-level standards and practices, including the implementation of self-regulatory regimes for online behavioral advertising that impose obligations on participating companies, such as the High Times Group, to give consumers a better understanding of advertisements that are customized based on their online behavior. High Times Group continues to monitor pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments, including any changes required in the Company’s data privacy and security compliance programs.

We are an emerging growth company and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its Common Stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because it will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for its Common Stock and its stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which it has total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which it issues more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this proxy statement.

Data Privacy and Security

Our business activities are subject to laws and regulations governing the collection, use, sharing, protection and retention of personal data, which continue to evolve and have implications for how such data is managed. In addition, the Federal Trade Commission (the “FTC”) continues to expand its application of general consumer protection laws to commercial data practices, including to the use of personal and profiling data from online users to deliver targeted Internet advertisements. Most states have also enacted legislation regulating data privacy and security, including laws requiring businesses to provide notice to state agencies and to individuals whose personally identifiable information has been disclosed as a result of a data breach.

24

Similar laws and regulations have been implemented in many of the other jurisdictions in which the Company operates, including the European Union. Recently, the European Union adopted the General Data Protection Regulation (“GDPR”), which is intended to provide a uniform set of rules for personal data processing throughout the European Union and to replace the existing Data Protection Directive (Directive 95/46/EC). Fully enforceable as of May 25, 2018, the GDPR expands the regulation of the collection, processing, use and security of personal data, contains stringent conditions for consent from data subjects, strengthens the rights of individuals, including the right to have personal data deleted upon request, continues to restrict the trans-border flow of such data, requires mandatory data breach reporting and notification, increases penalties for non-compliance and increases the enforcement powers of the data protection authorities. Also, in 2015, the European Court of Justice invalidated the U.S.-E.U. Safe Harbor framework, one of the legal mechanisms through which personal data could be transferred from the European Union to the United States, and the mechanism relied upon by the Company with respect to certain personal data transfers among the Company’s businesses, and between the Company and some of its third-party service providers. The Company has been putting into place, and working with its third-party service providers to implement, alternative legal mechanisms for cross-border personal data transfers.

In response to such developments, industry participants in the U.S., and Europe have taken steps to increase compliance with relevant industry-level standards and practices, including the implementation of self-regulatory regimes for online behavioral advertising that impose obligations on participating companies, such as the Company, to give consumers a better understanding of advertisements that are customized based on their online behavior. The Company continues to monitor pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments, including any changes required in the Company’s data privacy and security compliance programs.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30, (ii) the end of the fiscal year in which we have total annual gross revenue of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this Offering Circular.

ADDITIONAL RISKS RELATED TO THE CANNABIS INDUSTRY

Federal Law Prohibits the Use of Cannabis and our Business is Dependent on the Growth of the Cannabis Industry.

Under the federal Controlled Substances Act ("CSA"), Cannabis is deemed to be a Schedule 1 narcotic that has no medical benefit. Therefore, a range of activities including cultivation and the personal use of Cannabis (including Cannabis infused products) is prohibited and is a criminal offense. Unless and until Congress amends the CSA with respect to medical Cannabis, as to the timing or scope of any which amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of political philosophy, Congressional activity, judicial the Company, and stated federal policy remains uncertain. Although the Company does not cultivate, sell or distribute Cannabis or marijuana infused products, and has no present intention to do so, our business and business prospects depends, in large measure, on the anticipated growth of the Cannabis industry.

If the Trump administration and federal agencies adopt a policy of stricter enforcement of the CSA, it could likely have a material and adverse affect on our planned business growth and prospects.

25

The Cannabis industry is extremely speculative and its legality is uncertain.

The possession, consumption, production and sale of cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions that have not passed legislation to the contrary. A number of states have decriminalized cannabis to varying degrees and other states have created exemptions specifically for medical cannabis. Six states, including Delaware, Oregon, Alaska, Washington, Nevada and Massachusetts, have legalized the recreational use of cannabis, and California will legalize the recreational use of cannabis in January 2018. Variations exist among states that have legalized, decriminalized, or created medical cannabis exemptions.

In most states, the cultivation of cannabis for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical cannabis needing care or that person's caregiver. Active enforcement of state laws that prohibit personal cultivation of cannabis may indirectly and adversely affect our business and our revenue and profits.

While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for cannabis and related products will emerge for the Company. Our business plan is based on the premise that cannabis legalization will expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it. There is no assurance that this premise will prove to be correct or that we will be profitable in the future.

Enforcement of federal law under the CSA by the Department of Justice and the Trump administration may negatively impact our ability to pursue our prospective business operations and/or generate revenues.

Under the federal Controlled Substance Act (“CSA”), the policies and regulations of the federal government and its agencies are that cannabis (marijuana) is a Schedule 1 Controlled Substance that is addictive and has no medical benefit.

In an effort to provide guidance to federal law enforcement, under the Obama Administration, the Department of Justice ("DOJ") issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

Under the Trump administration, the enforcement of Federal laws under CSA may be “stepped up”, subsequently reversing course on the former Obama administration policies towards the Federal regulation of cannabis. If the new administration seeks to enforces Federal laws to regulate the commercial sale of cannabis to the detriment of such states that have passed medical or recreational marijuana laws then our future and potential business prospects may become more challenging due to, among other reasons, policies advanced by the current or any new presidential administration, federal agencies, new marijuana legislation passed by Congress. If pricing and regulatory changes pressure our current customer or future customer base in the cannabis industries our revenue generating ability may be adversely impacted.

26

We may become subject to adverse findings by federal or state agencies.

The High Times Group does not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, that have been used and sold at our Cannabis Cup Events since 2010. Notwithstanding our efforts to ensure compliance with all applicable laws, rules and regulations at these events, it is possible that we may be accused by federal or state agencies of violating certain laws or regulations that involve the use of cannabis. An adverse finding could have a material adverse impact on our business and future prospects.

Cannabis is not legal to produce or distribute in the U.S. under federal law and is subject to a "zero tolerance" policy as a controlled substance under the U.S. Controlled Substances Act.

In certain states, the growth and cultivation of cannabis is legal (California, Colorado, Hawaii, Maine, Maryland, Michigan, Montana, New Mexico, Oregon, Rhode Island, Vermont and Washington), although states are resistant to allow the cultivation of Cannabis due to resistance from the U.S. Department of Drug Enforcement Agency and prohibitions of federal law.

While the High Times Group does not engage in the production or distribution of Cannabis or any such other controlled substances governed under the U.S. Controlled Substances Act, the High Times Group has previously been and may continue to be the subject of a federal government investigation or department “matter” into the business and affairs of the High Times Group’s business segments.

For example, on February 16, 2017 the United States Attorney’s Office for the District of Nevada issued a letter to the Moapa Indian Reservation, a third-party venue operator for our March 2017 Las Vegas Cannabis Cup and owner of the land of the Moapa Band of Paiutes (the “2017 DA Letter”). The 2017 DA Letter issued, in part, a warning to the Moapa Indian Reservation that it’s leasing of the venue property for purposes of hosting the High Times Group’s March 2017 Cannabis Cup may be a violation of federal law under Controlled Substances Act. The U.S. Attorney’s office took the position that any reliance on the Cole Offering Circular or such factor test under the Cole Offering Circular does not preclude the U.S. Attorney’s office from conducting a federal investigation of a matter or further prosecution of such a matter pursuant to a violation of federal law. Following the issuance of the 2017 DA Letter, the High Times Group and the venue operator decided to proceed with the production and presentation of Cannabis Cup event in Nevada on March 4-5. Further, the High Times Group issued an explicit instruction to all vendors, guests, performers and attendees of the March 2017 Las Vegas Cannabis Cup that the High Times Group does not condone the illegal sale of drugs covered under the Controlled Substance Act and that all parties are required to comply with applicable law concerning the distribution of Cannabis in any amount at such an event. These explicit instructions continue to be a basis of our internal policies and rules and continues to be issued to all parties and participants of our Cannabis Cup Events.

We believe that regardless of our Company’s internal policies, rules and enforcement thereof to maintain compliance with federal laws, our Live Production and Events segment may be exposed, from time to time, to the illegal sale of narcotics (including Cannabis) covered under the Controlled Substance Act. We believe that there can be no guarantee that our customers will follow state and/or federal laws as well as the regulations or the internal policies of our business. As a result, violations of our internal policies or applicable laws and regulations of the state and federal governments may occur, from time to time, and may stem from violations committed by our trade vendors and/or audience members attending our Cannabis Cup Events.

Variations in state and local regulation and enforcement in states that have legalized medical Cannabis that may restrict Cannabis-related activities, including activities related to medical Cannabis may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized Cannabis to varying degrees, other states have created exemptions specifically for medical Cannabis, and several have both decriminalization and medical laws. Six states, Delaware, Oregon, Alaska, Washington, Nevada and Massachusetts have legalized the recreational use of Cannabis and California will permit the recreational use of Cannabis in January 2018. Variations exist among states that have legalized, decriminalized, or created medical Cannabis exemptions. For example, Delaware has limits on the number of Cannabis plants that can be homegrown. In most states, the cultivation of Cannabis for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical Cannabis needing care or that person's caregiver. Active enforcement of state laws that prohibit personal cultivation of Cannabis may indirectly and adversely affect our business and our revenue and profits.

27

RISKS RELATED TO THE OFFERING

The Determination of the Offering Price of the Class A Common Stock May Not Reflect the Value of the Company.

The $225,000,000 valuation of our currently outstanding shares of Class A Common Stock and the $11.00 per share Offering Price of the Class A Common Stock has been arbitrarily determined by the Company and is not based on book value, assets, earnings or any other recognizable standard of value. No assurance can be given that our Class A Common Stock, or any portion thereof, could be sold for the Offering Price or for any amount. If profitable results are not achieved from the Company’s operations, of which there can be no assurance, the value of the Class A Common Stock sold pursuant to this Offering could fall below the Offering Price and the Class A Common Stock could become worthless.

This Offering has not been reviewed by independent professionals.

We have not retained any independent professionals to review or comment on this Offering or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such counsel nor any other counsel has made, on behalf of the investors, any independent examination of any factual matters represented by management herein. Therefore, for purposes of making a decision to purchase our Shares, you should not rely on our counsel with respect to any matters herein described. Prospective investors are strongly urged to rely on the advice of their own legal counsel and advisors in making a determination to purchase our Shares.

There is no minimum capitalization required in this Offering in excess of $5,000,000.

We cannot assure that all or a significant number of shares of our Class A Common Stock will be sold in this Offering. Once we have realized gross proceeds of $5,000,000 from the sale of 454,545 shares of Class A Common Stock, Investors’ subscription funds will be used by us as soon as they are received, and no refunds will be given if an inadequate amount of money is raised from this Offering to enable us to conduct our business. Management has no obligation to purchase shares of our Class A Common Stock. If we raise less than the entire amount that we are seeking in this Offering, then we may not have sufficient capital to meet our operating requirements or to list our shares of Class A Common Stock on NASDAQ. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors in our Class A Common Stock could lose their investment in our Company. Furthermore, investors who subscribe for shares in the earlier stages of this Offering will assume a greater risk than investors who subscribe for shares later in this Offering as subscriptions approach the $20,000,000 of Offered Shares .

We may not be able to satisfy listing requirements of a Qualified Stock Exchange to maintain a listing of our Common Stock.

If our Class A Common Stock is listed on NASDAQ, the OTCQX Market or the Toronto Venture Exchange of the TSX, we must meet certain financial and liquidity criteria to maintain such listing. If we violate the maintenance requirements for continued listing of our Class A Common Stock on such Qualified Stock Exchange, our Class A Common Stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Class A Common Stock from NASDAQ, the OTCQX Market or the Toronto Venture Exchange of the TSX may materially impair our stockholders’ ability to buy and sell our Class A Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Class A Common Stock. In addition, in order to list, we will be required to, among other things, file with the SEC a post-qualification amendment to the Offering Statement, and then file a Form 8-A in order to register our shares of Class A Common Stock under the Securities Exchange Act of 1934, as amended. The post-qualification amendment of the Offering Statement is subject to review by the SEC, and there is no guarantee that such amendment will be qualified promptly after filing. Any delay in the qualification of the post-qualification amendment may cause a delay in the initial trading of our Class A Common Stock on NASDAQ, the OTCQX Market or the Toronto Venture Exchange of the TSX. For all of the foregoing reasons, you may experience a delay between the closing of your purchase of shares of our Class A Common Stock and the commencement of exchange trading of our Class A Common Stock. In addition, the delisting of our Class A Common Stock could significantly impair our ability to raise capital.

If we fail to meet the minimum requirements for listing on NASDAQ, we intend to seek to have our Class A Common Stock quoted on the OTCQX or the Toronto Venture Exchange of the TSX. The OTCQX is not a stock exchange, and if our Class A Common Stock trades on the OTCQX there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our Class A Common Stock, which may lead to lower trading prices for our Class A Common Stock.

28

RISKS RELATED TO OUR CLASS A COMMON STOCK

No Assurance that dividends will be paid by the Company.

Payment of cash distributions on the Class A Common Stock is within the discretion of the Company’s Board of Directors and management and will depend upon the Company's future earnings, its capital requirements and financial condition, and other relevant factors. At the present time, the Company’s management intends to reinvest earnings in the Company, the purpose of which is to increase the potential for long-term profitability and enterprise value of the Company and increase cash reserves where possible. The Company does not intend to declare any dividends unless funds are legally available and the Company’s management has determined, in its sole discretion, that dividends should be paid. There can be no guarantees that dividends will ever be paid by the Company.

Our principal shareholders own voting control of the Company and, indirectly, the THC Group.

After giving effect to our recent stock split, our current officers, directors, founders and principal shareholders currently own a total of 14,034,802 shares of our Class A Common Stock or approximately 68.61% of the total issued and outstanding capital stock of Hightimes Holders. Our principal shareholders will continue to own a majority of our outstanding voting shares even if a maximum of 4,545,455 shares of Class A Common Stock are issued pursuant to this Offering for a total of $50,000,000. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock. This concentration of ownership may not be in the best interests of all of our shareholders.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Class A Common Stock.

Our Class A Common Stock could be subject to the “Penny Stock” rules of the Securities and Exchange Commission if it were publicly traded and may be difficult to sell.

Our shares of Class A Common Stock are considered to be “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

●	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

●	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

29

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

External Economic Factors May have a Material Adverse Impact on the Company’s Business Prospects.

Success can also be affected significantly by changes in local, regional and national economic conditions. Factors such as inflation, labor, energy, real estate costs, the availability and cost of suitable employees, fluctuating interest rates, state and local laws and regulations and licensing requirements and increased competition can also adversely affect the Company.

The foregoing risk factors are not to be considered a definitive list of all the risks associated with an investment in our Shares. This Offering Circular contains forward-looking statements that are based on our current expectations, assumptions, estimates, and projections about our business, our industry, and the industry of our clients. When used in this Offering Circular, the words "expects," anticipates," "estimates," "intends," "believes" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this Offering Circular should be read as being applicable to all related forward-looking statements wherever they appear in this Offering Circular.

USE OF PROCEEDS

Assuming the sale by us of $20,000,000 and estimated selling agent fees and offering expenses (including selling agent fees of up to $1,400,000 and marketing expenses (including without limitation, media expenses, and website posting fees) and professional fees of up to $2,000,000, the total net proceeds to us would be approximately $16,600,000. We currently intend to use such net proceeds as set forth below. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. As of the date of this Offering Circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of Common Stock. Accordingly, we will retain broad discretion over the use of these proceeds, if any. The following table represents management’s best estimate of the uses of the net proceeds received from the sale of our shares of Class A Common Stock in this Offering and our related CF Offering, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Common Stock shares offered for sale in this Offering.

Percentage of Offering Sold

	100%	75%	50%	25%
Estimated Offering Expense (1)	$3,400,000	$2,550,000	$1,700,000	$850,000
Reduction of Debt (2)	$4,000,000	$2,250,000	$1,000,000	$-0-
Expanding our Cannabis Cup events	$3,000,000	$2,250,000	$2,000,000	$1,000,000
Marketing and licensing our brand	$4,000,000	$3,000,000	$1,000,000	$1,000,000
Potential acquisitions and joint ventures	$4,000,000	$3,500,000	$3,000,000	$-0-
Working Capital	$1,600,000	$1,450,000	$1,300,000	$1,000,000

Total Net Proceeds TOTAL (1)	$20,000,000	$15,000,000	$10,000,000	$3,850,000

(1)	In the event that our estimated offering expenses are less than the amounts indicated above, any such excess funds shall be applied toward our working capital and other corporate purposes

(2)	Assumes that ExWorks Capital Fund I, L.P. would agree to either extends the August 28, 2018 maturity date of its $11,500,000 convertible note or elects to convert such note into shares of Class A Common Stock. In the event that our senior secured lender demands full or material partial repayment of its note, we will be required to either refinance such note with another lender or apply a substantial portion of the net proceeds of this Offering we would otherwise allocate to expanding our business toward the repayment of such debt obligation. There can be no assurance that ExWorks will extend or convert any material portion of its note, or that we will either be able to refinance or derive sufficient net proceeds from the Offering to repay the ExWorks note. See “Risk Factors on page 11 of this Offering Circular.

(3)	In the event we sell up to $30,000,000 of Additional Shares, the net proceeds, if any, from such sales will be used (a) to increase our marketing and licensing programs, (b) finance potential acquisitions and joint ventures, and (c) for working capital.

30

Although we have held discussions with various media and publication companies, as of the date of this offering circular we have no definitive or binding agreements in place to consummate any additional acquisitions or joint ventures, or agreements as to the terms of any such transactions.

The amounts set forth above are estimates, and we cannot be certain that actual costs will not vary from these estimates. Our management has significant flexibility and broad discretion in applying the net proceeds received in this Offering. We cannot assure you that our assumptions, expected costs and expenses and estimates will prove to be accurate or that unforeseen events, problems or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors.”

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments. Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DILUTION

As of June 30, 2017, prior to giving effect to our 1.9308657-for-one forward stock split, there were an aggregate of 10,593,458 shares of our Class A Common Stock and no shares of our Class B Common Stock issued and outstanding. In addition, between December __, 2017 and the date of this Offering Circular, we intend to issue 47,059 additional shares of Class A Common stock at $5.00 per share in the CF Offering (90,865 shares at $11.00 per share, giving effect to the contemplated stock split).

If you purchase shares in this Offering, your ownership interest in our Class A Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock (including the Class B Common Stock) after this Offering of Class A Common Stock.

Our net pro-forma tangible book value as of June 30, 2017, was a negative ($37,697,886) or ($1.85) per then-outstanding share of our Class A Common Stock, based on 20,359,848 outstanding shares of Class A Common Stock, after giving effect to our 1.9308657-for-one forward stock split.

Assuming the sale of the maximum 90,865 shares of Class A Common Stock in the CF Offering and 1,818,182 shares of Class A Common Stock in this Offering at the initial public offering price of $11.00 per share, after giving effect to our 1.9308657-for-one forward stock split, the conversion of all Sellers Purchase Notes into 2,102,070 shares of Class A Common Stock and Class B Common Stock (collectively, the “Common Stock), and after deducting approximately $1,400,000 in maximum sales commissions and an additional $2,000,00 in marketing and other offering expenses payable by us, our pro forma as adjusted net tangible book value of our Common Stock would have been approximately $9,902,114 or $0.4047 per share as at June 30, 2017. This amount represents an immediate increase in pro forma net tangible book value of $2.2477 per share to our existing stockholders at the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately ($8.7523) or (79.57%) per share to new investors purchasing shares of Class A Common Stock in this Offering at $11.00 per share.

31

The following tables illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering (after our estimated maximum offering expenses of up to $3,400,000):

Funding Level	$20,000,000	$17,500,000	$10,000,000	$5,000,000
Offering Price	$11.00	$11.00	$11.00	$11.00
Pro forma net tangle book value per Common Stock share before the Offering	$(1.8430)	$(1.8430)	$(1.8430)	$(1.8430)
Increase in per common share attributable to investors in this Offering	$2.2477	$2.1556	$1.8686	$1.6678
Pro forma net tangle book value per Common Stock share after the Offering	$0.4047	$0.3126	$0.0256	$(0.1752)
Dilution to investors	$(8.7523)	$(8.8444)	$(9.1314)	$(9.3322)
Dilution as a percent of Offering Price	-79.57%	-80.40%	-83.01%	-84.84%

The following tables set forth, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering, the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the respective percentages applicable to such purchased shares and consideration paid, based on an average price of $0.397 per share paid by existing stockholders and $11.00 per share paid by investors in this Offering.

	Shares Purchased		Total Cash Consideration
	Number	Percentage	Amount	Percentage
Assuming 100% of Shares Sold:
Existing stockholders (1)	23,776,930	92.90%	$9,409,149	34.00%
New Investors	1,818,182	7.10%	20,000,000	68.00%
Total	25,595,112	100.00%	$29,409,149	100.00%

	Shares Purchased		Total Cash Consideration
	Number	Percentage	Amount	Percentage
Assuming 75% of Shares Sold:
Existing Stockholders (1)	23,776,930	93.73%	$9,409,149	38.55%
New Investors	1,363,637	6.27%	$15,000,000	61.45%
Total	25,140,567	100.00%	$24,409.149	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 50% of Shares Sold:
Existing Stockholders (1)	23,776,930	96.32%	$9,409,149	48.48%
New Investors	909,091	3.68%	$10.000,000	51.52%
Total	24,686,021	100.00%	$19,409,149	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 25% of Shares Sold:
Existing Stockholders (1)	23,776,930	98.12%	$9,409,149	65.30%
New Investors	454,545	1.88%	$5,000,000	34.70%
Total	24,231,475	100.00%	$14,409,149	100.00%

(1)	Includes up to 1,161,162 shares issuable at $0.001 per share, to ExWorks Capital upon exercise of warrants and 2,102,070 shares issuable upon conversion of $28,500,000 principal amount of Purchase Notes.

32

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled, “Forward-Looking Statements” and “Risk Factors” in this offering circular.

Overview

Hightimes Holding was formed as a Delaware corporation in December 2016. The Company was formed to acquire 100% of the common stock of Trans-High Corporation.

On March 1, 2017, the Company acquired 100% of the issued and outstanding common stock of Trans-High Corporation (“THC”) and its wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. (collectively “High Times Group”).

THC was Originally founded in 1974 as a print magazine publication, Trans-High Corporation, a New York Corporation, doing business as “HIGH TIMES”® has evolved from a print magazine into a diversified media, information services and live entertainment company focused on creating and distributing authoritative and engaging content related to “all things Cannabis” to consumers and businesses throughout the world. Over its 43-year history, the HIGH TIMES® magazine has been providing consumers and businesses with information on cultivation, legal issues, entertainment, culture and hard-hitting news surrounding the Cannabis industry. Its core properties, including its High Times and Cannabis Cup brands, are delivered to an audience within markets of the Cannabis industry.

The High Times Group delivers its content to consumers across a variety of distribution platforms consisting not only of traditional print, but also through an array of digital platforms including websites, applications for mobile devices and tablets, social media and live entertainment events. The High Times Group is focused on pursuing integrated strategies across its business divisions to continue to capitalize on the growth in digital consumption and the development of continuing state legalization of both medical and recreational Cannabis consumption and production. The High Times Group believes that the increasing number of media choices and formats will allow us to continue to deliver its content in a more engaging, timely and personalized manner, provide opportunities to more effectively monetize its content via strong customer relationships and more compelling and engaging advertising solutions and reduce the production and distribution costs of print publication and continue to focus on digital platforms and live entertainment events.

The High Times Group’s operations are organized into four reporting segments: (i) festivals events and competitions, including live events and productions, including its Cannabis Cup®; (ii) publishing and print advertising, including the publication of our monthly High Times Magazine®; (iii) e-Commerce; and (iv) licensing and branding, including co-sponsorship and strategic partnership arrangements.

Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Pursuant to these rules and regulations, certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2017. The balance sheet as of December 31, 2016 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the High Times Group’s consolidated financial statements and notes thereto. The notes to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

33

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Trans-High Corporation (“THC”) and the wholly-owned subsidiaries of THC, consisting of High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. All intercompany transactions have been eliminated.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

Summary Financial Data:

(000’s Thousands)

	For Six Months Ended June 30,	Trans-High Corporation For Fiscal Year Ended December 31,
	2017 (Unaudited)	2016 (Audited)	2015 (Audited)
Total Assets:	$3,909	$3,401	$1,907
Cash & Equivalents	1,617	1,456	1,070
AR	976	636	115
AP & Accrued Liabilities	2,793	2,127	1,205
Short Term Debt	13,170	2,602	23
Long Term Debt	24,015	25	52

Revenues	10,131	14,608	18,101
Cost of Goods	6,455	7,796	5,856
Operating Expenses	10,893	9,618	12,653
Net Operating Loss	(7,217)	(2,806)	(408)
Other Expenses	(2,379)	(120)	165
Net Loss	(9,596)	(2,926)	(287)

34

Statement of Operations

Six Months Ended June 30, 2017 Compared with the Six Months Ended June 30, 2016 applicable only to Trans-High Corporation and subsidiaries (000’s thousands):

Revenues

(in thousands 000’s)	For The Six Months Ended June 30, 2017	For The Six Months Ended June 30, 2016	Net Change $	Net Change %
Revenue by Type
Festivals, events, competitions	$8,206	$7,394	$812	11.0%
Publishing and advertising	$1,863	$2,490	($627)	-25.2%
Merchandising and branding	$62	$0	$62	100.0%
Total Revenue	$10,131	$9,884	$247	2.5%
Revenue by Geographical Location
US Domestic Revenue	$9,932	$9,884	$48	0.5%
International Revenue	$199	$0	$199	100.0%
Total Revenue	$10,131	$9,884	$247	2.5%

Total Revenue

Total revenues increased by $247, or 2.5%, to $10,131 for the six months ended June 30, 2017 from $9,884 for the six months ended June 30, 2016. U.S. and international revenues comprised 98% and 2% of total revenues for the six months ended June 30, 2017, respectively, compared to 100% and 0% for the six months ended June 30, 2016, respectively.

Total festival, events, and competition revenues increased by $812, or 11.0%, to $8,206 for the six months ended June 30, 2017 from $7,394 for the six months ended June 30, 2016. Total festival revenue represented 81.0% and 74.8% of total revenues for the six months ended June 30, 2017 and 2016, respectively. Total festival revenues for the six months ended June 30, 2017 were comprised of U.S. revenues of $8,007 or 98% of total festival revenues, and international revenues of $199, or 2% of total festival. Total festival revenues for the six months ended June 30, 2016 were comprised of U.S. revenues of $9,884, or 100% of total festival revenues, and zero international revenues for festivals. The increase in festival revenues was from an increase in the number of events and increase in the size compared to the events held in the prior year for the same period.

Publishing and advertising revenues showed a decrease of $627, or 25.2% to $1,863 for the six months ended June 30, 2017, from $2,490 for the six months ended June 30, 2016 primarily as a result of lower newsstand revenue and lower advertising revenue on the print and website.

Merchandising and branding revenue showed an increase of $62, or 100% to $62 for the six months ended June 30, 2017, from no revenue recorded for the six months ended June 30, 2016 due to delays in licensing statements being received.

35

Revenue by Geographical Location

U.S. revenues increased by $48, or 0.5%, to $9,932 for the six months ended June 30, 2017 from $9,884 for the six months ended June 30, 2016 due to an increase in events and size of them offset the reduction in publishing and advertising revenue.

International revenues increased by $199, or 100%, to $199 for the six months ended June 30, 2017 from no revenues reported for the six months ended June 30, 2016. There were no international events staged in 2016.

Cost of revenues

Our costs of revenues were composed of the following amounts:

	For The Six	For The Six
	Months Ended	Months Ended
(in thousands 000’s)	June 30, 2017	June 30, 2016	Net Change $	Net Change %
Festivals, events, competitions	$5,924	$5,353	$571	10.7%
Publishing and advertising	$531	$859	$(328)	-38.2%
Total Cost of Revenue	$6,455	$6,212	$243	3.9%

The cost of revenues increased by $243, or 3.9%, to $6,455 for the six months ended June 30, 2017 from $6,212 for the six months ended June 30, 2016. Expressed as a percent of revenues, cost of revenues was 63.7% and 62.8% for the six months ended June 30, 2017 and 2016, respectively. The total cost of revenues increased (3.9% increase) at a slightly higher rate than revenues increased (2.5% increase) for the six months ended June 30, 2017 as compared to the six-month ended June 30, 2016 which increased cost of revenue as a percent of revenue, and lowering the gross profit margin for the period.

Festival, events, competitions costs as a percentage of revenues were 58.5% and 54.2% for the six months ended June 30, 2017 and 2016, respectively. The increase in actual festival costs were driven by higher talent and venue costs to make the events more competitive and attract larger and broader audiences. The smaller increase in revenues combined with an overall increase in costs caused the event costs as a percent of revenues to increase. The gross profit for the segment increased 11.8% from $2,041 to $2,282 for the six months ended June 30 2016 and 2017, respectfully due to higher growth in revenues then the growth in costs. The gross margin had a slight increase from 27.6% to 27.8% for the six months ended June 30 2016 and 2017, respectfully.

Publishing and advertising costs as a percentage of revenues were 5.2% and 8.7% for the six months ended June 30, 2017 and 2016, respectively. Overall the actual costs of publishing decreased from costs savings and lower distribution fees by $328, or 38.2%. The gross profit for the segment decreased 18.3% from $1,631 to $1,332 for the six months ended June 30 2016 and 2017, respectfully due to lower revenues. The gross margin increased from 65.5% to 71.5% for the six months ended June 30 2016 and 2017, respectfully due to higher decrease in cost as a percent compared to the decrease as a percent in revenues.

36

Operating expenses

Our Operating expenses are composed of the following:

(in thousands 000’s)	For The Six Months Ended June 30, 2017	For The Six Months Ended June 30, 2016	Net Change $	Net Change %
Marketing and advertising	$165	$189	$(24)	-12.7%
Professional fees	$7,510	$826	$6,684	809.2%
General and administrative	$3,218	$4,021	$(803)	-20.0%
Total Operating Costs	$10,893	$5,036	$5,857	116.3%

Totals include depreciation expense of $115, and $36 for the six months ended December 31, 2017, and 2016, respectively.

Operating expense increased by $5,857, or 116.3%, to $10,893 for the six months ended June 30, 2017 from $5,036 for the six months ended June 30, 2016. Expressed as a percent of revenues, Operating expenses increased to 107.5% for the six months ended June 30, 2017 from 51.0% for the six months ended June 30, 2016. The increase is due to a one-time equity compensation charge of $6,689. Adjusting for this one-time charge total operating costs would be $4,204 for the six months ended June 30, 2017, which would have been a $832, or 16.5% decrease from the $5,036 recorded for the six months ended June 30, 2016.

Marketing and advertising expense decreased by $24, or 12.7% to $165 for the six months ended June 30, 2017 from $189 for the six months ended June 30, 2016. The Company has continued to better align marketing and advertising expenses with the level of revenues of each area, and was able to reduce costs while still supporting higher overall revenues. Expressed as a percentage of revenues, marketing and advertising decreased to 1.6% for the six months ended June 30, 2017 compared to 1.9% for the six months ended June 30, 2016.

Professional fees increased by $6,684, or 809%, to $7,510 for the six months ended June 30, 2017 from $826 for the six months ended June 30, 2016. The increase in professional fees is due to a stock grant that created a $6,689 non-cash equity compensation charge to the books. Adjusting professional fees for this one time charge the costs would be $821 for the six months ended June 30, 2017 a small decrease of $5 (or 0.6%) from the same period as last year.

General and administrative expenses decreased by $803, or 20.0%, to $3,218 for the six months ended June 30, 2017 from $4,021 for the six months ended June 30, 2016. The decrease in general and administrative expense was the result of lower payroll costs and a general reduction in related costs due to fewer employers including benefit costs and travel and entertainment. The Company’s continued focus on cost-management efforts on controlling basic operating costs during the transition resulted in a decrease in costs most of the general and administrative accounts. Expressed as a percent of revenues, general and administrative expense decreased to 31.8% for the six months ended June 30, 2017 from 40.7% for the six months ended June 30, 2016.

Depreciation expense

Depreciation expense increased by $79, or 219.4% to $115 for the six months ended June 30, 2017 from $36 for the six months ended June 30, 2016. The increase was due to additional capital expenditures placed into service mid to late in the year ended December 31, 2016 causing on going depreciation expense to increase.

Operating Loss from continuing operations

Our net operating loss increased $5,853, or 429.1%, to $7,217 for the six months ended June 30, 2017 as compared to a $1,364 loss for the six months ended June 30, 2016. Operating net loss margin increased to 71.2% for the six months ended June 30, 2017, from 13.8% for the six months ended June 30, 2016. The increase in the net operating loss as a percent of revenue on higher revenues was primarily due to the one-time equity compensation charge of $6,689. Adjusting for the one-time charge the net operating loss would be $528 for the six months ending June 30, 2017, a decrease in the loss reported for the six months ended June 30, 2016 of $836, or 61.3% decrease.

37

Interest expense, net

Our net interest expense, increased $2,094 to $2,145 for the six months ended June 30, 2017 as compared to $51 for the six months ended June 30, 2016. There was an increase in total new interest-bearing loans as part of the period transaction in acquiring Trans-High Corporation, that was only partly offset in the retiring of prior year loans.

Finance charges

Finance charges were $242 for the six months ended June 30, 2017 as compared to none recorded for the six months ended June 30, 2016. These new charges were related to the new debt that was taken out for the Trans-High Corporation acquisition, that also caused the increase in increased interest expense.

Other Income

Other income increased by $4, or 100% to $8 for the six months ended June 30, 2017, as compared to $4 for the six months ended June 30, 2016. The increase was due primarily to service billing that is unrelated to the Company’s normal operations.

Net loss

Our net loss increased by $8,176 to a net loss of $9,596 for the six months ended June 30, 2017, as compared to a net loss of $1,420 for the six months ended June 30, 2016. The increase in net loss was primarily the result of the factors noted above with respect to our loss from continuing operations and increase in non-operating expenses.

Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015

(000 Thousands)

Revenues

(in thousands 000’s)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change $	Net Change %
Revenue by Type
Festivals, events, competitions	$9,938	$13,111	$(3,173)	-24.2%
Publishing and advertising	$4,303	$4,548	$(245)	-5.4%
Merchandising and branding	$367	$442	$(75)	-17.0%
Total Revenue	$14,608	$18,101	$(3,493)	-19.3%
Revenue by Geographical Location
US Domestic Revenue	$14,604	$17,463	$(2,859)	-16.4%
International Revenue	$4	$638	$(634)	-99.4%
Total Revenue	$14,608	$18,101	$(3,493)	-19.3%

38

Total Revenue

Total revenues decreased by $3,493, or 19.3%, to $14,608 for the year ended December 31, 2016 from $18,101 for the year ended December 31, 2015. U.S. and international revenues comprised 100% and 0% of total revenues for the year ended December 31, 2016, respectively, compared to 96.5% and 3.5% for the year ended December 31, 2015, respectively.

Total festival, events, and competition revenues decreased by $3,173, or 24.2%, to $9,938 for the year ended December 31, 2016 from $13,111 for the year ended December 31, 2015. Total festival revenue represented 68.0% and 72.4% of total revenues for the years ended December 31, 2016 and 2015, respectively. Total festival revenues for the year ended December 31, 2016 were comprised of U.S. revenues of $9,934 or 99% of total festival revenues, and international revenues of $4, or 1% of total festival. Total festival revenues for the year ended December 31, 2015 were comprised of U.S. revenues of $12,473, or 95% of total festival revenues, and international revenues of $638, or 5% of total festival revenues. The decrease in festival revenues was from a reduction in the number of events stages, and the size of them were on the average smaller than the prior year.

Publishing and advertising revenues showed a decrease of $245, or 5.4% to $4,303 for the year ended December 31, 2016, from $4,548 for the year ended December 31, 2015 primarily as a result of lower newsstand revenue that partially offset by higher advertising and subscription revenue.

Merchandising and branding revenue showed a decrease of $75, or 17.0% to $367 for the year ended December 31, 2016, from $442 for the year ended December 31, 2015 primarily as a result of decrease product sales.

Revenue by Geographical Location

U.S. revenues decreased by $2,859, or 16.4%, to $14,604 for the year ended December 31, 2016 from $17,463 for the year ended December 31, 2015 due to few number of events staged, smaller average size of event, and lower product sales

International revenues decreased by $634, or 99.4%, to $4 for the year ended December 31, 2016 from $638 for the year ended December 31, 2015. The majority of the net decrease was a result of not staging any event outside of the U.S. for the year compared to one event staged in Jamaica in 2015.

Cost of revenues

Our costs of revenues were composed of the following amounts:

(in thousands 000’s)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change $	Net Change %
Festivals, events, competitions	$6,684	$4,553	$2,131	46.8%
Publishing and advertising	$1,100	$1,284	$(184)	-14.3%
Merchandising and branding	$12	$19	$(7)	-36.8%
Total Cost of Revenue	$7,796	$5,856	$1,940	33.1%

The cost of revenues increased by $1,940, or 33.1%, to $7,796 for the year ended December 31, 2016 from $5,856 for the year ended December 31, 2015. Expressed as a percent of revenues, cost of revenues was 46.6% and 67.6% for the years ended December 31, 2016 and 2015, respectively. The total cost of revenues increased (33.1% increase) at a higher rate than revenues decreased (19.3% decrease) for the year ended December 31, 2016 as compared to the year ended December 31, 2015 which cause the lower gross profit margin for the year.

Festival, events, competitions costs as a percentage of revenues were 45.8% and 25.2% for the years ended December 31, 2016 and 2015, respectively. The increase in actual festival costs were driven by higher talent and venue costs to make the events more competitive and attract larger and broader audiences. The reduction in event revenues combined with an overall increase in costs caused the event costs as a percent of revenues to increase. The gross profit for the segment decreased from 61.9% from $8.56 million to $3,254 due to lower revenues and higher per event costs. The gross margin declined from 65.3% to 32.8%.

Publishing and advertising costs as a percentage of revenues were 7.5% and 7.1% for the years ended December 31, 2016 and 2015, respectively. Overall the actual costs of publishing decreased from costs savings and lower distribution fees by $184, or 14.3%. The gross profit for the segment decreased 1.8% from $3,264 to $3,203 due to lower revenues. The gross margin increased from 71.8% to 74.4%.

39

Merchandising and branding costs as a percentage of revenues were less than 1% for the years ended December 31, 2016 and 2015. Overall the actual costs of merchandising decreased by $, or 36.8%. The gross profit for the segment decreased 16.1% from $423 to $355 due to lower revenues. The gross margin increased from 95.7% to 96.7%.

Operating expenses

Our Operating expenses are composed of the following:

(in thousands 000’s)	For The Year Ended December 31, 2016	For The Year Ended December 31, 2015	Net Change $	Net Change %
Marketing and advertising	$365	$361	$4	-1.1%
Professional fees	$1,789	$1,553	$236	-15.2%
General and administrative	$7,464	$10,739	$(3,275)	30.5%
Total Operating Costs	$9,618	$12,653	$(3,035)	24.0%

Totals include depreciation expense of $79, and $68 for the years ended December 31, 2016, and 2015, respectively.

Operating expense decreased by $3,035, or 24.0%, to $9,618 for the year ended December 31, 2016 from $12,653 for the year ended December 31, 2015. Expressed as a percent of revenues, Operating expenses decreased to 65.8% for the year ended December 31, 2016 from 69.9% for the year ended December 31, 2015.

Marketing and advertising expenses were relativity stable and showed no significant change in comparing the two years. The Company continues its effort to better align marketing and advertising expenses with the level of revenues of each area. Expressed as a percentage of revenues, marketing and advertising showed an increase to 2.5% for the year ended December 31, 2016 from 2.0% for the year ended December 31, 2015.

Professional fees increased by $236, or 15.2%, to $1,789 for the year ended December 31, 2016 from $1,553 for the year ended December 31, 2015. The increase in professional fees is due to an increase in legal costs associated with the acquisition transaction and other corporate matters, and higher public relations costs.

General and administrative expenses decreased by $3,275, or 30.5%, to $7,464 for the year ended December 31, 2016 from $10,739 for the year ended December 31, 2015. The decrease in general and administrative expense was the result of lower payroll costs with the majority of the decreasing resulting from lower commissions due to lower revenues and lower event bonus payouts. The Company’s continued focus on cost-management efforts on controlling basic operating costs, resulted in a decrease in costs and many of the general and administrative accounts. Expressed as a percent of revenues, general and administrative expense decreased to 51.1% for the year ended December 31, 2016 from 59.3% for the year ended December 31, 2015.

Depreciation expense

Depreciation expense increased by $11, or 16.2% to $79 for the year ended December 31, 2016. The increase was due to additional capital expenditures during the year ended December 31, 2016. Capital expenditures increased $555, or 560.6% to $654 for the year ending December 31, 2016.

Operating Loss from continuing operations

Our net operating loss increased $2,398, or 587.7%, to $2,806 for the year ended December 31, 2016 as compared to a $408 loss for the year ended December 31, 2015. Operating net loss margin increased to 19.2% for the Fiscal year ended December 31, 2016, from 2.3% for the Fiscal year ended December 31, 2015. The increase in the net operating loss as a percent of revenue on lower revenues was primarily due to the total decrease in actual cost of revenue being a smaller percent decrease in actual operating expenses than the decrease in actual total revenues.

40

Interest expense, net

Our net interest expense, increased $119, or 1700%, to $126 for the year ended December 31, 2016 as compared to $7 for the year ended December 31, 2015. There was an increase in total new interest-bearing loans of $2,200 (bank line of credit $1,200 and convertible note $1,000) during the year that increase in the interest expense for the year ended December 31, 2016

Other Income

Other income decreased by $166 (96.5%), to $6 for the year ended December 31, 2016, as compared to $172 for the year ended December 31, 2015. The decrease was due primarily to the prior year settlement collections from legal action on trademark infringements that resulted in $163 in other income being recognized.

Net loss

Our net loss increased by $2,639 (919.5%) to a net loss of $2,926 for the year ended December 31, 2016, as compared to a net loss of $287 for the year ended December 31, 2015. The increase in net loss was primarily the result of the factors noted above with respect to our loss from continuing operations and increase in non-operating expenses.

Liquidity, Capital Resources and Plan of Operations

Going Concern

The High Times Group financial statements appearing elsewhere in this proxy statement have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During period from January 1, 2015 through June 30, 2017, we incurred net losses of $12.82 million.

High Times Group is currently generating operating losses and requires the continued infusion of new capital to continue and grow business operations. The net operating loss for the current fiscal year is due to a number of non-recurring non-cash expenses (consulting primarily equity compensation charges) which, if eliminated, would result in High Times Group being close to a net cash flow break-even.

For operations to grow it requires prepaying for Cannabis Cup event costs several months in advance. In order to pay approximately $2.7 million in principal and accrued interest to the former THC stockholder holding $30.0 million of purchase notes and to increase 2017 revenues by increasing the number of Cannabis Cup events, High Times Group increased the amount of its senior credit facilities owed to ExWorks Capital Fund I, L.P. from $7.5 million to $11.5 million.

At June 30, 2017, our cash and cash equivalents was approximately $1.62 million and our accounts payable and accrued liabilities, including accrued and unpaid executive compensation and professional fees was approximately $2.80 million.

THC Acquisition

On February 14, 2017 Hightimes Holding closed an acquisition transaction to acquire 100% of the capital stock of THC, and indirectly the subsidiaries of THC, under the terms and conditions of the Stock Purchase Agreement (the “THC Acquisition”). The purchase price for the THC Acquisition was $42.2 million, plus 7,723,265 shares of Class A Common Stock that represented 40% of the fully-diluted Class A Common Stock of Hightimes Holding at the time of closing. The purchase price was paid $12.2 million in cash (the “Closing Cash Payment”), which included approximately $1.2 million used to retire THC debt to a subordinated lender, plus three-year installment 8% purchase notes payable to the stockholders of THC aggregating $30.0 million (the “Sellers Purchase Notes”). All of the Sellers Purchase Notes automatically convert into shares of Common Stock of the Company upon the occurrence of a “Conversion Event” which is defined as:

(a)	the Company listing its Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the NASDAQ Capital Market), (ii) the New York Stock Exchange, or (iii) the OTC Markets QX Exchange; provided, however, that in the event our Common Stock is not permitted to be listed on any one of the foregoing stock exchanges or inter-dealer quotation systems solely by reason of the nature of the Business in which the Company engages, then and in such event, a qualified stock exchange shall also mean and include the Toronto Stock Exchange (each, a “Qualified Stock Exchange”), and

(b)	the “market value” (defined as the total number of outstanding shares of the Company Common Stock multiplied by the initial offering price of the Company Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange shall be equal or greater than $11,000,000.

41

The conversion price of the Purchase Notes shall be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange on the first trading day that the automatic conversion of the Purchase Notes occurs. Accordingly, each holder of Sellers Purchase Notes shall receive, following a Conversion Event, that number of additional shares of the Company Class B Common Stock equal to the result of dividing the then outstanding principal amount of the Sellers Purchase Note held by such holder by the per share conversion price.

Following its receipt of the additional $4,000,000 loan from ExWorks, Hightimes Holding paid the initial $1,500,000 August 2017 principal installment due under the Purchase Notes, accrued interest of $1,200,000 and default interest of $54,000.

In November 2017, Hightimes Holding entered into agreements with six holders of $24,451,807 of Purchase Notes, representing 85.8% of the $28,500,000 outstanding principal amount of Purchase Notes. Under the terms of such agreements, the Company has agreed that, upon the automatic conversion of the Purchase Notes at the time of completion of this Offering and listing of the Company shares on a Qualified Stock Exchange, such Purchase Noteholders will discount such Purchase Notes by 25% to $18,338,855 and receive at the time of completion of this Offering of the Offered Shares, an aggregate of 1,721,958 shares of Class A voting Common Stock of the Company (in lieu of non-voting Class B shares of the Company). In addition, if and when the Origo Merger is consummated, the Purchase Noteholders will receive voting Origo Shares of the Issuer public company resulting from the Origo Merger. The number of shares of Class A Common Stock or Origo Shares issued would be calculated by dividing the then outstanding principal amounts of the Purchase Notes and accrued interest thereon by either the initial offering price per share of Class A Common Stock sold in this Offering, or the closing price of Origo Shares as of the Effective Time of the Merger, whichever shall occur first.

In exchange for such accommodation, the holders of the Sellers Purchase Notes agreed to (a) discount by 25% to an aggregate of $$18,338,855 the outstanding principal amount of their Purchase Notes, (b) defer payment of the second installment of principal and accrued interest under the Sellers Purchase Notes due November 28, 2017 to as late as February 28, 2018, subject to earlier payment out of the proceeds of this Offering or any other equity of debt financings, and (c) grant to Adam E. Levin, Chief Executive Officer of the Company, a three year irrevocable proxy coupled with an interest to vote all shares of Class A Common Stock or Origo Shares in favor of the election of a slate of directors proposed by management at any regular or special meeting of stockholders of Origo or in connection with any consent solicitation to Origo stockholders following the Merger, at which directors are to be elected.

The holders of the remaining $4,048,193 principal amount of Purchase Notes who did not elect to enter into the above agreements, will receive a total of 380,112 shares of Class B non-voting Common Stock of the Company upon completion of this Offering and, if the Origo Merger is consummated, an identical number of Class B non-voting shares of common stock of the Successor corporation to Origo.

In addition to the Closing Cash Payment and Sellers Purchase Notes, Hightimes Holding issued to the THC Stockholders 7,723,265 shares of Class A Common Stock, which represented at closing of the Trans-High acquisition 40.0% of the then issued and outstanding shares of Hightimes Holding Class A Common Stock. 259,456 shares were subsequently repurchased by Hightimes Holdings, leaving the THC Stockholders with a net of 7,428,239 shares of Class A Common Stock.

Financings and Securities Offerings

Hightimes Holding financed the closing cash payment and the working capital, as of March 1, 2017, through approximately $6,383,000 contributed to Holdings by 58 accredited investors in consideration for an aggregate of 10,930,793 shares of Class A Common Stock, and a $7,500,000 senior secured debt facility (the “Senior Secured Debt”) provided by ExWorks Capital Fund I, L.P. to Hightimes Holding and each of the members of the High Times Group, as borrowers. Post the closing the company has continued to raise funds selling an additional 1,140,601 shares of Class A Common Stock for approximately $2,846,000. On June 30, 2017 total financing through accredited investors total $7,678,000 in consideration for an aggregate of 11,156,657 shares of Class A Common Stock.

42

To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 28, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500,000 to Hightimes Holding and the other borrowers. Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, principal installments of $100,000 per month is payable commencing in September 2017 and the entire outstanding balance of the loan is due and payable on February 28, 2018. The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers. When the loan matures, ExWorks is entitled to an additional fee of $1.2 million, and also received a warrant, exercisable for nominal consideration ($0.001 per share) commencing six months form the Closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in this CF Offering and any subsequent public offering.

On August 25, 2017, pursuant to the first amendment to the ExWorks Loan Agreement, Exworks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock.

As of October 31, 2017, ExWorks and the High Times Group entered into a Second Amendment to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,000,000 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to $11,500,000.  The Company used $2,754,000 of the proceeds of the additional loan advance to make the installment payment of principal and accrued interest that was due on August 28, 2017 to the holders of the Purchase Notes.

The parties restated the prior $7,500,000 note payable to ExWorks by issuing to ExWorks a maximum $11,500,000 note that is due and payable on February 28, 2018, subject to extension at our option as set forth above. The restated note is convertible at any time prior to the maturity date at the option of ExWorks into Class A Common Stock of Hightimes Holding or upon consummation of the Origo Merger (whether or not the note was previously converted) into Origo Shares. The conversion price is the lower of: (i) 100% of the initial per share offering price per share sold to the public in this Offering, or (ii) 90% of the per share valuation to Company stockholders in connection with the Origo Merger, or (iii) 90% of the consideration paid per share by any third party in connection with a Sale of Control of the Hightimes Holding and subsidiaries. In consideration for the loan increase, the Company issued to ExWorks 39,351 shares of Class A Common Stock, paid a $25,000 due diligence fee, and agreed upon payment of the loan (in addition to the $1.2 million success fee provided in the original loan agreement) to pay ExWorks an additional $300,000 Success Fee.

Prior to consummation of the Origo merger, High Times Group plans to conduct a maximum $1.0 Million offering of approximately 90,865 shares of our Class A Common Stock (the “CF Shares”) at an offering price of $10.65 per share (the “CF Offering”). High Times Group also intends to raise additional capital to fund its operating expenses by selling approximately $20.0 million of its Class A Common Stock under this Form 1A and related Tier II Regulation A+ offering circular.

Current Plan of Operations

High Times Group is focused on initiatives to enhance growth and profitability, including:

●	growing organically by increasing the breadth and depth of its products, expanding our suite of value-added services and driving scale enhancements;

●	complementing organic growth by pursuing attractive merger and acquisition opportunities and delivering value creation by leveraging the High Times brand while achieving increased geographic reach and providing enhanced product/service offerings;

●	expanding margins, disciplined pricing execution, platform scalability and end market diversification;

●	maintaining its efforts on cost improvement, corporate selling, general and administrative operational efficiencies and optimization of our customer coverage model;

43

High Times Group’s plan of operations is currently focused on the continued commercialization of its “HIGH TIMES”® brand. High Times Group expects to incur substantial expenditures in the foreseeable future for the development, maintenance and investment in its High Times brand and ongoing internal research and development. At this time, High Times Group cannot reliably estimate the nature, timing or aggregate amount of such costs. Its operations will require extensive technical support, potential regulatory review and approval, significant marketing efforts and substantial investment. Further, High Times Group intends to continue to build its corporate and operational infrastructure and to build interest in its products and service offerings, with the ultimate goal of continuing to grow as a commercial leader in product and service offerings to consumers in the of legal Cannabis industry.

High Times Group continually evaluates its plan of operations discussed above to determine the manner in which it can most effectively utilize its limited cash resources. The timing of completion of any aspect of its plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond its control. There is no assurance that High Times Group will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund its ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that High Times Group would have to sell or forego a portion or all of its assets or cease operations. If High Times Group discontinues its operations, it will not have sufficient funds to pay any amounts to its stockholders.

Because High Times Group’s working capital requirements depend upon numerous factors there can be no assurance that its current cash resources will be sufficient to fund its operations. At present, High Times Group has no committed external sources of capital, and does not expect any significant product revenues for the foreseeable future. Thus, High Times Group will require immediate additional financing to fund future operations. There can be no assurance, however, that it will be able to obtain funds on acceptable terms, if at all.

Credit Facilities and Accounts Payable

Other than the Senior Lender Debt and unfunded line of credit (as set forth under section titled “Financings and Securities Offerings” above), and such vendors and service providers in the ordinary course of our business, High Times Group does not have any other credit facilities or other access to bank credit. As of July 31, 2017, its obligations to vendors and other service providers, including professional fees, operating costs, and accrued compensation owed to members of its senior management was approximately $1.04 million.

Capital Expenditures

High Times Group has entered into agreements with service providers, vendors and consultants that require ongoing capital expenditures by the High Times Group, some of which are current payable owed by the High Times Group for services previously rendered in High Times Group’s behalf. High Times Group does not have any other contractual obligations for ongoing capital expenditures at this time. High Times Group may, however, purchase equipment and software necessary to conduct its operations on an as needed basis.

Off-Balance Sheet Arrangements

High Times Group is not subject to any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, High Times Group is not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

44

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. the Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act”) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.0 Billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

In the event that we qualify this Tier 2 Offering of Class A Common Stock for listing on a Qualified Stock Exchange (as defined herein), pursuant to a concurrent filing along with this Circular Offering on Form 8-A, or such other registration statement to be filed at a later date with the SEC, the Company will become subject to the mandatory reporting requirements under section 13 or 15(d) of the Exchange Act. At such a time, the Company will become a Reporting Company, as defined under the Exchange Act, and be required to publicly report on an ongoing basis as an “emerging growth company” until such time that the Company no longer qualifies as an emerging growth company, as defined under the JOBS Act.

45

OUR BUSINESS

Overview

Hightimes Holding Corp. was established in December 2016 for purposes of acquiring 100% of the capital stock of the THC Group. Founded in 1974, the THC Group has historically engaged in the publication of a monthly print and on-line magazine and the production and sponsorship of trade shows and events. Our strategic goal is to monetize the intellectual property and “High Times®” brand. We also contemplate various other e-commerce initiatives and licensing of the “High Times®” brand, including the development of an e-commerce store offering clothing and other products associated with cannabis.

We do not cultivate, dispense or sell cannabis or any derivatives of the cannabis plant, such as oils or edible products, although cannabis and products utilizing or relating to cannabis have been used and sold at the trade shows and festival events operated by the THC Group since 2010 in states that permit the medical and recreational use of cannabis.

The High Times Group comprises businesses across a range of media, including:

●	High Times Magazine: High Times Magazine©, is the High Times Group’s inaugural print publication that began in 1974 doing business as “HIGH TIMES®”, has published more than 500 issues; online publication of the High Times Magazine© began in 2010

●	The Cannabis Cup: The High Times Group believes The High Times Cannabis Cup™ is the world’s leading marijuana trade show; celebrating the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases; and

●	Digital Publishing: HighTimes.com, CannabisCup.com and 420.com are High Times Group’s domain names. HighTimes.com has more than 4.0 million monthly unique users. CannabisCub.com is the hub of the live events hosted by High Times Group and 420.com is a new entity which will sell related products that are used in connection with cannabis.

●	Green Rush Daily: On August 31, 2017, the Hightimes Group entered into an online sales representative agreement with Green Rush Daily Inc., as amended on December 15, 2017. Green Rush is a daily on-line publication providing news for all information relating to cannabis, including guides and strain review, products and health news. Green Rush has approximately 5.0 million monthly unique users. Under the terms of the agreement Green Rush appointed Trans-High as Green Rush’s exclusive sales representative with respect to: (a) all advertisements to be sold or otherwise offered to third-party advertisers on the Green Rush websites, and (b) all advertisements for display to retail and wholesale channels on the websites. All fees received from advertisers on the Green Rush website are to be split 70% to THC and 30% to Green Rush. In a related development, THC entered into a three year employment agreement with Scott McGovern, the owner of Green Rush, under which Mr. McGovern became Senior Vice President of Publishing of the THC Group. In connection with his employment agreement, Mr. McGovern received an aggregate of 577,651 shares of Class A Common Stock.

The online sales representative agreement and the employment agreement with Mr. McGovern may be terminated by Mr. McGovern in the event that the Company or any successor-in-interest (including Origo does not become a public company by March 31, 2018.

We believe that we have become the highest regarded news source for the cannabis industry. Due to its unique positioning in the cannabis space, we believe that considerable monetization opportunities present themselves in brand licensing and ecommerce. We intend to leverage its brand and platform to showcase promotions of quality products associated with cannabis to the over 30 million Americans who are enthusiasts for medical and recreational cannabis, as well as to companies who wish to grow and sell cannabis in states where the growing and dispensing of medical and/or recreational cannabis is permitted. We have expanded our Cannabis Cup™ events into Canada where the use of cannabis for both medical and recreational purposes is expressly permitted.

46

Our revenue base consists of the sale of tickets for admittance to the Cannabis Cup events, entrance fees to the Cannabis Cup competitive events, recurring print and on-line subscriptions to, and advertising sales in, the High Times Magazine®, and direct merchandising sales, sponsorship sales and licensing fees. We manage its licensing businesses through co-sponsorship and strategic partnership arrangements.

The Cannabis Industry and Market Opportunity

We believe that we have strong economic prospects by virtue of the following dynamics of the industry and the our competitive advantages:

●	Expanding Legalization of Cannabis: The growing and dispensing of cannabis for medical use is now legal in 29 states and the District of Columbia and seven states either legalized or decriminalized cannabis for recreational use. In addition, California, the world’s sixth largest economy, will begin allowing recreational use of cannabis in early 2018. Despite a conservative political environment in Washington D.C., support for marijuana legalization appears to be rapidly outpacing opposition. According to 2016 Gallup Poll, public support for the legalization of marijuana in the United States has soared from approximately 16% in 1974 to approximately 60% in 2016.

●	Market Size: According to the Substance Abuse and Mental Health Services Administration, approximately 21 million Americans use marijuana monthly or more frequently. Another 10 million use marijuana on a less frequent basis. This equated to a $3.4 billion industry in 2015. The industry in California alone is projected to grow to $6.6 billion by 2020, and over $23 billion nationally.

●	Market Leader: Despite a number of competitors that have entered the cannabis market space such as Cloud Magazine, Skunk Magazine, Kush Magazine and 420 Magazine, the High Times Group believes that High Times Magazine® still maintains its position as the premier publication and media creator for cannabis related information.

High Times Group Growth Strategy

Increased Number of Festivals, Events and Competitions: High-Time’s vision is to aggressively expand the number of events, including our Cannabis Cup events. The Trans-High Group hosted four events in 2016 and is on track to host as many as 18 events in 2017, including 9 Cannabis Cup events.

Expanding our Digital Publishing Footprint: HighTimes.com has more than 4.0 million monthly unique users, of which 74% are male and 73% are millennials (aged 18-34). 420.com is a new domain name and Internet website with the vision of becoming a leading seller of cannabis-related products.

New Opportunities: Hightimes Holding has engaged Creative Artists Associates (“CAA”) and Emerald Branding to develop potential new business opportunities. CAA is a premier, global agency that represents many of the most acclaimed names in entertainment, media, film, and music. Some of these categories include clothing, merchandise, movies, television, video, music, and comedy.

In addition, on October 6, 2016, Trans-High entered into an agreement with Global Merchandising Services, Inc. under which Global received the exclusive right to develop, manufacture and sell merchandise at the Cannabis Cup events. Under the term of the agreement, we are to receive total advanced payments of $420,000 against a royalty of 15% on all T-shirts and 12% on other specialty items sold.

47

High Times® Magazine

Since its founding in 1974 as a print publication, High Times Magazine©, has written about topics ranging from cultivation and legalization, to entertainment and culture, to hard-hitting new exposes on the War on Drugs. High Times Magazine® is a monthly print and digital publication that has been dedicated to furthering the cannabis industry, including educating the public as to the medicinal benefits of cannabidiol (“CBD”) and cannabinoids as well as the recreational uses of marijuana. Hightimes Holding believes that High Times Magazine© is, and has been for a number of years, the preeminent publication source for cannabis information. The High Times Magazine© has featured original works from some of the leading names in counterculture and literature including Truman Capote, Hunter S. Thompson, Charles Bukowski, Andy Warhol, and William Burroughs.

As of June 30, 2017, the High Times Group has approximately 184,690 monthly subscribers to our print and on-line High Times Magazine® publications and approximately 4.0 million monthly unique views to our website. An additional 56,000 readers receive our monthly newsletter.

The publication is approximately 152 pages per issue, of which approximately 50% is advertising. For the 12-month period from January 1, 2016 to December 31, 2016, High Times Magazine® had advertising revenues of $3,385,107, revenues of $431,412 from newsstand sales, revenues of $494,520 from subscriptions, and revenues of $359,448 from product, licensing, royalties and miscellaneous services. For the six months ended June 30, 2017, High Times Magazine® had advertising revenues of $1,474,135, revenues of $162,348 from newsstand sales, revenues of $223,310 from subscriptions, and revenues of $61,448 from product, licensing, royalties and miscellaneous services.

Our print and on-line publications generate revenue primarily through print and digital advertising sales and through circulation and subscriptions fees generated from the sale of subscriptions to its print and digital products. Advertising revenues are subject to seasonality, with revenues typically being highest in our second fiscal quarter due to the end-of-year holiday season in its main operating geographies.

Cannabis Cup Events

The Cannabis Cup® has been a leading cannabis trade show, music festival and experiential marketing event, in which people gather at a venue, featuring live musical performances. Participants at these events can participate in the world of cannabis through competitions, instructional seminars, expositions, celebrity appearances, concerts and product showcases. We seek to present our fan base and festival attendees with a unique festival experience that combines live musical performances and cannabis industry trade show presentations, corporate sponsors and vendors.

The High Times Group does not dispense or sell cannabis or any derivatives of the cannabis plant that are sold by others at the Cannabis Cup Events. Rather, we seek to highlight the promotion of the High Times Group and Cannabis Cup brands through its merchandising efforts and through licensing arrangements. Since 2010, THC Group’s U.S. Cannabis Cup® has been produced and presented at various locations in states that permit the medical and recreational use of cannabis and continues to be hosted at rented third-party venues.

48

During 2016, the Cannabis Cup Events generated approximately 68%, of the total consolidated revenues of THC and subsidiaries. Prior to Hightimes Holding’s acquisition of the THC Group in February, 2017, the THC Group increased the frequency of the Cannabis Cup Events in only four venues. Hightimes Holding believes that this harmed THC Group’s financial performance for the fiscal year ended December 31, 2016 due to over saturation of limited marketplaces. As a result, THC Group experienced a dip in revenues from the Cannabis Cup Events, which directly impacted its bottom line and decreased both profit and gross margins.

Following Hightimes Holding’s acquisition of the THC Group in February 2017, Hightimes Holding has undertaken measures to further develop the Cannabis Cup Events and festivals. These efforts include a change in the strategy roll-out of the Cannabis Cup Events and festivals along with a reorganization of the upcoming scheduling for the 2017 and 2018 seasons. As of June 30, 2017, the High Times Group conducted four live events and for the six months ended June 30, 2017 shows Cannabis Cup Events and festivals reported $8.21 million in revenues and a gross profit of $2.29 million, as compared to the prior year six months ended June 30, 2016 revenues $7.39 million. The Cannabis Cup Events have including artists such as Nas, Damian Marley, Wu-Tang Clan, 50 Cent, Redman and Method Man. The High Times Group anticipates that an additional nine live Cannabis Cup Events will be produced and presented throughout the remainder of fiscal year 2017.

The High Times Group intends to develop and drive performance of the Cannabis Cup Events by dedicating capital and additional corporate resources to the production of larger size Cannabis Cup Events at increasingly sizeable venues. The High Times Group also intends to scale back or reduce the frequency of small regional Cannabis Cup Events in order to limit the supply and availability of its festival offerings. The High Times Group believes that such a reorganization of the size and scheduling of the Cannabis Cup Events will result in a concentration of its commercial audience (from existing to potential customers) and subsequently direct its audience to the larger sized Cannabis Cup Events. The High Times Group believes that these changes in its strategic approach will restore historical financial performance and profitability margins, and hopefully increase both profit and gross margins above its historical average and peak. As legalization of cannabis for both medical and recreational markets continue to develop, the High Times Group believes that a strategic shift to larger developed markets for the Cannabis Cup Events will present attractive opportunities.

The High Times Group typically books artists, secure festival sites, provide for third-party production services, sell tickets and advertise the events to attract fans. The High Times Group also provides or arranges for third parties to provide operational services as needed such as concessions, merchandising and security.

The High Times Group earns revenue primarily from the sale of tickets to the Cannabis Cup Events, the sale of entry fees into its Cannabis Cup competitions, and through general advertising. The High Times Group pays its performing artists at the Cannabis Cup Event under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or event profits. For each Cannabis Cup Event, the High Times Group rents a third-party venue. Revenue is generally impacted by the number of events, volume of ticket sales, ticket prices and the number of participants in the High Times Group’s Cannabis Cup competitions. Event costs such as artist fees and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

The High Times Group also generates revenue primarily from the sale of concessions, parking, premium seating, rental income, venue sponsorships and ticket rebates or service charges earned on tickets sold through our third-party ticketing service providers under ticketing agreements. At our Cannabis Cup Events, we outsource the sale of concessions and we receive a share of the net revenue from the concessionaire, which is recorded in revenue with no significant associated direct operating expenses.

Revenue is generally impacted by the number of events, volume of ticket sales, ticket prices and Cannabis Cup competition entry fees. Event costs such as artist fees and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenue. Since the artist fees are typically fixed guarantees for these events, significant increases or decreases in festival promotion revenue will generally result in comparable changes to operating income.

Ticketing services include the sale of tickets primarily through online and mobile channels but also through phone, outlet and box office channels. Ticketing companies contract with us to sell tickets to events over a period of time. The ticketing company does not set ticket prices or seating charts for events as this information is given to it by the venue and/or promoter in charge of the event. The ticketing company generally gets paid a fixed fee per ticket sold or a percentage of the total ticket service charges. The ticketing company receives the cash for the ticket sales and related service charges at the time the ticket is sold and periodically remits these receipts to the promoter after deducting its fee. The High Times Group sells tickets for the Cannabis Cup Event through its contractual relationships with certain ticketing service providers that present point of sale customer purchasing options on web-based, mobile application, and telephone call center sales platforms.

49

The High Times Group utilizes a sales force that creates and maintains relationships with sponsors through a combination of strategic, international, national and local opportunities that allow businesses to reach customers through the Cannabis Cup Events, including advertising on our websites, co-sponsorship arrangements and commercial vendor booths at the Cannabis Cup Events. The High Times Group drives increased advertising scale to further monetize the Cannabis Cup Event platform through branded media content, corporate sponsorship and vendor booths. We work with our corporate co-sponsorship clients to help create marketing programs that drive their business goals and connect their brands directly with the High Times Group’s Cannabis Cup audiences and fans of the High Times brand. We also work with other commercial businesses operating within the cannabis industry under the Cannabis Cup vendor program by providing vendor with tables and trade booths to help drive awareness of the vendor’s business by connecting with the High Times Group’s dedicated fan base.

While the High Times Group’s Cannabis Cup Events operate year-round, we generally experiences higher revenue during the second and third quarters due to the seasonal nature of shows at its outdoor festivals, which primarily occur from May through October.

In furtherance of Cannabis Cup Event expansion plans, pursuant to an Assignment of Lease and Festival Rights dated August 10, 2017 (the “BioCup Agreement”), the High Times Group acquired from Bio Cup Canada Music Festival Ltd. (“BioCup”) the right to conduct a Cannabis Cup Event at a designated venue in Vancouver, British Columbia, that is scheduled to be held between August 23, 2017 and August 28, 2017, as well as future events we may sponsor at such venue. In addition to up to CDN$200,000 of the 2017 festival expenses we agreed to assume, we paid to the stockholders of BioCup the sum of $375,000 in the form of a THC Group’s 4% unsecured convertible promissory note due December 31, 2018 (“BioCup Note”). The BioCup Note is convertible into shares of Hightimes Holding’s Class A Common Stock or shares of our successor-in-interest and must be converted into common stock if the holders of such common stock can immediately sell such shares for at least $375,000 prior to the December 31, 2018 maturity date. BioCup also has registration rights pursuant to the BioCup Agreement for shares issuable upon conversion of the BioCup Note.

Our Policies and Procedures for Operating of Cannabis Cup Contests

In connection with each Cannabis Cup Event, the High Times Group engages a fully-licensed third party cannabis dispensary (each such dispensary, an “Administrator”) to administer all parts of each Cannabis Cup Event. Prior to each Cannabis Cup Event, we enter into a written agreement with the Administrator that sets forth all of its obligations and ensures that the dispensary is properly licensed. We also contract with an independent third party observer to supervise all activity of the applicable Administrator in connection with each Cannabis Cup Event to ensure compliance with all applicable laws, rules and regulations.

The High Times Group’s function in the organization and administration of the Cannabis Cup Events is to facilitate registration of contestants and supply Administrators with pre-labelled packaging and explicit instructions for each Event entry. The Administrator exclusively intakes, handles and stores all products that are being entered into the Event for judgment. The Administrator is contractually obligated to maintain the security and safety of the products, and the security and safety of all personnel, contestants and patients on Administrator's premises. At no time does any member of the High Times Group handle, store or distribute any products.

Event contestants also register with the applicable Administrator in advance of the Cannabis Cup Event. On the applicable date(s), contestants will bring their products to the Administrator, and place such products into the official packaging we provide. The Administrator collects the products and distributes it to a contracted panel of licensed cannabis patients (or similarly approved testers) and a licensed pre-approved laboratory for testing and evaluation, in accordance with the Cannabis Cup Event rules provided by the High Times Group. The testers evaluate the products according to pre-determined criteria and submit their votes on the High Times Group’s HTScorebook website. The Administrator provides information and support at our direction, but is not permitted to interfere in any way with our process, requirements or software.

In accordance with our Cannabis Cup vendor program, High Times Group explicitly warns all vendors, guests, performers and attendees of the Cannabis Cup Events that they are required to comply with applicable laws concerning the distribution of cannabis in any amount and that the High Times Group does not directly or indirectly sell, promote or condone the illegal sale or distribution of cannabis or marijuana at the Cannabis Cup Events. For more information please see the section entitled, “Risk Factors—Risks Relating to the High Times Group.”

50

Other Business Opportunities

The High Times Group seeks to license the High Times® and Cannabis Cup® trade names, characters and visual and literary properties to various manufacturers, developers and retailers throughout the world. Branded merchandise is sold by its licensees directly through online distribution channels. High Times Group generates revenue primarily from licensing its branded properties, including trademarks and media content, to third parties for use on consumer merchandise. Further, the High Times Group sells its branded merchandise through its direct to consumer internet shopping sites and e-commerce stores. Significant costs include costs of goods sold and distribution expenses, operating labor and retail occupancy costs, product development and marketing.

The High Times Group’s e-commerce websites currently include 420.com, CannabisCup.com and Hightimes.com, with nearly 4.0 million monthly unique users (74% male, 73% millennials (ages: 18-34)). The 420.com website is a new on-line store, which High Times Group envisions becoming the “everything store” for cannabis-related products.

Our licensing operations cover a diverse range of products and live event categories. The High Times Group licenses the High Times® and Cannabis Cup® brands and properties for use on third-party products or services. High Times Group earns royalties or participate in revenue sharing arrangements with strategic partners, both of which are usually based on a fixed percentage of the wholesale or retail selling price of the products or services.

We intend to increase its efforts to leverage the High Times® and Cannabis Cup® brands. High Times Group is in discussions for the development of branding opportunities, which it will seek to structure as a joint venture, partnership, licensing and royalty agreement.

Below is a sampling of the product licensing, category opportunities High Times Group is exploring:

●	Clothing

●	Rolling Papers

●	Lounges (formally legalized in Denver this election cycle)

●	Vaporizers

●	Shoes

●	Streetwear

●	Movies, Documentaries and TV: both Historically Scripted and Reality

Intellectual property

We own registered trademarks “High Times®” “Planet Hemp®” and the design for the medical Cannabis Cup. In addition, we also use common law marks that have not been, or due to their nature are unable to be, registered, including, without limitation:

●	POT40

●	COUNTRY FAIR CUP

●	POT SHOTS

●	ASK DR. MITCH

●	TRAILBLAZERS

●	S.T.A.S.H. AWARD

●	HIGH FIVE

●	DANNY DANKO

●	FREE WEED WITH DANNY DANKO

The High Times Group is the owner of the intellectual property related to various publication and other visual (including audio visual works and photographs) and written content, which it distributes through the High Times® Magazine and via its digital distribution channels.

51

The High Times Group generally relies on trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect its intellectual property and proprietary rights. The High Times Group currently owns trademark protection for its name and logos in the United States, pursuant to certain trademark and copyright applications and registrations worldwide. Further, High Times Group also uses common law marks that have not been, or due to their nature are unable to be, registered with the Trade United States Patent and Trademark Office. Although the High Times Group has been granted registered trademarks by the United States Patent and Trademark Office, there can be no assurance that any trademarks or common law marks relied upon by the High Times Group, if any, will not be challenged in the future, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to the High Times Group.

In addition, there can be no assurance that standard intellectual property confidentiality and assignment agreement with employees, consultants and others will not be breached, that the High Times Group will have adequate remedies for any breach, or that its trade secrets will not otherwise become known to or independently developed by competitors. Furthermore, there can be no assurance that the High Times Group’s efforts to protect its intellectual property will prevent others from unlawfully using its trademarks, copyrights and other intellectual property. Our success depends in part, on its continued ability to license its intellectual property. An inability to continue to preserve and protect its intellectual property would likely have a material adverse effect on its business, operating results or financial condition.

Government Regulation and Federal Policy of Cannabis

Under the federal Controlled Substance Act (“CSA”), the policies and regulations of the federal government and its agencies are that Cannabis (marijuana) is a Schedule 1 Controlled Substance that is addictive and has no medical benefit. Accordingly, a range of activities, including cultivation and the personal use of cannabis, is prohibited and subject to prosecution and criminal penalties. Unless and until Congress amends the CSA with respect to medical Cannabis, there is a risk that the federal authorities may enforce current federal law, and High Times Group may be deemed to be engaged in producing, cultivating, or dispensing cannabis in violation of federal law, or High Times Group may be deemed to be facilitating the sale or distribution of drug paraphernalia in violation of federal law with respect to its business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our strategic goals, revenues, and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial interpretation, and stated federal policy remains uncertain. For more information please see the section entitled, “Risk Factors—Risks Relating to the High Times Group.”

The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical cannabis laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, “Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws.” However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against cannabis, under the Commerce Clause of the United States Constitution, in certain instances, the federal government may criminalize the production and use of cannabis, even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, under the Obama Administration, the Department of Justice (the “DOJ”) has issued Guidance Regarding Cannabis Enforcement to all United States attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning cannabis enforcement in light of state laws legalizing medical and recreational cannabis possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

●	Distribution of cannabis to children;

●	Revenue from the sale of cannabis going to criminals;

●	Diversion of medical cannabis from states where it is legal to states where it is not;

●	Using state authorized cannabis activity as a pretext of other illegal drug activity;

●	Preventing violence in the cultivation and distribution of cannabis;

●	Preventing drugged driving;

●	Growing cannabis on federal property; and

●	Preventing possession or use of cannabis on federal property.

52

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of cannabis for use on private property but has relied on state and local law enforcement to address cannabis activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical cannabis and recreational cannabis in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical cannabis.

In contrast to federal policy, there are currently 29 states and the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment.

Notwithstanding the above, in light of the recent Presidential election of Donald Trump and his appointment of cabinet members, including Jeffrey Sessions as Attorney General, the risk of strict enforcement of the CSA may be significantly increased.

For example, on December 14, 2016, The Drug Enforcement Administration (the “DEA”) filed a new Rule, published in the Federal Register on December 14, 2016, and currently set to become effective on January 13, 2017, that seeks to control all naturally occurring cannabinoids from the cannabis sativa L plant. The DEA attempted something very similar in 2003, and the Ninth Circuit Court of Appeals rejected its efforts as unlawful and beyond the scope of the DEA’s delegated Congressional authorization.

The new rule states that cannabis extracts and any cannabinoids, such as CBD, are now classified as a Schedule I Drug. On Tuesday, December 13, the DEA amended the Code of Federal Regulations (the “CFR”). According to the amended CFR, cannabis extracts are apparently labeled a Schedule I controlled substance, and that may drastically affect how extract companies operate in the U.S.

More specifically, on December 14, 2016 the Federal Register published information concerning a Final Rule enacted by the DEA pertaining to a change to 21 CFR 1308. In summary, the DEA has created a new Administration Controlled Substances Code Number for “Marihuana Extract.” According to the Federal Register, “[t]his code number will allow DEA and DEA registered entities to track quantities of this material separately from quantities of marihuana” in order to comply with “relevant treaty provisions.” The DEA stated that all cannabis extract companies must rewrite their paperwork to reflect the update by January 13, 2017.

The fact that the DEA is attempting to outlaw all cannabinoids is of concern to many participants in the cannabis industry and problematic as it pertains to portions of the plant not legally defined as “marihuana,” and as it pertains to lawfully cultivated and processed Farm Bill-compliant industrial hemp.

Litigation

The THC Group is involved in a pending litigation in New York State Supreme Court with a former employee who alleges that Trans-High breached his employment agreement and seeks damages of $6,000,000. THC Group has counterclaimed against the former employee. The dispute is in the discovery stage. The High Times Group believes that it has valid defenses and intends to vigorously defend this action.

From time to time we become the subject of litigation that is incurred in the ordinary course of its business. However, to date, no pending or threatened litigation involves and federal or state governmental agency.

Property

Trans-High was a sub tenant under a sub-lease entered into as of October 1, 2016, for a portion of the Desmond Building, located at 5514 Wilshire Blvd., Los Angeles, CA 90036.

Effective November 1, 2017, Hightimes Holding entered into a one-year sublease of approximately 2,500 square feet of office space at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a monthly rental of $10,000. Hightimes Holding may renew the lease for a second year at the same rent. The lessor is Pride Media, Inc., a corporation controlled by Adam E. Levin, the Chief Executive Officer of the Company. See “Related Party Transactions.”

Trans-High also leases approximately 1000 square feet of executive offices and production space at 119 West 24th Street – 2nd Floor, NY, NY 10011 under a sublease expiring April 2018. Monthly rent is $11,500. The sublessor is Green Rush Daily, Inc., a company owned by Scott McGovern.

53

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our executive officers and directors and their business experience follows:

Name	Age	Position	Length of Service

Adam E. Levin	38	Chief Executive Officer, President and Chairman of the Board	Inception to Present
David Peck	36	Vice President of Business Development	Since April 2017
David Newberg	59	Vice President of Finance and Chief Financial Officer	Since June 2017
Colin Conway	33	Secretary and Director	Since January 2017
Coleen Manley	59	Director	Since March 3, 2017
Eleanora Kennedy	76	Director	Since March 3, 2017
Justin Ehrlich	39	Director	Since October 2017
Stormy Simon	49	Director	Since November 2017

During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Adam Levin, Chief Executive Officer and Chairman of the Board. Adam Levin is the founder of Hightimes Holding and has served as its Chairman and Chief Executive Officer, since its inception in December 2016. In March, 2017, Mr. Levin led the acquisition of Trans-High Corporation and has served as Chief Executive Officer of the Hightimes Group since March 2017. He brings over 15 years of leadership experience running Internet-based technology and e-commerce companies to his role as Chairman and Chief Executive Officer.  Mr. Levin has been Managing Director of Oreva Capital Corp, since September 2016 and for five years prior to that was the Managing Director of Vert Capital Corp where he oversaw the day to day operations of the firm, and led the acquisition of a number of companies. He has extensive experience in the fields of mobile, social networking, entertainment as well as venture capital and merger and acquisition strategies. Mr. Levin has been a featured speaker at CES, MIPTV, MONY Conference, CTIA, Wireless Influencers, and has been featured in The Wall Street Journal, The NY Times, Fortune, Bloomberg and Entrepreneur Magazine. He has appeared on CNN, NPR, MSNBC, HBO and Fox News.  Mr. Levin also served as Chief Executive Officer and a director of Bebo.com, Inc., a social networking and content website, from 2010 to 2012. Bebo.com, Inc., filed for protection under Chapter 11 of the United States Bankruptcy Code in May 2013. Mr. Levin was an officer of Bebo within the two year period prior to the filing of the Chapter 11 petition but had resigned as an officer and director prior to such filing.  Mr. Levin currently serves on the board of directors of Pride Media, Inc., and previously served as the Chairman of the Board of Directors of Pixelmags until its sale in 2016.  Mr. Levin earned a BA from Thomas Edison State College. We believe Mr. Levin’s extensive leadership experience in social media, e-commerce companies and venture capital will benefit the Company’s development.

David Peck, Vice President, Business Development. Mr. Peck will be employed as the Vice President, Business Development of the Company and shall be responsible for coordination and planning of the Company’s business partnerships, e-commerce, and business development. Beginning in May 2013, Mr. Peck was the Director of Digital Operations at Sock Panda LLC, an Angel backed E-commerce company in Venice, California. He was responsible for tripling revenues through corporate partnerships with Girl Scouts of America, Facebook, and Amazon, as well as Social Media Marketing, and an innovative E-Commerce subscription strategy.

David Newberg, Vice President of Finance. Mr. Newberg has over 25 years’ experience and is a veteran in executive finance. From 1989 to 2004, he served as VP of Finance at Rhino Entertainment, a subsidiary of Warner Music (Time Warner Corporation) where he directed company accounting and finance operations for all business units, growing from a $20 million independent company to over $600 million globally. From 2005 to 2007, he served as Chief Financial Officer of Live Universe Inc., a start-up company that owned over 40 social/music media, websites, where he was responsible for directing all company accounting, finance, and human resource functions. Previously he was Chief Financial Officer of Delta Entertainment Corporation, a self-distributing entertainment company that wholesales audio/video products. Other companies David has been involved with in providing CFO consulting or running operations were SMC Entertainment (a public OTC music label), NXTM, Scopely, and The Wrap. Mr. Newberg has a BS in Accounting and Finance, and a MS in Finance from CSU-Long Beach. David has an active CPA license and is also a CMA, CFM, and CFP.

54

Colin Conway, Secretary and Director. Since October 2016, Mr. Conway has been a managing director of Oreva Capital Corp., a Los Angeles based merchant bank focused on making direct investments in diversified, private operating companies.  Mr. Conway participated in the acquisition of Trans High Corporation in March 2017.  For four years prior to Oreva Capital Mr. Conway served as a managing director at Vert Capital Corp., where he led the business development team and participated in the acquisition and restructuring of private operating companies in various industries including digital media, Internet, software, and apparel. Adam E. Levin, our Chief Executive Officer the chief executive officer of Oreva Capital and was the chief executive officer of Vert Capital Corporation.  From 2010 to 2012, Mr. Conway was previously an associate director at Weston Capital Management, LLC, a Connecticut based Hedge Fund and Fund of Funds. We believe Mr. Conway’s banking, investment and marketing, as well as his experience with companies operating in the media and internet industries, will be an asset to our Board of Directors.

Colleen Manley, Director. Ms. Colleen Manley has served as a director of High Times Holding Corp. since March 2017 and for the past five years has served as a director of Trans-High Corporation. Ms. Manley is an attorney a member of the Arizona State Bar since 1985. She is a partner of Manley Law one of Arizona's oldest family law practices. She specializes in working with and representing multi-family offices in Arizona as well as other jurisdictions. Ms. Manley has also been a Director at American Green, Inc. since April 25, 2011. She is actively involved in issues involving children and the environment and in various charities in Arizona. In 1986, Ms. Manley was admitted to US Court of Appeals for the Ninth Circuit. As an attorney, Ms. Manley has earned the coveted "AV" rating, and her law firm has been awarded "pre-eminent" status. We believe Ms. Manley’s legal experience will be an asset to our Board of Directors.

Eleanora Kennedy, Director. Ms. Eleanora Kennedy is an accomplished interior designer and published writer. She is known for her charitable causes and is a board member of the Society of Memorial Sloan Kettering Cancer Center, a co-director of the Shana Alexander Charitable Foundation and a member of the women’s board of the Central Park Conservatory in New York City. Ms. Kennedy’s lifelong interest in issues regarding women and children’s right include her work at the United Nations which allowed her to open the General Assemble to screen the impactful movie Trade starring Kevin Kline. She served as a special advisor to the President of the UN General Assembly in 2008-2009. A graduate of the Fashion Institute of Technology and the New York School of Interior Design, Ms. Kennedy began her career in merchandising at Saks Fifth Avenue in New York and later became an executive a t the Associated Merchandising Corporation and a director of Creative Merchandising at Joseph Magnins. We believe Ms. Kennedy’s publishing and leadership experience will be an asset to our Company and the Board of Directors.

Justin Ehrlich, Director. Justin Ehrlich is a partner in VE Equities LLC, a full-service real estate company with capabilities in investment, finance, asset management and construction. Justin is responsible for managing the firm’s real estate investment and finance activities and handling the company’s overall operations and asset management. He has completed over $10 billion of luxury mixed-use and condominium projects in Manhattan and is also currently developing several mixed-use projects in California. In addition, Justin is a partner in Churchill Real Estate Holdings LLC, an alternative investment platform offering short term debt products to institutional and private clients. Mr. Ehrlich holds a BA in Business Administration from Boston University’s School of Management and earned a MS in Real Estate Finance and Investment from New York University. He served as the Secretary of the 125th Street Business Improvement District from 2008 to 2009. He has received numerous awards and honors from multiple industry organizations including the 2011 Developer of The Year Award from Young Jewish Professionals and was the Guest of Honor at the YJP 2014 Founders Gala at Cipriani Downtown. Mr. Ehrlich is currently on the Board of Directors for A Caring Hand and BDS Analytics. We believe Mr. Ehrlich’s experience in investment and real estate will be an asset to our Company’s Board of Directors.

Stormy Simon, Director. Ms. Stormy D. Simon served as the President of Overstock.com Inc. since July 27, 2016 and also served as its Co-President from February 22, 2013 to April 10, 2014. Ms. Simon served as Senior Vice President of Customer and Partner Care at Overstock.com Inc. until February 22, 2013. She served as Senior Vice President of Customer Care, Public Relations & Branding of Overstock.com Inc. Ms. Simon served as Vice President of Books, Music and Videos of Overstock.com Inc. since February 19, 2004, and also served as its Senior Vice President BMV and Off-Line Advertising and Chief of Staff. She served as Vice President, BMMG; Travel and Off-Line Advertising of Overstock.com Inc. Ms. Simon headed Overstock.com BMV category and was responsible for all offline marketing including television, radio and print advertising. She joined Overstock.com in 2001 and served various marketing and management positions including Director of Business-to-Business. She served as a Director of Overstock.com Inc. from May 2011 to September 30, 2016. Ms. Simon’s extensive experience at Overstock.com, as well as her interest in the cannabis industry, will be an asset to our Company’s Board of Directors.

55

Board of Directors Structure and Risk Oversight

Our Certificate of Incorporation authorize three classes of directors. The Class I directors have a term of office for one year or until their successors are elected and qualified; the Class II directors have a term of office of two years or until their successors are elected and qualified and the Class III directors have a term of office of three years or until their successors are elected and qualified.

Ms. Manley and Ms. Kennedy will be elected to serve until the annual meeting of stockholders of Hightimes Holding to be held in 2018; Ms. Simon and Mr. Conway will be elected to serve until the annual meeting of stockholders of the Successor to be held in 2019; and Messrs. Levin and Ehrlich will be elected to serve until the annual meeting of stockholders of the Successor to be held in 2020. In addition, it is anticipated that Mr. Levin will be designated Chairman of the Board

If the Origo Merger shall be consummated, Colleen Manley and Eleanore Kennedy will tender their resignations and Edward J. Fred and Jeff Gutovich will fill the vacancies created by such resignations, as designees of Origo. Messrs. Fred and Gutovich will be elected to serve until the annual meeting of stockholders of High Times Media Corporation to be held in 2018; Ms. Simon will be elected to serve until the annual meeting of stockholders to be held in 2019; and Messrs. Levin and Ehrlich will be elected to serve until the annual meeting of stockholders to be held in 2020. In addition, it is anticipated that Mr. Levin will be designated Chairman of the Board.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship with the Company which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity.

Under such definitions, Messrs. Conway and Ehrlich, and Ms. Simon are independent directors.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed above, to our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

56

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

EXECUTIVE COMPENSATION

Executive Officer and Directors Compensation

Prior to December 31, 2016, no executive officer or director of Hightimes Holding received any compensation or other remuneration.

Employment and Consulting Agreements

Adam E. Levin. Hightimes Holding has entered into an employment agreement with Adam E. Levin, effective as of July 17, 2017 and expiring December 31, 2020, under which he shall serve as Chairman and Chief Executive officer of the Company and its subsidiaries. Under the terms of the agreement, Mr. Levin receives a base salary of $500,000 per annum and an annual bonus of $500,000 payable following the end of each of the three calendar years commencing with the year ended December 31, 2018 in the event that either (i) the consolidated revenues of the High Times Group exceeds 120% of the consolidated revenues for the immediately preceding year, or (ii) the closing price of the Company common stock as traded on any securities exchange at the end of any of the three calendar years exceeds 120% of the closing price of such common stock at the end of the prior calendar year. The employment agreement contains change of control provisions, severance payments upon termination without cause, and permits Mr. Levin to work from his office in Puerto Rico.

David Peck. In March 2017, THC entered into a one-year employment agreement with David Peck under which Mr. Peck would serve as Vice President, Business Development of THC and subsidiaries. Mr. Peck receives a salary of $140,000 and stock options to purchase 57,658 shares of Class A Common Stock at $4.01 per share that vests over a period of four years if THC elects to renew the employment agreement at the expiration of the term of the agreement. Mr. Peck’s employment is “at will” and he may be terminated by THC at any time during the term of the agreement with our without cause.

Matthew Stang. Pursuant to the THC Purchase Agreement, THC and Matthew Stang, an individual, entered into an employment agreement, dated March 1, 2017, whereby Mr. Stang agreed to undertake the title of Chief Revenue Officer of THC for a period expiring on December 31, 2020 and subject to further extension (the “Stang Employment Agreement”). Under the terms of the Stang Employment Agreement, Mr. Stang will receive an initial base salary of $300,000 USD as well as an initial signing bonus in the amount of $43,333. Mr. Stang will also be entitled to an annual bonus not to exceed $250,000 in each anniversary year, subject to Mr. Stang being directly responsible for THC achieving certain revenue targets or milestones. In addition, Mr. Stang received options to purchase 365,166 shares of Class A Common Stock in the Hightimes Holding Stock Incentive Plan.

57

Scott McGovern. On August 31, 2017, THC entered into a three-year employment agreement with Scott McGovern, under which Mr. McGovern will be Senior Vice President of Publishing of THC and its subsidiaries. Under the terms of the agreement, Mr. McGovern will receive an annual salary of $250,000 plus an annual bonus (payable in cash or shares of Company common stock) based on THC and subsidiaries meeting certain revenue targets established by the board of directors of the Company. Mr. McGovern also receive stock options vesting in equal one-third installments at the end of each anniversary year of employment to purchase up to 288,289 shares of Company Class A Common Stock at an exercise price of $4.01 per share.

The 2016 Stock Incentive Plan

The following is a summary description of the Hightimes Holding 2016 Equity Incentive Plan. This summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached as an exhibit for the Form 1-A of which this Offering Circular is a part.

Purpose.  The purpose of the Equity Incentive Plan is to advance our interests and the interests of our shareholders by providing incentives to certain employees, directors, consultants and other individuals who contribute significantly to our strategic and long-term performance objectives and growth.

Administration.  The Equity Incentive Plan will be administered by our Compensation Committee or such other committee as determined by our Board, or by the Board itself (“Committee”). The Committee will have the authority to select Equity Incentive Plan participants, grant awards, determine the type, size, terms and conditions of awards and adopt rules for the administration, interpretation and application of the plan.

Types of Awards under the Incentive Plan.  The Equity Incentive Plan provides for the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants (cash and equity), and other share-based awards, or other awards consistent with the purposes of the Equity Incentive Plan.

Grant of Awards; Shares Available for Awards.  Certain employees, directors, consultants and independent contractors will be eligible to receive grants of awards under the Equity Incentive Plan. The total number of shares of Class A Common Stock available for issuance under the plan will be 2,882,887 shares. No person will receive stock options or stock appreciation rights for more than 579,252 shares in any fiscal year.

If any Common Stock issued pursuant to an award are forfeited or cancelled, then such shares that are forfeited or cancelled will be or become available for issuance under the Equity Incentive Plan. Common Stock (i) delivered in payment of the exercise price of a stock option, (ii) not issued upon settlement of a stock appreciation right or (iii) delivered to or withheld by the Company to pay withholding taxes, shall not become available for issuance under the Equity Incentive Plan. The number of Common Stock issued or reserved pursuant to the Equity Incentive Plan will be subject to adjustment for stock splits, stock dividends and similar changes in Common Stock (including adjustment if the Redomestication is approved by the shareholders of Origo. The repurchase of Common Stock by Origo shall not increase the maximum number of shares available for issuance under the plan. Any dividends or distributions on unvested awards are payable only when such awards vest.

Stock Options.  Stock options may be qualified as an incentive stock option (an “Incentive Stock Option”) under the Internal Revenue Code of 1986 (the “Code”), and the regulations thereunder, or a stock option not qualified as such under the Code (collectively, an “option”). The exercise price of an option will be equal to or greater than the fair market value of the Common Stock on the date of grant; provided, however, Incentive Stock Options granted to an employee who owns more than 10% of the voting power of our stock (a “ten-percent employee”) will have an exercise price of not less than 110% of the fair market value at the time of grant. An option may be exercised within such period or periods as may be determined by the Committee; provided, however, any Incentive Stock Option granted to a ten-percent employee will not be exercisable after the expiration of five (5) years from the date of grant and any other option will expire ten (10) years from the date of grant. No stock option will vest sooner than one (1) year from grant.

58

Termination of Employment; Disability; Death; Retirement.  Upon termination of employment, or cessation of a non-employee director’s service on our Board, an award previously granted, unless otherwise specified in the award agreement, will, to the extent not exercised with respect to any option or stock appreciation right, or to the extent that any of the designated goals (including any service period) with respect to any other award have not been achieved prior to the lapse of any such restrictions and/or to the extent that, for whatever reason, such award has not vested, become null and void and be forfeited, provided that:

(i)	if the employee or non-employee director dies during employment or service or during the three (3) month period following the termination of employment or service by reason of retirement or dismissal other than for cause, or during the one (1) year period following termination by reason of disability, a stock option or stock appreciation right may be exercised (to the extent otherwise exercisable) for a one-year period following the date of death;

(ii)	if the employee or non-employee director retires or becomes disabled, a stock option or stock appreciation right may be exercised (to the extent otherwise exercisable) at any time up to three (3) months after retirement or termination other than for cause and one (1) year after termination for disability; and

(iii)	if the employee or non-employee director to whom an award of restricted stock or restricted stock units, performance grant or any other share-based award will have been granted terminates by reason of such person’s death, retirement or disability, then to the extent such award has not otherwise been forfeited, the award will vest and all restrictions will lapse as of the date of such person’s death, retirement or disability.

If an employee voluntarily terminates employment, or if a non-employee director terminates service on our Board, or is discharged for cause, any award granted under the Equity Incentive Plan will, unless otherwise specified by our Committee, terminate and be forfeited.

Dilution and Other Adjustments.  In the event a dividend (other than a regular cash dividend) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other of our securities, issuance of warrants or other rights to purchase Common Stock or other of our securities, or other similar corporate transaction or event that affects the Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits under the Equity Incentive Plan, the Committee will, in an equitable manner, adjust the terms of an award or, if deemed appropriate, provide for an equivalent award or substitute award or make provision for a cash payment to the holder of an outstanding award.

Stock Options Issued.

Under the 2017 Hightimes Holding Incentive Stock Option Plan an aggregate of 2,882,884 shares of Class A Common Stock are authorized for issuance. On August 25, 2017, the board of directors of Hightimes Holding issued a total of 1,729,732 stock options, of which 579,252 options were granted to Adam E. Levin and an aggregate of 1,153,154 stock options were granted to other executive officers, directors and consultants. All options granted are exercisable at $4.01 per share. So long as the holder of the options remain as an officer or director of Hightimes Holding, the options vest over a period of three years, to the extent of one-third of all granted options as of August 25, 2018 (the first anniversary of the date of grant) and thereafter on a quarterly basis over the remaining eight quarters. At such time as the option holder ceases to be an officer or director of Hightimes Holding, such person must exercise his or her option within six months following termination of employment or services as a director.

Hightimes Holding issued the following stock options to its officers and directors and a key employee of THC:

Name of Employee or Director	Date of Grant	No. of Stock Options

Adam E. Levin	August 25, 2017	579,252
David Peck	August 25, 2017	57,926
Scott McGovern	August 25, 2017	289,630
David Newberg	August 25, 2017	57,658
Justin Ehrlich	August 25, 2017	-0-
Stormy Simon	August 25, 2017	-0-
Matthw Stang	March 4, 2017	366,865

Other than the stock options granted in March 2017 to Matthew Stang, none of the stock options have vested.

59

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Policy

Any transaction between Hightimes Holding and/or its subsidiaries with any executive officer, director or affiliate of such individual must be (a) on terms no less favorable to the High Time Group than it could obtain from unrelated third parties, and (b) approved or ratified by a majority of the disinterested directors.

Related Party Transactions

Effective March 1, 2017, the Company entered into a three-year management services agreement with Oreva Capital Corp., an affiliate of Adam E. Levin. Under the terms of such agreement, Oreva will provide the Hightimes Group with general administrative and financial services, including dealings with bankers, lenders, investors and assisting the Company’s board of directors in connection with capital transactions. For such services, Oreva will receive a monthly fee of $35,000 for so long as no default or event of default to ExWorks Capital under the Senior Loan Agreement shall occur and be continuing.

In connection with the funding of the $7,500,000 senior loan by ExWorks Capital, the AEL Irrevocable Trust, a trust established for the benefit of Adam E. Levin, our Chairman and Chief Executive Officer, and members of his family, entered into a limited guaranty with the Senior Lender, pursuant to which the AEL Trust agreed to guaranty an aggregate of $5,300,000 of the senior indebtedness, which guaranty terminates if the ExWorks indebtedness is reduced to $3,000,000 or below. As collateral to secure the guaranty, the AEL Trust agreed to pledge or grant to the senior lender a first priority lien on all 3,675,717 shares of Class A Common Stock owned by the AEL Trust in Boxlight Corporation, a public corporation that has applied to list its shares on NASDAQ under the symbol “BOXL”.

Prior to commencement of this Offering, the Company issued $780,650 in notes to 10 investors that converted into 595,380 Class A Common Stock or 3.0% of our 20,359,848 outstanding shares of Class A Common Stock as of November 15, 2017.

The Company subleases its executive offices in California at 10990 Wilshire Boulevard, Los Angeles, CA 90024 at a facility leased by Pride Media, Inc., a corporation controlled by Adam E. Levin, the Chief Executive Officer and a director of the Company. We sublease a total of 1700 square feet, or approximately 22% of the 7700 square feet of space leased by Pride Media and pay and allocable portion of the $3,943 per month rent payable by Pride Media under the sublease based upon the amount by which the space leased by us bears to 100% of the leased space.

The Company also subleases offices for the THC Group in New York at 119 W 24th Street, New York, New York, 10011 under a two-year sublease from Green Rush Daily, Inc., a company owned by Scott McGovern, Vice President of Publishing of the Company, that has also entered into a sponsorship and advertising agreement with THC. We lease a total of 1100 square feet of space leased by Green Rush Daily and pays and allocable portion of the $11,500 per month rent payable by Green Rush Daily under the sublease based upon the amount by which the space leased by us bears to 100% of the leased space.

Origo Merger Related Agreements

In connection with the Origo Merger, Hightimes Holding agreed to provide Origo with executed Voting Agreements from Hightimes Holding’s shareholders that are executive officers or directors or otherwise hold at least a majority of the outstanding shares of Hightimes Holding’s common stock. Under the Voting Agreements, the Hightimes Holding shareholders party thereto will generally agree to vote all of their Hightimes Holding shares in favor of the Merger Agreement and related transactions and to otherwise take certain other actions in support of the Merger Agreement and related transactions and refrain from taking actions that would adversely affect such Hightimes Holding stockholder’s ability to perform its obligations under the Voting Agreement. Each Voting Agreement prevents transfers of the Hightimes Holding shares held by the Hightimes Holding stockholder party thereto between the date of the Voting Agreement and the date of the meeting of Hightimes Holding stockholders.

At the Closing, Hightimes Media Corporation, a Nevada corporation and the Successor to Origo, will enter into a Consulting Services Agreement with Oreva pursuant to which Oreva is to perform certain services for the Successor, including administrative services, dealing with investment bankers, investor relations consultants and other members of the investment community, and assisting in connection with proposed acquisitions, dispositions and financings. Adam Levin, the Chief Executive Officer and a director of Hightimes Holding, is Managing Director of Oreva.

To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which any director or executive officer, or any security holder who is known by us to own of record or beneficially own more than five percent (5%) of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

60

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITY HOLDERS

The following table shows the beneficial ownership of our Common Stock (including both our Class A Common Stock and shares of Class B shares of Common Stock that may be issued to certain holders of the Sellers Purchase Notes) as of the date of this Offering Circular held by (i) each director; (ii) each executive officer; (iii) all directors and executive officers as a group and (iv) each person (giving pro-forma effect to the acquisition of the High Times Group) known to us to be the beneficial owner of more than 5% of any class of our shares before giving effect to the sale of all 90,865 shares of Class A Common Stock offered by the Company in the CF Offering and all 1,818,182 shares of Class A Common Stock offered by the Company in this Offering Circular, and (b) after giving effect to the sale of all 1,909,047 shares of Class A Common Stock offered for by the Company in both the CF Offering and this Reg A+ Offering for gross proceeds of $21,000,000; in each case, assuming all such shares are sold.

As of the date of this Offering Circular, there were 20,359,848 shares of our Class A Common Stock and no shares of our Class B Common Stock issued and outstanding. Assuming the mandatory conversion of all outstanding principal amount of Sellers Purchase Notes at $10.65 per share into 2,102,020 shares of Class A Common Stock, as at the date of this Offering Circular a total of 22,461,868 shares of our Common Stock will be outstanding. If all 1,909,047 shares of Class A Common Stock offered for by the Company in both the CF Offering and this Reg A+ Offering are sold for gross proceeds of $21,000,000, the total number of outstanding shares of our Class A Common Stock will be increased to approximately 24,370,915 shares of Common Stock (both voting Class A Common Stock and non-voting Class B Common Stock), excluding up to 1,161,616 additional shares of Class A Common Stock issuable upon exercise of warrants, at $0.001 per share, issued to ExWorks, and 1,737,779 shares of Class A Common Stock issuable under stock options that have been granted.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

61

In the event that less than 1,181,182 shares of Class A Common Stock are sold in this Offering for $20,000,000, the percentage interests in outstanding Common Stock allocable to the 20,454.545 Class A Common Stock issued to stockholders who beneficially own Class A Common Stock immediately prior to this Offering and the additional 2,102,070 shares of Class A Common Stock issuable to the former stockholders of THC upon conversion of their Seller Purchase Notes will be proportionately increased.

	Current		After Offering
Name and Address (1)	Common Stock	Percent Owned	Common Stock	Percent Owned
Adam E. Levin (2)	3,007,784	14.70%	3,007,784	13.45%
David Peck (3)	0	0.00%	0	0.00%
Stormy Simon (4)	0	0.00%	0	0.00%
David Newberg (5)	0	0.00%	0	0.00%
Colleen Manley (6)	719,305	3.52%	719,305	3.22%
Eleanora Kennedy (7)	2,292,787	11.21%	2,292,787	10.25%
Justin Ehrlick (8)	772,346	3.78%	772,346	3.45%

All Directors and names executive officers as a group	6,792,222	33.21%	6,792,222	30.37%

Greater than 5% Beneficial Owners:
AEL Irrevocable Family Trust	2,703,212	13.22%	2,703,212	12.09%
Eleanora Kennedy	2,292,787	11.21%	2,292,787	10.25%
Judith Baker	1,663,394	8.13%	1,663,394	7.44%
Candle light Trust (Judith Baker, Trustee)	989,045	4.84%	989,045	4.42%
Roma Ventures, LLC	1,216,446	5.95%	1,216,446	5.44%
James Bailey	1,080,908	5.28%	1,080,908	4.83%

(*)	Assumes the sale of all 90,865 shares of Class A Common Stock offered in the CF Offering.

(1)	The officers and directors provide services at the business address of the Company. Address is c/o Hightimes Holding Corp., 10990 Wilshire Blvd, Penthouse, Los Angeles, CA 90024

(2)	Includes all shares of Class A Common Stock owned by the AEL Irrevocable Trust, and Adam Levin Living Trust. Mr. Levin disclaims beneficial interest in all 2,690,695 of the shares owned by the AEL Irrevocable Trust in which Edwin Hur, Trustee, has sole voting and dispositive power. Does not include 579,252 shares of Class A Common Stock issuable under stock options granted to Mr. Levin that vest over three years to the extent of 1/3 of the options on November 15, 2018 and thereafter in 8 equal quarterly amounts so long as he shall remain an officer of Hightimes Holding.

(3)	Does not include 57,658 shares of Class A Common Stock issuable under stock options granted to Mr. Peck that vest over three years to the extent of 1/3 of the options on November 15, 2018 and thereafter in 8 equal quarterly amounts so long as he shall remain an officer of Hightimes Holding.

(4)	Does not include 0 shares of Class A Common Stock issuable under stock options granted to Ms. Simon that vest over three years to the extent of 1/3 of the options on November 15, 2018 and thereafter in 8 equal quarterly amounts so long as she shall remain an officer of Hightimes Holding.

(5)	Does not include 57,658 shares of Class A Common Stock issuable under stock options granted to Mr. Newberg that vest over three years to the extent of 1/3 of the options on November 15, 2018 and thereafter in 8 equal quarterly amounts so long as he shall remain an officer of Hightimes Holding.

(6)	Consists of 447,483 shares of Class A Common Stock held by Eggluftstein Sub Trust in which Ms. Manley is sole trustee and 268,491 shares of Class A Common Stock held by Approved Trust 1 in which Ms. Manley is a co-trustee. Ms. Manley has sole voting and dispositive power over the shares held by the Eggluftstein Sub Trust and Ms. Manley and Judith Baker, as co-trustee have sole voting and dispositive power over the shares held by the Approved Trust 1.

(7)	Represents shares of Class A Common Stock owned by the Michael Kennedy Trust in which Eleanora Kennedy is the Trustee, with sole voting and dispositive power.

(8)	Represents shares of Class A Common Stock owned by Red Investments, LLC in which Justin Ehrlich is the managing member.

(9)	Consists of shares of Class A Common Stock owned individually by Ms. Baker and shares of Class A Common Stock held by Candlelight Trust in which Ms. Baker is sole trustee.

(10)	Represents shares of Class A Common Stock held by Roma Ventures LLC. Israel Maxx Abramowitz is the sole member of Roma Ventures and is the step-brother of Adam E. Levin. Mr. Levin disclaims any legal or beneficial interest in the shares held by Roma Ventures.

62

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our capital stock as provided in Hightimes Holding’s certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see such certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to this Offering Circular.

General

The Certificate of Incorporation of Hightimes Holding, as amended, provides that our authorized capital stock consists of 110, 000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, each with a par value of $0.0001 per share. An aggregate of 100,000,000 shares of Common Stock are designated as Class A voting Common Stock (“Class A Common Stock”) and 10,000,000 shares of Common Stock are designated as Class B non-voting Common Stock (“Class B Common Stock”). Upon completion of this Offering, Hightimes Holding will consummate a 1.9308657-for-one forward split of its outstanding Common Stock, resulting in the outstanding shares (including the 47,059 shares contemplated to be sold in the CF Offering) increased being reduced to 20,501,840 shares. The 10,000,000 shares of authorized preferred stock may be issued in one or more series containing such rights, preferences and privileges as the Hightimes Holding Board of Directors may, from time to time, designate (“Preferred Stock”). No shares of Preferred Stock have been issued.

A description of the material terms and provisions of our Certificate of Incorporation, as amended, affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our second amended and restated Certificate of Incorporation which is attached to this Offering Memorandum as Exhibit A

Common Stock

Hightimes Holding has two classes of Common Stock authorized, issued and outstanding as of the date of this Offering Circular: Class A Common Stock and Class B Common Stock. Holders of these two series of Common Stock have equal rights, powers and privileges, except that the Class B Common Stock is non-voting and only holders of Class A common Stock are entitled to vote.

As of the date of this Offering Circular, after giving effect to our forward stock split, Hightimes Holding had 43,000,000 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding.

As of the date of this Offering Circular and assuming the sale of all $1,000,000 of Class A Common Stock in the CF Offering, Hightimes Holding had 20,359,848 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding.

Voting

The holders of Class A Common Stock are entitled to one vote per share held at all meeting of shareholders (an written actions in lieu of a meeting) and holders of Class B Common Stock are not entitled to any vote on any matter requiring the affirmative vote or consent of stockholders of the Company, including without limitation, the election of directors and for all other corporate purposes, except as required under the Delaware General Corporate Law.

There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

63

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to Hightimes Holding’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Currently, no shares of Preferred Stock have been designated or issued.

2016 Equity Incentive Plan

Under the 2016 Hightimes Holding Incentive Stock Option Plan (after giving effect to our 1.9308657-for-onestock split) an aggregate of 2,896,299 shares of Class A Common Stock will be authorized for issuance. On November 15, 2017, the board of directors of Hightimes Holding issued a total of 1,737,779 stock options, of which 579,252 were granted to Adam E. Levin and the balance of the stock options were granted to other executive officers, directors and employees of the Hightimes Group. All options granted are exercisable at $10.65 per share as per the Company’s 409A valuation dated September 1, 2017. So long as the holder of the options remain as an officer or director of Hightimes Holding, the options vest over a period of three years, to the extent of one-third of all granted options as of November 15, 2018 (the first anniversary of the date of grant) and thereafter on a quarterly basis over the remaining eight quarters. At such time as the option holder ceases to be an officer or director of Hightimes Holding, such person must exercise his or her option within six months following termination of employment or services as a director.

We have not registered the Plan, or the shares subject to issuance thereunder, pursuant to the Securities Act. Absent registration, such shares, when issued upon exercise of options, would be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Administration of the Plan is by our board of directors (the “Board of Directors”) or a committee appointed by the Board of Directors which consists of one (1) or more members (the “Committee”). To date, no such Committee has been appointed, and the Board has elected to administer the Plan itself.

Exclusive Venue

Our amended and restated certificate of incorporation, as it will be in effect upon the closing of this Offering, will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or the bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Bylaws and Delaware Law

Our certificate of incorporation and bylaws, as they will be in effect upon consummation of this Offering, also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

64

NOL Protective Provisions. Our amended and restated certificate of incorporation will contain provisions (the “NOL Protective Provisions”) intended to prevent certain future transfers of our capital stock which could adversely affect the ability of FCCG and us to use FCCG’s tax net operating loss carryforwards (“NOLs”) for federal and state income tax purposes and certain income tax credits. The NOL Protective Provisions will generally restrict any person or entity from attempting to transfer (which includes sales, transfers, dispositions, purchases and acquisitions) any shares of our Common Stock (or options, warrants or other rights to acquire our Common Stock, or securities convertible or exchangeable into our Common Stock), to the extent that such transfer would (i) create or result in an individual or entity (a “Prohibited Person”) becoming either a “5-percent shareholder” of our Common Stock as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and related Treasury Regulations (“Section 382”), or the beneficial owner (as defined under the Securities Exchange Act of 1934) of five percent (5%) or more of our Common Stock or (ii) increase the stock ownership percentage of any existing Prohibited Person. The NOL Protective Provisions does not restrict transfers that are sales by a Prohibited Person, although they would restrict any purchasers to the extent that the purchaser is or would become a Prohibited Person. A committee of our board of directors comprised solely of independent directors would have the discretion to approve a transfer of stock that would otherwise violate the NOL Protective Provisions. In deciding whether to grant a waiver, the committee may seek the advice of counsel and tax experts with respect to the preservation of federal and state tax attributes pursuant to Section 382.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals. Our amended and restated certificate of incorporation will provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated certificate of incorporation will provide that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

In addition, in our amended and restated certificate of incorporation, we have elected not to be governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person, and would include FCCG.

65

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the consummation of this Offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of FAT Brands Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware. See “—Exclusive Venue” above.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be VStock Transfer, LLC.

NASDAQ Listing

We have applied to list the shares of our Class A Common Stock on the Nasdaq Capital Market under the symbol “HITM.”

Dividend Policy

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

PLAN OF DISTRIBUTION

 Hightimes Holding is offering, at an offering price of $11.00 per share, a minimum of 454,545 shares of our Class A Common Stock for $5,000,000 and up to a maximum of 1,818,182 shares of our Class A Common Stock for up to $20,000,000 (the “Offered Shares”).

In the event all of the Offered Shares are sold, we may, in our discretion, sell in the offering up to 2,727,273 additional newly issued shares of Class A Common Stock at the offering price of $11.00 per share (the “Additional Shares”) and increase the dollar amount of the offering of the Offered Shares and Additional Shares to as much as $50,000,000.

66

All of our shares of Class A Common Stock being offered on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. This Offering will terminate on the first to occur of (i) the date on which all 1,818,182 Offered Shares and any Additional Shares we elect to sell are sold for total gross proceeds of up to $50,000,000 (the “Maximum Offering”), (ii) consummation of the Origo Merger, or (iii) February 28, 2018, subject to our right to extend such date for up to 90 days in our sole discretion (in each case, the “Termination Date”). If the Company has received and accepted subscriptions for the $5,000,000 representing the sale of a minimum of 454,545 shares of Class A Common Stock (the Minimum Offering”) on or before the Termination Date, then the Company will close on the $5,000,000 Minimum Offering Amount (the “Initial Closing”) and, until the Termination Date, may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares and any Additional Shares. Until the $5,000,000 Minimum Offering amount is obtained, the proceeds for the offering will be kept in an escrow account described below. Upon achievement of the $5,000,000 Minimum Offering amount and the closing on such amount, the proceeds from the Minimum Offering amount will be distributed to the Company and the 1,818,182 Offered Shares will be issued to the investors who subscribed for such 1,818,182 Offered Shares. Upon each Additional Closing, if any, the proceeds subject to that Additional Closing will be distributed to the Company and the associated Offered Shares and any Additional Shares will be issued to the investors who subscribed for such shares. If the offering does not close, the proceeds for the offering will be promptly returned to investors, without deduction and generally without interest. Bank of America, Los Angeles, California will serve as the escrow agent and will retain up to $             of interest accrued from funds deposited in the escrow account as partial compensation for serving as escrow agent. Checks should be made payable to Bank of America as escrow agent for Hightimes Holding Corp.

____________________________ has agreed to act as the exclusive, lead managing selling agent (which we refer to as the “Selling Agent”) to offer the Offered Shares and any Additional Shares we elect to sell to prospective investors on a “best efforts” basis. In addition, the Selling Agent may engage one or more sub-Selling Agents or selected dealers. The Selling Agent is not purchasing the shares offered by the Company, and is not required to sell any specific number or dollar amount of the shares in the Offering.

We have agreed to pay the Selling Agent a fee of __% of the gross proceeds received from investors who purchased Offered Shares through the Selling Agent or other selected dealers, and __% of the gross proceeds received from investors who subscribed for Offered Shares directly from the Company. We also agreed to issue to the Selling Agent a warrant to the Selling Agent to purchase shares of Common Stock equal to 5.0% of the total shares sold in the Offering, exercisable for five years at $___per share. We have also agreed to reimburse certain expenses to the Selling Agent. The Selling Agent may engages the services of other registered broker/dealers, as sub-selling agents, and allocate all or a portion of its compensation to such sub-selling agents.

Assuming we sell all 1,818,182 Offered Shares for gross proceeds of $20,000,000 we anticipate that the net proceeds we will receive will be approximately $16,600,000, after giving effect to maximum fees to the Selling Agent and other sub-selling agents of up to $1,400,000, and other offering costs, including marketing expenses and professional fees of approximately $2,000,000.

Under the terms of the Origo Merger Agreement, all existing holders of our Class A Common Stock, all investors who purchase the Offered Shares in this Offering, and other holders of the Company’s convertible notes and warrants will receive a minimum of 23,474,178 to a maximum of 27,699,530 shares of common stock, $0.0001 par value per share, of High Times Media Corporation, a Nevada corporation (the “Successor Corporation”) that the parties to the Merger Agreement contemplate will be the publicly traded company by reason of the reincorporation of Origo from the Cayman Islands to Nevada. The securities of Origo and its Successor Corporation are collectively referred to herein as the “Origo Shares.” As of the date of this Offering Circular the Origo shares closed at $____ on NASDAQ. Consummation of the Origo merger is subject to certain conditions, including the continued listing of the Origo Shares on NASDAQ.

Prior to this Offering, there has been no public market for our Common Stock. Pending consummation of the Origo Merger, we intend to apply to have our shares of Class A Common Stock approved for listing on NASDAQ under the symbol “HITM.” However, in order to meet the minimum initial listing requirements to list our Class A Common Stock on NASDAQ, we will need to receive a minimum of $________ of net proceeds from this Offering.

If we are successful in completing the Origo Merger, subject to the combined companies meeting the applicable NASDAQ requirements for continued listing, we anticipate that all shares of voting Class A common stock of High Times Media Corporation, the Nevada corporation that we anticipate will be the Successor to Origo, that will be issued to all Hightimes Holding security holders as merger consideration, together with other outstanding Origo Shares and warrants will also trade on NASDAQ.

In the event that our application to list our Class A Common Stock on NASDAQ is not approved, the Company may seek to have its Class A Common Stock quoted on the OTCQX over-the-counter exchange operated by OTC Markets Group Inc. (the “OTCQX”).

67

However, we may wait to consummate the Origo Merger before commencing trading of our Class A Common Stock on either NASDAQ or the OTCQX. As a result, you may experience a delay between the closing of your purchase of shares of our Class A Common Stock and the commencement of exchange trading of such shares on NASDAQ, the OTCQX exchange or other securities exchange.

There can be no assurance that the Hightimes Holding Class A Common Stock sold in this Offering will be approved for listing on NASDAQ or quoted on the OTCQX or other recognized securities exchange, or that the Origo Merger will be consummated. See “Risk Factors” on page 11 of this Offering Circular.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.  Following this Offering, Hightimes Holding will be a “controlled company” within the meaning of the corporate governance rules of NASDAQ. See “The Transactions” and “Management—Corporate Governance.”

ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the ten percent (10%) limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two (2) most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $1,100,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $1,100,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $1,100,000.

68

Offering Period and Expiration Date

This Offering will start on or immediately prior to the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date (the “Offering Period”).

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

69

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the ten percent (10%) of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by CKR Law, LLP, New York, New York and Los Angeles, California.

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report of RBSM, LLC, an independent certified public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

70

HIGHTIMES HOLDINGHOLDING CORPORATION

JUNE 30, 2017

Hightimes Holding Corp.

Condensed Consolidated Balance Sheet

(in thousands except share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,617	$1,456
Accounts receivable, net	976	636
Income tax receivable	25	25
Employee advances	2	-
Deferred costs and prepaid expense	420	337
Total Current Assets	3,040	2,454

Other Assets
Fixed assets and technology, net	788	887
Other assets	81	60
Total Assets	$3,909	$3,401

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$2,793	$2,127
Revolving line of credit, net	7020	1,200
Derivative liability	570	-
Deferred revenue	1,058	1,582
Capitalized lease obligations – current	25	27
Note payable – non-related party	125	-
Note payable – related party	-	375
Convertible note payable	-	1,000
Convertible share purchase note – related party, current	6,000	-
Total Current Liabilities	17,592	6,311

Capitalized lease obligations, long-term	15	25
Convertible share purchase note – related party, long-term	24,000	-
Total Liabilities	41,607	6,336

Stockholders’ Deficit
Class A common stock, par value $0.0001; 40,000,000 shares authorized; 10,169,645 and 9,865,000 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	1	1
Additional paid in capital	-	81
Accumulated deficit	(37,699)	(3,017)
Total Stockholders' Deficit	(37,698)	(2,935)
Total Liabilities and Stockholders’ Deficit	$3,909	$3,401

See accompanying notes to these unaudited condensed consolidated financial statements.

Hightimes Holding Corp.

Unaudited Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2017 and 2016

(in thousands)

Revenue	2017	2016
Festivals, events and competitions	$8,206	$7,394
Publishing and print advertising	1,863	2,490
All other	62	-
Total Revenue	10,131	9,884

Cost of Revenue
Festivals, events and competitions costs	5,924	5,353
Publishing cost	531	859
Total Cost of Revenue	6,455	6,212
Gross Profit	3,676	3,672

Operating expenses:
Sales and marketing	165	189
General and administrative	3,103	3,985
Professional fees	7,510	826
Depreciation and amortization	115	36
Total Operating Expenses	10,893	5,036

Loss from operations	(7,217)	(1,364)

Other income (expense):
Interest expense, net	(2,145)	(51)
Finance charges	(242)	-
Other income	8	4

Loss before provision for income taxes	(9,596)	(1,411)
Provision for income taxes	-	(9)
Net loss	$(9,596)	$(1,420)
Deemed dividend on repurchase of THC shares	(25,075)	-
Loss attributable to common shareholders	$(34,671)	$(1,420)

See accompanying notes to these unaudited condensed consolidated financial statements.

Hightimes Holding Corp.

Condensed Consolidated Statement of Stockholders’ Deficit

For the Six Months Ended June 30, 2017

(in thousands except share data)

					Additional		Total
	Preferred Stock		Common Stock Class A		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2016	-	$-	9,865,000	$1	$81	$(3,017)	$(2,935)
Repurchase of THC Shares	-	-	(6,000,000)	-	(15,829)	-	(15,829)
Issuance of class A shares for cash	-	-	2,748,551	-	7,628	-	7,628
Deemed dividend	-	-	-	-	-	(25,075)	(25,075)
Issuance of class A shares for conversion of promissory notes	-	-	309,783	-	781	-	781
Common stock issued for compensation	-	-	3,111,311	-	6,689	-	6,689
Common stock issued for interest	-	-	135,000	-	650	-	650
Net Value of Hightimes Holding Corp.	-	-	-	-	-	(11)	(11)
Net loss	-	-	-	-	-	(9,596)	(9,596)
Balance as of June 30, 2017	-	$-	10,169,645	$1	$-	$(37,699)	$(37,698)

See accompanying notes to these unaudited condensed consolidated financial statements.

Hightimes Holding Corp.

Unaudited Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2017 and 2016

(in thousands)

	2017	2016
Cash Flows from Operating Activities
Net Loss	$(9,596)	$(1,420)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	115	36
Fair value of common stock issued for compensation	6.689	-
Fair value of common stock issued for interest	650	-
Amortization of loan discount and debt issuance	240	-
Direct write offs	-	18
Allowance for doubtful accounts	519	-

Changes in operating assets and liabilities
Accounts receivable	(860)	(190)
Employee advances	(2)	-
Prepaid expenses and other assets	(103)	336
Accounts payable and accrued liabilities	679	642
Deferred revenue	(524)	(7)
Net cash used in operating activities	(2,193)	(585)

Cash Flows from Investing Activities

Purchase of website and technology	(18)	(869)
Net cash used in investing activities	(18)	(869)

Cash Flows from Financing Activities
Payment for capitalized lease obligations	(10)	-
Proceeds from convertible notes	381	-
Cash provided from revolving line of credit	7,895	1,200
Repayment of line of credit	(1,595)	-
Cash provided from notes payable	225	1,000
Repayment of notes payable	(1,100)	-
Cash provided from notes payable related parties	1,100	-
Repayment of notes payable related parties	(1,100)	-
Payments for debt issuance cost	(148)	-
Cash payment to shareholders	(10,904)	-
Proceeds from issuance of common stock	7,628	-
Net cash provided by financing activities	2,372	2,200

Net change in cash and cash equivalents	161	746

Cash and cash equivalents, beginning of period	1,456	1,070
Cash and cash equivalents, end of period	$1,617	$1,816

Supplemental disclosure of cash flow information:
Cash paid for interest	$420	$34
Cash paid for employee deferred compensation	677	-
Cash paid for income taxes	$-	$-

Noncash investing and financing activities:
Conversion of convertible promissory notes	$781	$-
Assumed Note Payable on Merger of Hightimes Holding Corp.	$25	$-
Initial derivative liability and debt discount of warrants issued for revolving line of credit	$570	$-

Purchase consideration accounted by issuing notes	$30,000	$-

See accompanying notes to these unaudited condensed consolidated financial statements.

Hightimes Holding Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2017 and 2016

(in thousands, except share data)

Note 1 - Nature of Business and Financial Statement Presentation

Hightimes Holding Corp. (“Holding” or the “Company”) was incorporated in Delaware corporation in December 2016. Holding was formed to acquire 100% of the common stock of Trans-High Corporation.

Effective March 1, 2017, the Company acquired 100% of the issued and outstanding common stock of Trans-High Corporation (“THC”) and its wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. (collectively “High Times Group”).

Trans-High Corporation was incorporated and began operations in the State of New York in 1974. THC was formed to engage in the development, publishing, marketing and sale of a print magazine, “HIGH TIMES” ®. THC conducts its business under the name of High Times. The business of High Times Group is now the sole business of the Company.

High Times Group has evolved from a print magazine into a diversified media, information services and live entertainment company focused on creating and distributing authoritative and engaging content related to “all things Cannabis” to consumers and businesses throughout the world. Over its 43-year history, the HIGH TIMES® magazine has been providing consumers and businesses with information on cultivation, legal issues, entertainment, culture and hard-hitting news surrounding the Cannabis industry.

High Times Group is comprised of businesses across a range of media platforms, including: traditional print publications, digital publication of our content, and original over-the-top content programming distributed under our High Times brand. High Times Group’s content makes its various print and online properties a source of news and information within the Cannabis industry and a destination for consumers across various media outlets. Our core properties, including our High Times and Cannabis Cup brands, our products and services are delivered to a broad audience within the Cannabis industry market.

The High Times Group delivers its content to consumers across numerous distribution platforms consisting not only of traditional print, but also through an array of digital platforms including websites, applications for mobile devices and tablets, social media and live entertainment events. The High Times Group is focused on pursuing integrated strategies across its business divisions to continue to capitalize on the growth in digital consumption and the development of continuing state legalization of both medical and recreational Cannabis consumption and production. The Company believes that the increasing number of media choices and formats will allow us to continue to deliver our content in a more engaging, timely and personalized manner, provide opportunities to more effectively monetize our content via strong customer relationships and more compelling and engaging advertising solutions and reduce the production and distribution costs of print publication and continue to focus on digital platforms and live entertainment events.

The Company’s operations are organized into two reporting segments: (i) festivals events and competitions, including live events and productions, including our Cannabis Cup®, and (ii) publishing and print advertising, including the publication of our monthly High Times Magazine®, Other non-segment operating revenue includes e-Commerce; and licensing and branding, including co-sponsorship and strategic partnership arrangements.

Merger of Hightimes Holding Corp. and Trans-High Corporation

Trans-High Corporation (“THC”) completed a merger transaction on March 6, 2017, an accounting effective date of March 1, 2017 with Hightimes Holding Corp., (“Holding”) a Delaware corporation formed on December 2, 2016. Until the merger, Holding had nominal amount of assets and liabilities, except for restricted funds used solely to affect the merger transaction. Effective with the merger, the directors and shareholders of Trans-High Corporation thereupon had economic control. Trans-High Corporation has been considered the acquirer in this transaction, commonly referred to as a “reverse merger” of a non-substantive holding company, and accounted for as a recapitalization. Accordingly, no goodwill or other adjustment in basis of assets is recorded, the shares of Holding, the legal acquiring entity, are treated as issued as of the date of the transaction, and the shares held by the economic controlling shareholders after the transaction, are treated as outstanding for the entirety of the reporting periods. Trans-High Corporation currently remains a wholly-owned subsidiary of Hightimes Holding Corp.

Financial Statement Presentation

The condensed consolidated financial statements include the accounts of Holding and its wholly owned subsidiaries, after eliminating all significant intercompany balances and transactions. Holding does not have any off-balance sheet arrangements.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC), specifically Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (GAAP) for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the Trans-High Corporation's audited consolidated financial statements for the years ended December 31, 2016 and 2015, which are included in Origo's Proxy Statement and Registration Statement on Form S-4, filed with the SEC on November 13, 2017.

The condensed consolidated financial statements as of June 30, 2017, and for the six months ended June 30, 2017 and 2016, are unaudited but, in management's opinion, include all normal, recurring adjustments necessary for a fair presentation of the results of interim periods. The year-end condensed consolidated balance sheet data as of December 31, 2016, were derived from audited financial statements, but do not include all disclosures required by GAAP. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017. For further information, refer to the Company been derived from the audited financial statements at that dates to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the six-month period ended June 30, 2016, and the year ended December 31, 2015, the Company has incurred a net loss of $9,596 and $2,926 and as of June 30, 2017, has an accumulated a deficit of $37,699. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes and/or a private placement of common stock.

Note – 2 Summary of Significant Accounting Polices

Principles of consolidation

The consolidated financial statements include the accounts of the Company its wholly-owned subsidiary Trans-High Corporation and its wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. (collectively the “Company”). All intercompany transactions have been eliminated.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date.  ASC 820, Fair Value Measurements, establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  These tiers include:

●	Level 1 - defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2 - quoted prices for similar assets and liabilities in active markets or inputs that are observable

●	Level 3 - inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

Common Stock Purchase Warrants and Derivative Financial Instruments

Common stock purchase warrants are classified as equity if the contracts (1) require physical settlement or net-share settlement or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as equity or liabilities. The Company assesses classification of its common stock purchase warrants and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

Recent Accounting Pronouncements

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception, (ASU 2017-11). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company is currently assessing the potential impact of adopting ASU 2017-11 on its financial statements and related disclosures.

In February 2017, the Financial Accounting Standards Board ("FASB") issued ASU 2017-05, “Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Topic 610-20)”, which clarifies the scope and application of ASC Topic 610-20 on accounting for the sale or transfer of nonfinancial assets, that is an asset with physical value, such as real estate, equipment, intangibles or similar property. ASU 2017-05 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We have not yet evaluated the impact of the adoption of this accounting standard on our financial position, results of operations, cash flows, or presentation thereof.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In January 2017, the FASB issued ASU 2017-03, “Accounting Changes and Error Corrections (Topic 250) and Investments – Equity Method and Joint Ventures (Topic 323)” which amends the Codification to incorporate SEC staff views regarding recently issued accounting standards and investments in qualified affordable housing projects. The guidance requires registrants to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. ASU 2017-03 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years with early adoption permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. We do not expect the adoption of ASU 2017-03 to have a material impact our financial position, results of operations, cash flows, or presentation thereof.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”). The standard clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Under ASU 2017-01, to be considered a business, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Prior to the adoption of the new guidance, an acquisition or disposition would be considered a business if there were inputs, as well as processes that when applied to those inputs had the ability to create outputs. Early adoption is permitted for certain transactions. Adoption of ASU 2017-01 may have a material impact on the Company’s consolidated financial statements if it enters into future business combinations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU requires changes in the presentation of certain items in the statement of cash flows including but not limited to debt prepayment or debt extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. This guidance will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, will require adoption on a retrospective basis and will be effective for the Company on January 1, 2018. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments within this ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Entities may early adopt the amendments within this ASU but not prior to the fiscal years beginning after December 15, 2018, including the interim periods within those fiscal years. An entity will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). However, a prospective transition approach is required for debt securities for which another-than-temporary impairment had been recognized before the effective date. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is designed to address simplification of several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption of this ASU is permitted and would be applied on a retrospective basis back to the beginning of fiscal year that included any such interim period in which early adoption was elected. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires companies leasing assets to recognize on their balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on contracts longer than one year. The lessee is permitted to make an accounting policy election to not recognize lease assets and lease liabilities for short-term leases. How leases are recorded on the balance sheet represents a significant change from previous GAAP guidance in Topic 840. ASU 2016-02 maintains a distinction between finance leases and operating leases similar to the distinction under previous lease guidance for capital leases and operating leases. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In March, April, May, and December 2016, the FASB issued the following updates, respectively, to provide supplemental adoption guidance and clarification to ASU 2014-09. These standards must be adopted concurrently upon the adoption of ASU 2014-09. The Company is currently evaluating the potential effects of adopting the provisions of these updates.

2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net);

ASU No. 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing;

ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and

ASU No. 2016-19, Technical Corrections and Improvements.

Note 3 – Merger Transaction

Effective March 1, 2017, Trans-High Corporation’s stockholders (“THC Stockholders”) sold 100% of the capital stock of Trans-High Corporation, and indirectly the subsidiaries of Trans-High, under the terms and conditions of a stock purchase agreement (the “THC Acquisition”) with Hightimes Holding Corp. dated February 14, 2017. The transaction price for the THC Acquisition was $42,200 plus 4,000,000 shares of Class A Common Stock of Holding which represent at closing 40% of the “Fully-Diluted Holding Class A Common Stock.”

The purchase price details as follows:

Payment to former THC Stockholders	$10,904
Purchase Note to THC Stockholders	$30,000
Payment to retire BAZ Note Payable	$1,121
Payment for Legal Costs to Close	$175

Total Purchase Price	$42,200

The purchase price was paid with $12,200 in cash (the “Closing Cash Payment”), which included approximately $1,210 used to retire the Line of Credit of THC, plus three-year installment 8% convertible purchase notes payable to the stockholders of Trans-High aggregating $30,000 (the “Sellers Purchase Notes”). The Sellers Purchase Notes accrued interest at a rate of 8% per annum which is payable in quarterly installments with the first payment due on August 28, 2017. The first quarter payment of principal ($1,500), interest ($1,200), and default interest ($54) was made on November 7, 2017. The Company determined that the fair value of the note approximated the principal amount of $30,000 based on the current market rates as of the date of the acquisition. All of the Purchase Notes automatically convert into shares of non-voting Class B Common Stock of Hightimes Holding Corp. (the “Class B Common Stock”) upon the occurrence of a “Conversion Event” which is defined as:

(a) Hightimes Holding Corp. listing the Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the Nasdaq Capital Market), (ii) the New York Stock Exchange, or (iii) the OTC Markets QX Exchange; provided, however, that in the event our Common Stock is not permitted to be listed on any one of the foregoing stock exchanges or inter-dealer quotation systems solely by reason of the nature of the Business in which the Company engages, then and in such event, a qualified stock exchange shall also mean and include the Toronto Stock Exchange (each, a “Qualified Stock Exchange”), and

(b) the “market value” (defined as the total number of outstanding shares of the Common Stock multiplied by the initial offering price of the Hightimes Holding Corp. Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange shall be equal or greater than $50,000.

The conversion price of the Sellers Purchase Notes shall be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange on the first trading day that the automatic conversion of the Sellers Purchase Notes occurs. Accordingly, each holder of Seller Purchase Notes shall receive, following a Conversion Event, that number of additional shares of the Class B Common Stock equal to the result of dividing the then outstanding principal amount of the Purchase Note held by such holder by the per share conversion price.

In addition to the Closing Cash Payment and Sellers Purchase Notes, Holding issued to the THC Stockholders 9,865,000 shares of Class A Common Stock, of which 6,000,000 was purchase back by Holding, leaving the THC Stockholders with a net of 3,865,000 shares of Class A Common Stock, thus providing that such shares, in the aggregate, shall represent at Closing of the Stock Purchase Agreement 40.0% of the issued and outstanding shares of Holding’ Fully-Diluted Common Stock.

Hightimes Holding Corp. financed the closing cash payment and the working capital through approximately $7.678 contributed to Hightimes Holding Corp. by 58 accredited investors in consideration for an aggregate of 2,748,551 shares of Class A Common Stock, and a $7,500 senior secured revolving debt facility (the “Senior Secured Revolving Debt”) provided by ExWorks Capital Fund I, L.P. to Holding and each of the members of the High Times Group, as borrowers.

The Company evaluated whether the above transaction is a substantive transaction that should be accounted for under ASC 805. Just prior to the close of the transactions, Holding was a newly-formed entity (NewCo) with nominal cash contributed and with the singular purpose to affect the merger transaction with THC. Pursuant to ASC 805-10-55-15, a new entity formed to affect a business combination is not necessarily the acquirer. Since, Holding was formed to issue equity interests to affect a business combination, the combining entities that existed before the business combination shall be identified as the acquirer by applying the guidance in ASC 805-10-55-10 through 55-14. Management determined that Holding did not have significant recombination activities to qualify Holding to be the accounting acquirer. The business combination of Holding and THC is deemed to be in substance a capital transaction rather than a business combination under ASC 805-10-55-11.

For accounting purposes, the historical operations presented are of THC’s operations with Holding consolidated as of March 1, 2017.

For financial reporting purposes, THC has been treated as the "acquirer" and the accounting is akin to a reverse acquisition.  Accordingly, the assets and liabilities of THC are reported at their historical cost and the assets and liabilities of Holding were recorded at their historical cost basis. The consolidated financial statements reported herein have been retroactively restated for all periods presented to report the historical financial position, results of operations and cash flows of THC.

The principal on the Sellers Purchase Notes is due and payable quarterly with the first payment on August 28, 2017, as follows (in thousands).

Payment date	Amount	Balance

June 30, 2017		$(30,000)
Payments 2017	3,000	$(27,000)
Payments 2018	6,000	$(21,000)
Payments 2019	4,500	$(16,500)
Payments 2020	$16,500	$-

The February 28, 2017 balance sheet of Holding, as follows (in thousands):

Cash at closing	$-
Notes receivable from THC	825
Debt issuance costs	50
Total liabilities	886
Total stockholders’ deficit	$(11)

Note 4 – Senior Secured Revolving Line of credit

The components of revolving line of credit consist of the following as of June 30, 2017 (in thousands):

Principal balance	$7,500
Debt discount	(480)
Net liability	$7,020

On February 27, 2017, The Company entered into a revolving line of credit and security agreement (“Line of Credit”) with ExWorks Capital Fund I, L.P. (“ExWorks”). The initial funding amount was $7,500 with principal payments of $100 each month beginning on September 1, 2017. Payments on the note has not yet commenced. Subsequently in November 2017, the line of credit was modified (as described hereunder). The Line of Credit originally terminated on February 27, 2018 (“Maturity Date”). Interest payments are payable the first day of each month in arrears at a rate of 15% per annum.

The borrowing base is initially up to 90% of aggregate outstanding eligible accounts receivable plus 75% of the appraised market value of the Company’s intellectual property less availability reserve, which are discretionary amounts determined by the lender for taxes and other governmental charges, including valorem, personal property, sales and other taxes which may have priority over ExWorks’ security interest. ExWorks has security agreement covering all the Company’s tangible and intangible assets. Also, the AEL Irrevocable Trust, for which Adam Levin, the Company’s CEO, is the grantor, is a guarantor for the Line of Credit. In November 2017, the Line of Credit (“LOC”) were modified so that the funded amount of the LOC was converted to a Convertible Note with an exercise price of 90% of Merger Offer Price, and is convertible upon the merger with Origo at ExWorks’ option. The Company was permitted to increase the principal amount of Company’s existing secured loan from ExWorks Capital Fund I, L.P to up to $11.5 million from $7.5 million. For the increase in the LOC the Company agreed to issue by November 15, 2017 20,380 Common A Shares. ExWorks also granted the Company an option, exercisable at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If the Company elects to exercise the option, it will be obligated to pay ExWorks an additional fee of $0.6 million.

The Line of Credit stipulates certain negative and financial convents, with key points as follows:

1)	Restriction on indebtedness, except indebtedness incurred in the ordinary course of the Company’s business for necessary inventory; Unsecured indebtedness of Hightimes Holding Corp not to exceed $10 million which cannot be guaranteed by Trans-High Corporation or its subsidiaries, or an indebtedness with payments of principal or interest payable prior to the Maturity Date.;

2)	Maintain, on a consolidated basis with all other Borrowers, a Debt Service Coverage Ratio of at least 1.10 to 1.00 as of the last day of each Measurement Period commencing with the Measurement Period ending March 31, 2017.

3)	Achieve, for each Measurement Period commencing with the Measurement Period ending March 31, 2017, consolidated EBITDA of at least $2.5 million.

Also, the Company issued ExWorks a warrant to purchase 2.75% of the Company’s fully diluted shares outstanding as of the date the warrant is exercised at fixed exercise price of $.01 (“Warrant”). The exercise period begins on the earliest of (a) August 31, 2017, (b) the consummation of an Approved Public Listing, or (c) a Change of Control until the February 2022. The warrants did not meet the “fixed for fixed” under ASC 815-40, Contracts in Entity’s Own Equity, therefore, the warrants were classified as a liability.

As of February 27, 2017, and June 30, 2017 the debt discount associated with this note was $570 and $480, respectively, and is expected to be amortized over the life (one-year) of the Line of Credit.

Note 5 – Convertible Promissory Notes

The Company issued convertible promissory notes in the aggregate amount of approximately $781 to ten accredited individual investors. The convertible promissory notes accrue interest at a rate of 8% per annum with all accrued and unpaid interest and principal due and mature on March 31, 2017. The convertible promissory notes are convertible into shares of the Company’s common stock at a conversion rate of $2.52 per share. The Company determined that there was no beneficial conversion feature as the conversion rate of the convertible notes exceed estimated fair value of the Company’s common stock. The proceeds from these convertible promissory notes were advanced to THC prior to February 28, 2017. The convertible notes also convert on upon the Company’s closing of the acquisition of THC. The notes converted into 309,783 shares of the Company’s common stock.

Note 6 – Fair Value Measurement

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. At June 30, 2017, the warrant balance of approximately $570, was classified as Level 3 instruments. There were no material changes in fair value of this warrant liability from February 27, 2017 to June 30, 2017. The fair value of the warrants as of February 27, 2017 and June 30, 2017 was determined using a binomial model with the following assumptions: risk free interest rate – 1.87%, volatility – 23.28%, expected term – 5 years, expected dividends– N/A.

Note 7 – Stockholders’ Equity

The total number of shares of all classes of stock which the Company shall have authority to issue is 55,000,000 shares, which includes (i) 50,000,000 shares of common stock, $0.0001 par value per share and (ii) 5,000,000 shares of preferred stock, $0.0001 par value per share. 40,000,000 shares of the Common Stock shall be designated as class A common stock and 10,000,000 shares of the common stock shall be designated as class B common stock.

The class B common stock shall be non-voting and the holders of class B common stock shall not be entitled to vote on any matter requiring the affirmative vote or consent of stockholders of the Company, including, without limitation, the election of directors and for all other company purposes. There are no issued or outstanding shares of common stock – class B.

Issuance of common stock

In a private placement offering, the Company sold approximately 2,749,000 shares of the Company’s common stock for total proceeds of approximately $7,627.

Also, the Company issued approximately 3,246,000 shares in the Company’s common stock for a value $7,339. This breaks out into 3,111,000 shares of the Company’s common stock for compensation expense of approximately $6,689, for consultants and officers of the Company, and 135,000 shares issued for interest with a value of approximately $650 of the Company’s common stock to complete the payoff of the BAZ loan and value shares to investors.

Shareholder Distributions

As part of the acquisition of THC, the Company issued approximately $10,904 of cash and convertible purchase notes of $30,000 to the THC shareholders. Since the Company has treated the acquisition as a reverse acquisition with THC being the accounting acquirer, the cash payment and convertible purchase notes were accounted for as distribution to the shareholders. Accordingly, the Company reduced additional-paid-capital by $15,829 and a charge to accumulated deficit of $25,075.

Note 8 - Business Segment Information

The Company is a diversified media company focused primarily on the cannabis industry marketplace. On the basis of products and services, the Company has established two reportable segments: national media and festivals and event production. The publishing and advertising segment includes magazine publishing, customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. The festivals and event media segment consist primarily of the operations of festivals, (i.e., the Cannabis Cup). Virtually all of the Company's revenues are generated in the U.S. and substantially all of the assets reside within the U.S. There are no material intersegment transactions.

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and EBITDA. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.

Non-cash items included in segment operating expenses are depreciation and amortization of fixed and intangible assets.

The Company manages its working capital on a consolidated basis. Accordingly, segment assets are not reported to, or used by, the Company’s management to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been presented.

The following table presents financial information by segment (in thousands):

Years ended December 31,	2017	2016
(In thousands)
Revenues
Publishing and print advertising	$1,863	$2,491
Festival and event production	8,206	7,393
Other	62	-
Total revenues	$10,131	$9,884

Segment profit (loss)
Publishing and print advertising	$659	$370
Festival and event production	(681)	(1,706)
Unallocated corporate	(7,195)	(28)
Loss from operations	(7,217)	(1,364)
Other income (expense)	(2,379)	(56)
Loss before income taxes	$(9,596)	$(1,420)

Note 9 – Subsequent Events

In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through November 2, 2017, the date the financial statements were available to be issued. The following significant events occurring after June 30, 2017 are discussed below:

Subsequent to June 30, 2017, the Company sold approximately 60,000 shares of the Company’s common stock for total proceeds of approximate $799,000 or $13.27 per share.

In September 2017, the Company entered into an advertising agreement with an independent third party (“Advertiser”) for potential adverting revenue of approximately $1,000,000. As compensation for the adverting space, the Company agreed to accept 332,447 shares of the Advertiser’s common stock. As of the date of the agreement the fair value of the shares was $1,000,000 based on the 10-day average closing market price (trading on the OTCQB exchange) calculation during the ten consecutive Trading Day period ending immediately prior to the Execution Date of the Agreement. The 10-day average for the period was $3.008 per share.

On August 7, 2017, Exworks entered into discussions with Hightimes Holding to grant an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock. The agreement with final terms was executed in November 2017.

ExWorks and the High Times Group entered into Amendment 2 to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,200 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to as much as $11,500.  The Company will use $2,754 of the proceeds of the additional loan advance to make the installment payment that was due on August 28, 2017 to the holders of the Purchase Notes.

Accordingly, the Line of Credit (“LOC”) was modified so that the funded amount of the LOC was converted to a Convertible Note with an exercise price of 90% of Merger Offer Price, and is convertible upon the merger with Origo at ExWorks’ option. The Company was permitted to increase the principal amount of Company’s existing secured loan from ExWorks Capital Fund I, L.P to up to $11.5 million from $7.5 million. For the increase in the LOC the Company agreed to issue by November 15, 2017 20,380 Common A Shares.

In July 2017, the Company entered into a merger agreement (“Merger Agreement”) with Origo Acquisition Corporation (“Origo”). The details of the Merger Agreement are as follows:

●	All holders of the Company’s securities (excluding Company’s options, as described below) shall be entitled to receive in the Merger an aggregate of Twenty-Three Million Four Hundred Seventy-Four Thousand One Hundred Seventy-Eight (23,474,178) common shares of Origo (the “Merger Consideration”), which is equal to Two Hundred Fifty Million Dollars ($250,000,000) divided by the agreed upon value of the Origo common shares to be issued as Merger Consideration of $10.65 per share.

●	Each holder of capital stock of Company’s shall receive at the close of the transaction for each share of capital stock of Company’s its pro rata share (Forward Split ), this is to be determined at the close of the transaction, of the Merger Consideration shares, treating any outstanding shares of Company’s preferred stock on an as-converted to Class A common stock basis (and after deducting from the Merger Consideration payable to such holders of capital stock, the Origo common shares issuable to the holders of Company’s 8% senior secured convertible promissory notes in an initial aggregate principal amount of $30 million (“The Company’s Purchase Notes”, as described below).

●	Any warrants and other rights to acquire equity securities of Company, and all other securities that are convertible into or exchangeable for equity securities of Company, (A) if exercised or converted prior to the Effective Time, shall have the resulting shares of capital stock of Company issued upon such exercise treated as outstanding shares of capital stock of Company, and (B) if not exercised or converted prior to the Effective Time will be terminated and extinguished at the Effective Time (except for the Company’s Purchase Notes, which shall be converted as described below, and the outstanding Company’s options, which shall be assumed by Origo as described below).

●	The Company’s Purchase Notes that are outstanding as of the Closing shall automatically be converted in a number of Origo common shares calculated by dividing the outstanding principal and interest of all such Company’s Purchase Notes and dividing such amount by the closing price of Origo’s common shares on the date of the Closing.

●	All outstanding Company’s options will be assumed by Origo and be converted into an option to purchase Origo common shares (each, an “Origo Assumed Option”) under the New Equity Incentive Plan (as defined below) to be adopted by Origo in connection with the Closing, keeping the same vesting schedule, but with the number of shares and price per share being equitably adjusted. Origo Assumed Options shall be in addition to the Merger Consideration and will dilute all holders of Origo securities.

TRANS-HIGH CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 and 2015

TRANS-HIGH CORPORATION

Index to Consolidated Financial Statement

December 31, 2016 and 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Trans-High Corporation

We have audited the accompanying consolidated balance sheet of Trans-High Corporation (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the periods then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those auditing standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the periods the ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency and accumulated losses. These conditions raise substantial doubt about the Company prepared to continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ RBSM LLP

New York, New York

November 6, 2017

New York NY, Washington DC, San Francisco CA, Las Vegas Nevada

Mumbai and Pune India, Beijing China, and Athens Greece

Member of ANTEA International with affiliated offices worldwide

Trans-High Corporation

Consolidated Balance Sheets

As of December 31,

(in thousands except share amounts)

	2016	2015
Assets
Current Assets
Cash and cash equivalents	$1,456	$1.070
Accounts receivable, net	636	115
Income tax receivable	25	16
Prepaid expense and deferred cost	337	339
Total Current Assets	2,454	1,540
Other Assets
Fixed assets and technology, net	887	312
Other assets	60	55
Total Assets	$3,401	$1,907

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$2,127	$1,205
Deferred revenue	1,582	743
Capitalized lease obligations - current	27	23
Line of credit	1,200	-
Note payable- related party	375	-
Convertible note payable	1,000	-
Total Current Liabilities	6,311	1,971
Capitalized lease obligations, less current	25	52
Total Liabilities	6,336	2,023

Stockholders’ Deficit
Common stock, no par value; 100 shares authorized; 83 and 83 shares issued and outstanding, respectively	782	782
Treasury stock	(700)	(700)
Related party stock receivable	-	(107)
Accumulated deficit	(3,017)	(91)
Total Stockholders’ Deficit	(2,935)	(116)
Total Liabilities and Stockholders’ Deficit	$3,401	$1,907

The accompanying notes are an integral part of these consolidated financial statements.

Trans-High Corporation

Consolidated Statements of Operations

For the Years Ended December 31, 2016 and 2015

(in thousands)

	2016	2015
Revenue
Festivals, events and competitions	$9,938	$13,111
Publishing and advertising	4,303	4,548
Merchandising and branding	367	442
Total Revenue	14,608	18,101

Cost of Revenue
Festivals, events and competitions costs	6,684	4,553
Publishing and advertising cost	1,100	1,284
Merchandising and branding cost	12	19
Total Cost of Revenue	7,796	5,856
Gross Profit	6,812	12,245

Operating expenses:
Marketing and advertising	365	361
General and administrative	7,464	10,739
Professional fees	1,789	1,553
Total Operating Expenses	9,618	12,653

Loss from operations	(2,806)	(408)

Other income (expense):
Interest expense, net	(126)	(7)
Other income – settlement	-	163
Other income	6	9
Total non-operating (expenses) income	(120)	165

Loss before provision for income taxes	(2,926)	(243)

Provision for income taxes	-	(44)

Net loss	$(2,926)	$(287)

The accompanying notes are an integral part of these consolidated financial statements.

Trans-High Corporation

Consolidated Statement of Changes in Stockholders Deficit

for the years ended December 31, 2016 and 2015

(in thousands)

	Common Stock		Treasury	Related Party Stock	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Stock	Receivable	Deficit	Equity
Balance as of December 31, 2014	75	$532	$(700)	$-	$196	$28
Shares issued for cash and receivables	8	250	-	(107)	-	143
Net loss	-	-			(287)	(287)
Balance as of December 31, 2015	83	782	(700)	(107)	(91)	(116)
Cash received for subscription receivable	-	-	-	107	-	107
Net loss	-	-	-	-	(2,926)	(2,926)
Balance as of December 31, 2016	83	$782	$(700)	$-	$(3,017)	$(2,935)

The accompanying notes are an integral part of these consolidated financial statements.

Trans-High Corporation

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

(in thousands)

	2016	2015
Cash Flows from Operating Activities
Net loss	$(2,926)	$(287)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	79	68
Allowance for doubtful accounts	453	(508)
Direct write-offs	608	307
Changes in operating assets and liabilities:
Accounts receivable	(1,582)	623
Income tax receivable	(8)	120
Prepaid expenses and other current assets	(3)	(113)
Accounts payable and accrued liabilities	1,028	(53)
Deferred revenue	839	210
Net cash (used in) provided by operating activities	(1,512)	367

Cash Flows from Investing Activities:
Purchases of fixed assets	(654)	(99)
Net cash used in investing activities	(654)	(99)

Cash Flows from Financing Activities
Cash payments for capital lease obligations	(23)	(25)
Proceeds from line of credit	1,200	-
Proceeds from borrowing from HTH	375	-
Proceeds from convertible note	1,000	-
Proceeds from issuance of common stock	-	250
Net cash provided by financing activities	2,552	225

Net change in cash and cash equivalents	386	493

Cash and equivalents, beginning of period	1,070	577

Cash and equivalents, end of period	$1,456	$1,070

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$44
Cash paid for interest	$80	$7

Non-cash investing and financing activities
Stock receivable related party adjusted against accrued payroll	$107	$35

The accompanying notes are an integral part of these consolidated financial statements.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 1 – Nature of Business

Trans-High Corporation (“THC” or the “Company”), a New York Corporation, was originally founded in 1974 as a print magazine publisher, “HIGH TIMES”®. THC has evolved from its magazine publishing root to a diversified media and event production company. The Company is focused on creating and distributing authoritative and engaging content related to “all things Cannabis” to consumers and businesses throughout the world. Over its 43-year history, the HIGH TIMES® magazine has been providing consumers and businesses with information on cultivation, legal issues, entertainment, culture and hard-hitting news surrounding the Cannabis industry. High Times is a monthly publication all about the marijuana counter-culture. It features articles on the legalization of marijuana, gives tips on growing cannabis, as well as detailing other drug articles, and providing “Highwitness News.” It also has concert information and music reviews.

The Company has two main operating segments: (i) festivals events and competitions, including live events and productions, including our Cannabis Cup and advertising, including the publication of our monthly High Times Magazine. The publishing media segment includes print magazines, digital and mobile media, brand licensing activities, database-related activities, business-to-business marketing products and services, and other related operations. The events and festivals segment includes the production of live events and festivals catering to the Cannabis industry and marketplace in the United States. The Company serves serve artists, venues and has a team of professionals to secure content and promote ticket sales; The Company invests in technology to build innovative products which advance its advertising and mobile media platforms; and they are paid by advertisers and sponsors that want to connect their brands with the High Times and Cannabis Cup passionate fan base. THC’s operations are diversified geographically within the United States (U.S.) and the Company has a broad customer base.

The Company’s core properties, including our High Times and Cannabis Cup brands, are delivered which includes the High Times Magazine, related websites and its wholly-owned subsidiary to an audience within markets of the Cannabis industry. The High Times Group consists of Trans-High Corporation and High Times Productions, Inc., (HTP), which includes the Festivals and Cannabis Cup.

The High Times Group delivers its content to consumers across numerous distribution platforms consisting not only of traditional print, but also through an array of digital platforms including websites, applications for mobile devices and tablets, social media and live entertainment events. The High Times Group is focused on pursuing integrated strategies across its business divisions to continue to capitalize on the growth in digital consumption and the development of continuing state legalization of both medical and recreational Cannabis consumption and production. We believe that the increasing number of media choices and formats will allow us to continue to deliver our content in a more engaging, timely and personalized manner, provide opportunities to more effectively monetize our content via strong customer relationships and more compelling and engaging advertising solutions and reduce the production and distribution costs of print publication and continue to focus on digital platforms and live entertainment events.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices

Principles of consolidation

The consolidated financial statements include the accounts of all Trans-High Corporation wholly owned subsidiaries High Times Production Inc., Cannabis Business Digital, LLC, The Hemp Company of America, Inc., Hemp Times, Inc., High Times, Inc., New Morning Productions, Inc. and Planet Hemp, Inc. All the subsidiaries are inactive except for High Times Production, Inc. All intercompany transactions have been eliminated.

Use of estimates

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Actual results could differ materially from these estimates.

On an ongoing basis, estimates, including the following:

●	the useful lives of website and technology; allowance for doubtful accounts; and

●	assumptions used in determining the need for, and amount of, a valuation allowance on net deferred tax assets.

Estimates are based on historical experience, available market information, appropriate valuation methodologies, and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the years ended December 31, 2016 and 2015, the Company has incurred a net loss of $2,926 and $287 and as of December 31, 2016 has an accumulated a deficit of $3,017. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes and/or a private placement of common stock. The Company was merged with High Times Holding Corporation effective March 1, 2017.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Segment Information

For all periods presented, the Company’s reportable segments are publishing and Festivals & Events. The Festivals and Events segment involves the promotion of live music events under the trademarked name, Cannabis Cup, in the US in the in rented third-party venues, the production of music festivals and the creation of associated content. The revenue generated by the Festivals and Events segment includes ticket sales, sponsorship and advertising. The Company manages the development of strategic sponsorship programs in addition to the sale of national and local sponsorships and placement of advertising such as signage, promotional programs, rich media offerings, including advertising associated with live streaming and music-related content, and ads across the Company’s distribution network of events and websites.

The media publishing segment includes magazine publishing, customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. The Publishing segment is accounting for 32% and 28% of the Company’s total revenues in 2016 and 2015, respectively, and consists of operations related to magazine and digital distribution of content, principally through the Company’s website, hightimes.com. Revenues from magazine and digital advertising represented approximately 72% of the segment’s revenues in 2016, while circulation revenues represented approximately 20% of the segment’s revenues.

High Times, is the leading publication for the High Times brand. The magazine content targets primarily the cannabis industry. The Company publishes 12 issues of High Times annually and quarterly special editions.

Magazine Production, Distribution and Fulfillment. The Company produces and prints its magazines under an agreement with Quad Graphics. The vast majority of subscription copies of the magazines are delivered by the U.S. Postal Service. The Company uses Curtis Printing Company for the sales, marketing, billing, collection and distribution services for retail and newsstand sales of the magazines; and Palm Coast for subscription fulfillment services for the magazines.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Digital

Websites

Hightimes.com, is a premier website for cannabis related content, and it offers a vast quantity of continually updated articles and videos Starting in 2015, the Company invested in a redesign of its website that allows for additional functionality. This, along with other enhancements such as a responsive website design, allows for improved user engagement and expanded advertising inventory, including optimized access from smartphones and tablets.

Digital Editions and Apps

High Times is available on multiple digital platforms. Digital editions are available through Amazon’s Kindle Fire and through the Zinio platform. In 2016, digital editions accounted for approximately 4% of all circulation. In addition to the digital editions of the magazine, the Company also produces numerous mobile and tablet applications to further distribution of the magazine and provide for content through creative, accessible platforms to accommodate the growing popularity of smartphones and tablet devices.

Competition

Publishing is a highly competitive business in an industry undergoing rapid change. The magazines, websites and digital apps compete not only with other similar products, but also with other mass media, websites and many other types of leisure-time activities. Competition for advertising dollars in magazine operations is primarily based on advertising rates, as well as editorial and aesthetic quality, the desirability of the magazine’s demographic, reader response to advertisers ‘products and services and the effectiveness of the advertising sales staff. In addition, as a result of a shift from print to digital media, the magazines are increasingly face competition for audience and advertising from a wide variety of digital alternatives, including blogs and other do-it-yourself websites and digital applications, social media sites, digital advertising networks and exchanges, and other new media formats. High Times competes for readers and advertising dollars with other cannabis industry related lifestyle magazines and websites. Capturing advertising sales for the digital properties is highly competitive as well. The website www.hightimes.com competes with other how-to, cannabis and lifestyle websites. Competition for digital advertising is based on the number of unique users the sites attract each month, the demographic profile of that audience and the number of pages they view on the site and audience response to advertisers’ products and services and the challenge is to attract and retain users through an easy-to-use and content-relevant website.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Competition (continued)

Virtually all of the Company’s revenues are generated in the U.S. and all of the assets reside within the U.S.

Revenue and expenses earned and charged between segments are eliminated in consolidation. The Company’s capital expenditures below include accruals and expenditures funded by outside parties such as landlords.

The Company manages its working capital on a consolidated basis. Accordingly, segment assets are not reported to, or used by; the Company’s management to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been presented.

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and EBITDA. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented in these notes to the financial statements.

Fair Value of Financial Instruments

The carrying amount of our cash and cash equivalents, account receivables from customers, accounts payable, accrued expenses, amounts due to director, line-of-credit, notes payable – related parties and notes payable – third parties approximates fair value because of the short maturity and liquidity of those instruments.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Fair Value Measurement

Financial assets and liabilities recorded in the accompanying consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:

Level 1 – Financial assets and liabilities whose values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2 – Financial assets and liabilities whose values are based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Financial assets and liabilities whose values are based on unobservable inputs for the asset or liability.

The following tables present the Company’s assets that are measured at fair value on a recurring basis:

	December 31, 2015
(in thousands)	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements

Mutual funds	$274	$-	$-	$274

Total	$274	$-	$-	$274

December 31, 2016
(in thousands)	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements

Mutual funds	$-	$-	$-	$-

Total	$-	$-	$-	$-

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Fair Value Measurement (continued)

Assets measured at fair value on a nonrecurring basis

The Company’s non-financial assets, such as property and equipment (including software), are not required to be measured at fair value on a recurring basis. The Company evaluates the recoverability of when events or changes in circumstances indicate that the carrying amounts may not be recoverable. Any resulting asset impairment requires that the asset be recorded at its fair value.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less. The Company’s cash and cash equivalents consist of domestic bank accounts as well as interest-bearing accounts consisting primarily of bank deposits and money market accounts managed by third-party financial institutions. Cash and cash equivalents are stated at cost, which approximates fair value.

Cash held in interest-bearing operating accounts from time-to-time may exceed the Federal Deposit Insurance Corporation insurance limits. To reduce its credit risk, the Company utilizes known financial institutions that hold the Company’s cash and cash equivalents; however, these balances could be impacted in the future if the underlying financial institutions fail. To date, the Company has experienced no loss or lack of access to its cash or cash equivalents; however, the Company can provide no assurances that access to its cash and cash equivalents will not be impacted in the future by adverse conditions in the financial markets.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Accounts Receivable

The Company’s accounts receivable is primarily due from advertisers and sponsors. Credit is extended to clients based on an evaluation of each client’s creditworthiness and financial condition; collateral is not required. The Company maintains allowances for uncollectible accounts, returns, and discounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific reserves to reduce the amounts recorded to what it believes will be collected when a customer’s account ages beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations. The allowance for uncollectible accounts is based on the aging of such receivables and any known specific collectability exposures. Accounts are written off when deemed uncollectible. Allowances for rebates, rate adjustments, returns, and discounts are generally based on aging of the receivables with balance over 90 days reserved. Net Credit balances due to refunds or other make-goods are reclassed to liability. Concentration of credit risk with respect to accounts receivable is generally limited due to the large number of geographically diverse clients and individually small balances. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $497 and $44 at December 31, 2016 and 2015, respectively.

Prepaid Expense and deferred costs

The majority of the Company’s prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future concert events or festivals. All advances are expected to be recouped over a period of less than 12 months. These prepaid costs are charged to operations upon completion of the related events or festivals. Prepaid expense includes costs paid by the Company for future publications of the magazine. These costs, consist primarily of magazine issue production, printing, and any prepaid postage costs, are capitalized and recognized in expenses when the publication has occurred, generally does not to exceed 12 months.

Fixed assets and technology, net

Property and equipment (tangible and intangible) are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation or amortization expense is provided primarily by the straight-line method over the estimated useful lives of the assets. The Company’s fixed assets include assets such as technology infrastructure, internal-use software, website development and leasehold improvements. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases. During 2016, the Company substantially completed the buildout of a new corporate website.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Fixed assets and technology, net (continued)

These assets consist of the fees paid to third-parties to develop and build the website. The estimated useful lives of the fixed assets are as follows:

Life (years)
Furniture and equipment	3-7
Leasehold improvements	life of lease
Computer software	3-5
Website design	3-5
Digital app software	3-5

Leasehold improvements are amortized over the shorter of the term of the related leases or estimated useful lives. Major maintenance activities and improvements are capitalized; other maintenance, repairs, and minor renewals are expensed. Depreciation and expenses for maintenance, repairs, and minor renewals are included in both Cost of Sales and Selling and Administrative Expense on the Consolidated Statements of Income.

Included in fixed assets is the capitalized cost of digital app software (internal-use software) and website development, including software used to upgrade and enhance the Website and processes supporting the business. The Company capitalizes costs incurred during the application development stage of internal-use software and amortize these costs over the estimated useful life of three to five. Costs incurred related to design or maintenance of internal-use software are expensed as incurred.

During the years ended December 31, 2016 and 2015, the Company capitalized $654 and $99, respectively, of costs associated with internal-use software and website development, both developed by 3rd party contracted developers externally. Depreciation and amortization of property, and equipment was $79 in fiscal 2016 and $68 in fiscal 2015.Depreciation and amortization of costs associated with internal-use software and website development was nil for those respective periods.

Upon sale or retirement of assets, cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in the consolidated statements of income.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Website and technology

Website and technology is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. During the website software application development stage, capitalized costs include external consulting costs, cost of software licenses, and internal payroll and payroll-related costs for employees who are directly associated with a software or website project. Upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Software maintenance, training, data conversion, and business process reengineering costs are expensed in the period in which they are incurred.

Impairment of Long-lived Assets

Long-lived assets (primarily property and equipment and amortizable intangible assets) are reviewed for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the forecasted undiscounted cash flows of the operation to which the assets relate to the carrying amount of the assets. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable. Revenues and associated accounts receivable are recorded net of provisions for estimated future returns, doubtful accounts and other allowances. The Company’s revenue base consists of the sale of tickets for admittance to its Cannabis Cup Events, entrance fees to its Cannabis Cup competitive events, advertising sales, recurring subscriptions to its High Times Magazine®, direct merchandising sales, sponsorship sales and licensing fees. The High Times Group manages its licensing businesses through co-sponsorship and strategic partnership arrangements.

The Company follows certain segment-specific revenue recognition policies that are discussed below.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Festivals, events and competitions:

The Company’s Festivals, events and competitions segment includes three categories of revenues, which are recognized as follows:

Cannabis Cup:

The Company earns revenue primarily from the sale of tickets to its Cannabis Cup Events, the sale of entry fees into our Cannabis Cup competitions. venue-event sponsorships. Advance tickets to Cannabis Cup Events are sold via third-party ticketing service providers under ticketing agreements. Revenue from the promotion and production of an event in the Festivals and Events segment is recognized after the show occurs. Revenue collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue collected from sponsorships and other revenue, which is not related to any single event, is classified as deferred revenue and generally recognized over the operating season or the term of the contract. Generally, sponsorship and advertising are related to a specific event.

For tickets sold to events at the Company’s festivals in the United States, which are collected in advance of the event are recorded as deferred revenue until the event occurs The Company accounts for taxes that are externally imposed on revenue producing transactions on a net basis.

The Company also works with other commercial businesses operating within the Cannabis industry under the Cannabis Cup vendor program by providing vendors with tables and trade booths at a specific Cannabis Cup event, which helps to drive awareness of the vendor’s business by connecting with the Cannabis Cup’s dedicated fan base.

Publishing and advertising:

The Company’s primary source of revenue is advertising. Other sources include circulation and other revenues.

Advertising revenues-Advertising revenues are recognized when advertisements are published (defined as an issue’s on-sale date). The Company’s advertising revenue contract do not generally include any provisions for rebates or rate adjustments. Advertising revenue is stated net of agency commissions and cash and sales discounts. Digital advertising revenues are recognized ratably over the contract period or as services are delivered.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Publishing and advertising: (continued)

Circulation revenues-Revenue from subscription contracts for High Times Magazines results from advance payments for subscriptions received from customers and is recognized on a straight-line basis over the life of the subscription contract as issues are delivered. Circulation revenues include magazine single copy and subscription revenue. Single copy revenue is recognized upon publication. Due to historically minimal returns no provision for estimated returns is calculated. Revenues from magazine subscriptions are deferred and recognized proportionately as products are distributed to subscribers.

Other revenues-Revenues from customer relationship marketing and other custom programs are recognized when the products or services are delivered. In addition, the Company participates in certain arrangements containing multiple deliverables. The guidance for accounting for multiple-deliverable arrangements requires that overall arrangement consideration be allocated to each deliverable (unit of accounting) in the revenue arrangement based on the relative selling price as determined by vendor specific objective evidence, third-party evidence, or estimated selling price. The related revenue is recognized when each specific deliverable of the arrangement is delivered. Brand licensing-based revenues are accrued generally monthly or quarterly based on the specific mechanisms of each contract. Payments are generally made by the Company’s partners on a monthly or quarterly basis. Generally, revenues are based on actual sales are reported by partners. Any further adjustments are typically recorded within three months of the initial recording of revenue and have not been material.

In certain instances, revenues are recorded gross in accordance with GAAP although the Company receives cash for a lesser amount due to the netting of certain expenses. Amounts received from customers in advance of revenue recognition are deferred as liabilities and recognized as revenue in the period earned.

Merchandising and Branding:

The High Times Group licensing operations cover a diverse range of products and live event categories. The High Times Group licenses the High Times® and Cannabis Cup® brands and properties for use on third-party products or services. The High Times Group earns royalties or participates in revenue sharing arrangements with strategic partners, both of which are usually based on a fixed percentage of the wholesale or retail selling price of the products or services.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Merchandising and Branding: (continued)

The e-Commerce retail segment generates revenue primarily from licensing the Company’s branded properties, including trademarks and media content, to third parties for use on consumer merchandise.

Revenue through the on-line store is recognized when the 3rd party reports revenue to the company. Revenue is recorded on a net basis.

Marketing and Advertising expense

Advertising Expense

The Company records advertising expense in the year that it is incurred. Throughout the year, general advertising expenses are recognized as they are incurred, The Company’s advertising expenses relate to advertising efforts to increase magazine subscription acquisition efforts and advertising of Cannabis Cup events. Advertising costs are not capitalized and are expensed the first time the advertising takes place. Advertising expense is included in cost of goods for events, and sales and marketing expenses for print and totaled $84 and $206 during the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, and 2015, the Company had no prepaid advertising expense.

Direct Operating Expenses

Direct operating expenses include artist fees, show-related marketing and advertising expenses, royalties paid to clients for a share of service charges, rent expense for events in third-party venues, credit card fees, commissions paid on tickets distributed through independent sales outlets away from the box office, and salaries and wages related to seasonal employees at the Cannabis Cup events along with other miscellaneous costs, these costs are primarily variable in nature. Direct operating expenses for publishing include the costs related to producing and distributing the magazine, inclusive of postage costs.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Income Taxes

The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when such a change is enacted. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion of or the entire asset will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company has established a policy of including interest related to tax loss contingencies in income tax expense (benefit) in the statements of operations. The Company has not incurred or needed to record any liability, related to interest and penalties during the years ended December 31, 2016 and 2015.

The Company subject to audit by federal and various state jurisdictions, and such jurisdictions may assess additional income taxes based on such audits. Although the Company believes its tax estimates are reasonable, the final determination of any tax audits and any related litigation could be materially different from historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on the operating results or cash flows in the period or periods for which that determination is made.

Loss contingencies

In the normal course of business, the Company are involved in legal proceedings and other potential loss contingencies. We accrue a liability for such matters when it is probable that a loss has been incurred and the amount can be reasonably estimated. When only a range of probable loss can be estimated, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The Company expenses legal fees as incurred (see Note 9-Commitments and Contingencies).

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Comprehensive Income

Comprehensive income consists of net earnings and other gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net earnings. The Company has no elements of comprehensive income (loss) in 2016 and 2015.

Merger Agreement

Effective March 1, 2017 the Company and Hightimes Holding Corporation, (“HTH”) a Delaware Corporation concluded their merger under a merger agreement dated February 14, 2017.Under the terms of the merger agreement, THC would be merged with HTH and the existing shareholders would receive cash, convertible notes payable and approximately 40% of the outstanding common shares in HTH on the date of the transaction. The Company has received $375 in advances from HTH as of December 31, 2016.

Recent Accounting Pronouncements

In February 2017, the Financial Accounting Standards Board (“FASB’) issued ASU 2017-05, “Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Topic 610-20)”, which clarifies the scope and application of ASC Topic 610-20 on accounting for the sale or transfer of nonfinancial assets, that is an asset with physical value, such as real estate, equipment, intangibles or similar property. ASU 2017-05 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We have not yet evaluated the impact of the adoption of this accounting standard on our financial position, results of operations, cash flows, or presentation thereof.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Recent Accounting Pronouncements (continued)

In January 2017, the FASB issued ASU 2017-03, “Accounting Changes and Error Corrections (Topic 250) and Investments – Equity Method and Joint Ventures (Topic 323)” which amends the Codification to incorporate SEC staff views regarding recently issued accounting standards and investments in qualified affordable housing projects. The guidance requires registrants to disclose the effect that recently issued accounting standards will have on their financial statements when adopted in a future period. ASU 2017-03 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years with early adoption permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. We do not expect the adoption of ASU 2017-03 to have a material impact our financial position, results of operations, cash flows, or presentation thereof.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”). The standard clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Under ASU 2017-01, to be considered a business, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Prior to the adoption of the new guidance, an acquisition or disposition would be considered a business if there were inputs, as well as processes that when applied to those inputs had the ability to create outputs. Early adoption is permitted for certain transactions. Adoption of ASU 2017-01 may have a material impact on the Company’s consolidated financial statements if it enters into future business combinations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU requires changes in the presentation of certain items in the statement of cash flows including but not limited to debt prepayment or debt extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. This guidance will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, will require adoption on a retrospective basis and will be effective for the Company on January 1, 2018. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Recent Accounting Pronouncements (continued)

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is designed to address simplification of several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption of this ASU is permitted and would be applied on a retrospective basis back to the beginning of fiscal year that included any such interim period in which early adoption was elected. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires companies leasing assets to recognize on their balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on contracts longer than one year. The lessee is permitted to make an accounting policy election to not recognize lease assets and lease liabilities for short-term leases. How leases are recorded on the balance sheet represents a significant change from previous GAAP guidance in Topic 840. ASU 2016-02 maintains a distinction between finance leases and operating leases similar to the distinction under previous lease guidance for capital leases and operating leases. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note – 2 Summary of Significant Accounting Polices (continued)

Recent Accounting Pronouncements (continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

In March, April, May, and December 2016, the FASB issued the following updates, respectively, to provide supplemental adoption guidance and clarification to ASU 2014-09. These standards must be adopted concurrently upon the adoption of ASU 2014-09. The Company is currently evaluating the potential effects of adopting the provisions of these updates:

●	2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net);

●	ASU No. 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing; and

●	ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-19, Technical Corrections and Improvements.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 3 – Fixed Assets and technology, net

Website and technology are recorded at cost and presented net of depreciation.

The components of website and technology consist of the following as of December 31, (in thousands):

	2016	2015
Furniture and equipment	$374	$368
Leasehold improvements	38	38
Software	83	83
Website design	388	19
Digital App	278	-
Total cost	1,161	508
Less: Accumulated amortization	274	196
Net book value	$887	$312

Assets under capital lease contracts were $124 and $124 in 2016 and 2015, respectively. Depreciation and amortization expenses related to fixed assets and technology were $79 and $68 for 2016 and 2015, respectively.

Note 4 -Prepaid Expense and deferred costs.

Prepaid Expense and deferred costs consisted of the following as of December 31, (in thousands):

	2016	2015
Deferred costs - festivals	$45	$46
Deferred costs - publishing	292	292
Prepaid expenses	-	-
Total accounts payable and accrued liabilities	$337	$338

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 5 – Accounts Payable and Accrued liabilities

Accounts payable and accrued liabilities consisted of the following as of December 31, (in thousands):

	2016	2015
Accounts payable	$1,329	$646
Due to employees	579	240
Deferred rent	37	57
Due to printer	-	189
Other accrued liabilities	182	73
Total accounts payable and accrued liabilities	$2,127	$1,205

Note 6 - Line of credit

In May 2016, the Company entered into a revolving line of credit (“Line of Credit”) with a maximum borrowing of $2,500, and the outstanding balance of the borrowings was $1,200 as of December 31, 2016. The payments under the note are interest only monthly starting June 1, 2016 with the principal and unpaid interest payable on June 1, 2017. The interest rate will be the published Eastern Edition of the Wall Street Journal as the Prime Rate plus 1%. The interest rate will be change at with each change of the Prime Rate. The interest rate charged under the line of credit shall at no time be less than 4.0%. The interest is calculated and payable at the end of each month. The aggregate amount of total borrowings under the Line of Credit may not exceed seventy-five percent of the Company’s eligible accounts receivable, which is defined as all receivables incurred as the Company’s normal course of business and with a due date less than 90 days outstanding among other normal business.

The Company is required to maintain a debt to worth ratio of 1-to-1, debt service coverage ratio of not less than 1.3-to-1. As of December 31, 2016, the Company was in compliance with these covenants.

As of December 31, 2016, $1,200 principle balance is outstanding

Note 7 – Related Party Transactions

Deferred Compensation

At December 31 2016, there was deferred compensation related to six employees totaling approximately $399 (including related employer taxes).

Note payable – Related Party

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 7 – Related Party Transactions (continued)

In December 2016, the Company received a $375 advance from Hightimes Holding Corporation, see Note 13 – Subsequent events. The advance is short-term non-interest bearing and payable upon the closing of the acquisition.

Stock Subscription Receivable

In 2014, the Company sold 8 shares for $242. The Company accepted a $100 payment and the balance of $142 was paid by payroll deductions and forfeiture of commission payments. As of December 31, 2016, and 2015, the outstanding receivable was $0 and $107, respectively.

Note 8 - Convertible Note

In February 2016, the company entered into a convertible promissory note (the “Note”) in the amount of $1,000 with interest payable at 10.0% per annum. The note was due and payable on August 1, 2017 (“Maturity Date”). Also, the Company issued a series A warrant and a series B warrants.

Under certain events, the holder can convert the Note into 1.2% (the “Conversion Rate”) of the outstanding number of shares of common stock of the Company calculated on a fully-diluted basis immediately following the issuance to the holder based on a $100 million pre-money valuation of the Company. However, in the event of the valuation of the Company is less than $100 million at any time prior a conversion of the Note, the Conversion Rate shall be proportionally increased based on the proportional decrease in the valuation of the Company, and in no event, shall there be a reduction in the conversion price if the valuation of the Company exceeds $100 million at any time while the Note remains outstanding.

The ability for the holder to convert Note is contingent upon one of the following events occurring:

●	If prior to the Maturity Date, the Company has a default event under the Note;

●	A change in control of the Company; or

●	The Note is not paid in full prior to the maturity date.

The series A warrant to purchase a number of shares equal to 1.4% (“Exercise Rate”) of the outstanding number of shares of common stock of the Company calculated on a fully-diluted basis immediately following the issuance to the holder based on a $100 million pre-money valuation, at an exercise price of $1,000 for all of the warrant shares. In the event that the valuation of the Company is less than $100 million at any time prior to the exercise of the series A warrant, the Exercise Rate shall be proportionally increased based on the proportional decrease in the valuation of the Company and in no event, shall there be a reduction in the Exercise Rate if the valuation of the Company exceeds $100 million at any time while the series A warrant remains outstanding. The series A warrant becomes exercisable only in the event the Company defaults on the Note.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 8 - Convertible Note (continued)

The series B warrant has exactly the same structure and terms as the series A warrant, however the number of shares is determined as 0.4% (“Exercise Rate’) of the fully fully-diluted basis immediately following the issuance to the holder based on a $100 million pre-money valuation, and the consideration for the exercise is payable in cash equal to $0.01 per series B warrant share.

Since the Note has a convertible feature with a variable number of shares upon conversion and the series A and B warrants have a variable number of shares, the Company has evaluated the Note and series A and B warrants in accordance with ASU 470 Debt and ASC 815, Fair Value. Based on management’s evaluation the Note and series A and B warrants it was determined that the conversion feature variable share issuance did not constitute an embedded derivative at the time of issuance of the instruments. In March 2017, the Note was fully paid off (See Note 13 – Subsequent Events).

As of December 31, 2016, $1,000 principle balance is outstanding.

Note 9 - Commitments and Contingencies

The Company leases its office space in New York City. The lease agreement dated December 17, 2012 expires on March 31, 2018, and has no option to extend at end of term. The monthly rent as of December 31, 2016 is $27,671 per month plus 1.29% of common operating costs.

The Company leases sales office space in Los Angeles. The lease agreement dated October 1, 2016 expires on October 31, 2017, and has an option to extend at end of term for 1 year. The monthly rent as of December 31, 2016 is $5 per month.

Future minimum lease payments under non-cancelable operating leases as of December 31, are as follows (in thousands):

For the Years ending December 31,	Amount
2017	$382
2018	83
Total minimum future lease payments	$465

Rent expense for the years ended December 31, 2016 and 2015, was approximately $421 and $648, respectively.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 9 - Commitments and Contingencies (continued)

Also, the Company purchased certain furniture and equipment under a non-cancelable lease, which was accounted for as a capitalized lease obligation.

The minimum payments under the capitalize lease obligation are as follows (in thousands):

Year ending	Principal	Interest	Total
2017	$27	$8	$35
2018	25	7	32
Total minimum lease payments	52	$15	$67
Less current portion	27
Long-term portion of minimum lease obligations	$25

Legal Matters

During 2015, the Company received approximately $163 in settlements related to five trademark infringement cases. The Company will continue to aggressively pursue any infringements on its trademarks.

During 2016, the Company settled a dispute with a vendor in the amount of $127.

The Company is from time to time, a party to legal proceedings and claims that arise out of the ordinary course of its business. The Company is not currently a party to any material legal proceedings.

Note 10 - Stockholder’s Equity

Common Stock

The Company has 100 shares of no par value common stock authorized with 83 and 83 shares issued and outstanding as of December 31, 2016 and 2015, respectively.

Treasury stock

There were no Treasury Stock transactions in either 2015 or 2016. Prior to 2015, the Company repurchased an unknown number of shares in prior transactions at an aggregate cost of $700. Common stock held in the Company’s treasury has been recorded at cost.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 11 – Income taxes

The Company records its deferred taxes under the liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consisted of the following as of December 31:

Deferred tax assets (liabilities)	2016	2015
Deferred tax assets
Net operating loss	$1,297	$-
Accounts receivable, net	-	26
Prepaid expenses	-	20
Accounts payable and accrued liabilities	-	52
Deferred revenue	-	117
Capitalized lease obligations	-	29
Total deferred tax assets	1,297	244

Deferred tax liabilities
Related party receivable	-	(41)
Fixed assets and technology	(33)	(54)
Total deferred tax liabilities	(33)	(95)

Net deferred tax assets before valuation allowance	1,265	149
Less valuation allowance	(1,265)	(149)

Net deferred tax assets	$-	$-

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 11 – Income taxes (continued)

At December 31, 2016, the Company had Federal and State net operating loss carryforwards (“NOL”) available to offset future taxable income of approximately $3,382.  These NOLs will begin to expire in the year ending December 31, 2036. These NOL’s may be subject to various limitations on utilization based on ownership changes under Internal Revenue Code Section 382. Based on its analysis as of December 31, 2016 management did not believe that an ownership change had occurred that would trigger such a limitation. However, on February 14, 2017, 100% of the shares of the Company were sold and it is likely that this transaction will result in a limitation on future usage of these NOL’s. See Note 13 for more information on this subsequent event.

The income tax provision differs from the amount of income tax determined by applying the statutory income tax rate to pretax income from operations due to the following for the years ended December 31, 2016 and 2015.

	2016	2015
Income tax benefit based on book income at statutory rate	$(995)	$(41)
State taxes, net of federal benefit	(148)	9
Entertainment expense	13	22
Other	14	(38)
Change in valuation allowance	1,116	48
Total	$-	$-

The Company classifies income tax penalties and interest, if any, as part of other general and administrative expenses in the accompanying consolidated statement of operations.  There were no accrued interest or penalties as of December 31, 2016 and 2015.

Note 12 - Business Segment Information

The Company is a diversified media company focused primarily on the cannabis industry marketplace. On the basis of products and services, the Company has established two reportable segments: national media and festivals and event production. The publishing and advertising segment includes magazine publishing, customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. The festivals and event media segment consist primarily of the operations of festivals, (i.e., the Cannabis Cup). Virtually all of the Company’s revenues are generated in the U.S. and substantially all of the assets reside within the U.S. There are no material intersegment transactions.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 12 - Business Segment Information (continued)

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and EBITDA. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.

Non-cash items included in segment operating expenses are depreciation and amortization of fixed and intangible assets.

The Company manages its working capital on a consolidated basis. Accordingly, segment assets are not reported to, or used by, the Company’s management to allocate resources to or assess performance of the segments, and therefore, total segment assets have not been presented.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 12 - Business Segment Information (continued)

The following table presents financial information by segment (in thousands):

Years ended December 31,	2016	2015
(In thousands)
Revenues
Publishing and advertising	$4,303	$4,548
Festival and Event Production	9,938	13,111
Other	367	442
Total revenues	$14,608	$18,101

Segment profit (loss)
Publishing and advertising	$393	$102
Festival and Event Production	(3,236)	(557)
Unallocated corporate	37	47
Loss from operations	(2,806)	(408)
Other income (expense)	(120)	121
Loss before income taxes	$(2,926)	$(287)

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 13 - Subsequent Events

In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through October 28, 2017, the date the financial statements were available to be issued. The following significant events occurring after December 31, 2016 are discussed below.

On February 14, 2017, the Company’s stockholders (“THC Stockholders”) sold 100% of the capital stock of Trans-High, and indirectly the subsidiary of Trans-High, under the terms and conditions of a stock purchase agreement (the “THC Acquisition”) with Hightimes Holding Corporation (“Hightimes Holding”). The purchase price for the THC Acquisition was $42.2 million, plus 4,000 shares of Class A Common Stock of Hightimes Holding represent at closing 40% of the “Fully-Diluted HHC Class A Common Stock”. The purchase price was paid with $12.2 million in cash (the “Closing Cash Payment”), which included approximately $1.2 million used to retire the Line of Credit, plus three-year installment 8% purchase notes payable to the stockholders of Trans-High aggregating $30.0 million (the “Sellers Purchase Notes”). All of the Purchase Notes automatically convert into shares of non-voting Class B Common Stock of Hightimes Holding (the “Class B Common Stock”) upon the occurrence of a “Conversion Event” which is defined as:

(a) Hightimes Holding listing the Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) for trading on any one of the following security exchanges or inter-dealer quotation systems: (i) the NASDAQ Stock Market LLC (including the Nasdaq Capital Market), (ii) the New York Stock Exchange, or (iii) the OTC Markets QX Exchange; provided, however, that in the event our Common Stock is not permitted to be listed on any one of the foregoing stock exchanges or inter-dealer quotation systems solely by reason of the nature of the Business in which the Company engages, then and in such event, a qualified stock exchange shall also mean and include the Toronto Stock Exchange (each, a “Qualified Stock Exchange”), and

(b) the “market value” (defined as the total number of outstanding shares of the Common Stock multiplied by the initial offering price of the Hightimes Holding Class A Common Stock) at the time of the initial listing on a Qualified Stock Exchange shall be equal or greater than $50,000.

The conversion price of the Sellers Purchase Notes shall be equal to the closing day market price of the Class A Common Stock listed on a Qualified Stock Exchange on the first trading day that the automatic conversion of the Sellers Purchase Notes occurs. Accordingly, each holder of Seller Purchase Notes shall receive, following a Conversion Event, that number of additional shares of the Class B Common Stock equal to the result of dividing the then outstanding principal amount of the Purchase Note held by such holder by the per share conversion price.

In addition to the Closing Cash Payment and Sellers Purchase Notes, Holding issued to the THC Stockholders 9,865 shares of Class A Common Stock, of which 6,000 was purchased back by Holding, leaving the THC Stockholders with a net of 3,865 shares of Class A Common Stock, thus providing that such shares, in the aggregate, represent at Closing of the Stock Purchase Agreement 40.0% of the issued and outstanding shares of Holding’ Fully-Diluted Common Stock.

Hightimes Holding financed the closing cash payment and the working capital through approximately $7,678 contributed to Hightimes Holding by 58 accredited investors in consideration for an aggregate of 2,749 shares of Class A Common Stock, and a $7,500 senior secured revolving debt facility (the “Senior Secured Revolving Debt”) provided by ExWorks Capital Fund I, L.P. to Holding and each of the members of the High Times Group, as borrowers. Hightimes Holding issued 3,111 in class A common stock having an estimated fair value of $6,689 as compensation to related parties.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 13 - Subsequent Events (continued)

The Company will account for the transaction under the reverse acquisition method of accounting in accordance with the provisions of ASC Topic 805 Business Combinations (ASC 805). The Company determined, in accordance with ASC 805 that the Company (the legal acquiree) being the accounting acquirer with Hightimes Holding (the legal acquirer) being the accounting acquiree. The conclusion was based on an analysis of the voting and economic ownership and control of the Company after the transaction, including the share ownership, corporate management and board of director’s positions, and the ability to control the economic operations of the Company. After the transaction, the prior shareholders of TCH retained approximately a 40% of the Hightimes Holding’ common stock with the contingent right to acquire additional share ownership with the potential conversion of the $30,000 Purchase Notes, as defined below, into series B Non-voting common shares.

For financial reporting purposes, the Company has been treated as the “acquirer” in the reverse acquisition completed on March 1, 2017.  Accordingly, the assets and liabilities of the Company will be reported at their historical cost and the assets and liabilities of Hightimes Holding will be recorded at their historical cost basis.

Subsequent to December 31, 2016, the Company sold additional shares post the close of March 1, 2017 of approximately 60 shares of the Company’s common stock for total proceeds of approximate $799 or $13.27 per share.

In July 2017, the Company entered into a merger agreement (“Merger Agreement”) with Origo Acquisition Corporation (“Origo”). The details of the Merger Agreement are as follows:

●	All holders of the Company’s securities (excluding Company’s options, as described below) shall be entitled to receive in the Merger an aggregate of Twenty-Three Million Four Hundred Seventy-Four Thousand One Hundred Seventy-Eight (23,474) common shares of Origo (the “Merger Consideration”), which is equal to Two Hundred Fifty Million Dollars ($250,000) divided by the agreed upon value of the Origo common shares to be issued as Merger Consideration of $10.65 per share.

●	Each holder of capital stock of Company’s shall receive at the close of the transaction for each share of capital stock of Company’s its pro rata share (Forward Split) of the Merger Consideration shares, treating any outstanding shares of Company’s preferred stock on an as-converted to Class A common stock basis (and after deducting from the Merger Consideration payable to such holders of capital stock, the Origo common shares issuable to the holders of Company’s 8% senior secured convertible promissory notes in an initial aggregate principal amount of $30 million (“ HTH Purchase Notes ”), as described below).

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 13 - Subsequent Events (continued)

●	Any warrants and other rights to acquire equity securities of Company, and all other securities that are convertible into or exchangeable for equity securities of Company, (A) if exercised or converted prior to the Effective Time, shall have the resulting shares of capital stock of Company issued upon such exercise treated as outstanding shares of capital stock of Company, and (B) if not exercised or converted prior to the Effective Time will be terminated and extinguished at the Effective Time (except for the Company’s Purchase Notes, which shall be converted as described below, and the outstanding Company’s options, which shall be assumed by Origo as described below).

●	The Company’s Purchase Notes that are outstanding as of the Closing shall automatically be converted in a number of Origo common shares calculated by dividing the outstanding principal and interest of all such Company’s Purchase Notes and dividing such amount by the closing price of Origo’s common shares on the date of the Closing.

●	All outstanding Company’s options will be assumed by Origo and be converted into an option to purchase Origo common shares (each, an “ Origo Assumed Option ”) under the New Equity Incentive Plan (as defined below) to be adopted by Origo in connection with the Closing, keeping the same vesting schedule, but with the number of shares and price per share being equitably adjusted. Origo Assumed Options shall be in addition to the Merger Consideration and will dilute all holders of Origo securities.

To partially finance the High Times Group acquisition, Hightimes Holding, Trans-High and each of the other members of the High Times Group, as borrowers, executed a loan and security agreement with ExWorks Capital Fund I, L.P. (“ExWorks”), dated as of February 28, 2017 (the “Senior Loan Agreement”). At the closing of the acquisition of the High Times Group, ExWorks funded $7,500 to Hightimes Holding and the other borrowers.  Under the terms of the Senior Loan Agreement, interest is payable monthly at the rate of 15% per annum, principal installments of $100 per month is payable commencing in September 2017 and the entire outstanding balance of the loan is due and payable on February 28, 2018.   The loan is secured by a first priority lien and security interest on all tangible and intangible assets of Hightimes Holding and the High Times Group, and all payments to the Trans-High stockholders under the Sellers Purchase Notes are fully subject and subordinated to the rights of ExWorks and its first lien on the assets of the borrowers.  When the loan matures, ExWorks is entitled to an additional fee of $1.2 million, and also received a warrant, exercisable for nominal consideration ($0.001 per share) commencing six months form the Closing of the loan, to purchase shares of Class A Common Stock, representing 2.75% of Hightimes Holding fully-diluted Common Stock immediately prior to the sale of our Class A Common Stock in this CF Offering and any subsequent public offering.

Trans-High Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

Note 13 - Subsequent Events (continued)

On August 7, 2017, Exworks granted Hightimes Holding an option, exercisable by at any time on or before January 29, 2018, to extend the maturity date of the ExWorks loan to August 28, 2018. If we elect to exercise the option, we are obligated to pay ExWorks an additional fee (in addition to the $1.2 million fee) of $600 and issue a second warrant to ExWorks to purchase shares of Class A Common Stock, representing 1.375% of Hightimes Holding fully-diluted Common Stock

In late October 2017, ExWorks and the High Times Group entered into Amendment 2 to the ExWorks Loan Agreement pursuant to which ExWorks agreed to loan up to an additional $4,200 to the Hightimes Group, thereby increasing the outstanding principal amount of the Indebtedness owed to ExWorks to as much as $11,500.  The Company will use $2,754 of the proceeds of the additional loan advance to make the installment payment that was due on August 28, 2017 to the holders of the Purchase Notes.

 In September 2017, the Company entered into an advertising agreement with an independent third party (“Advertiser”) for potential adverting revenue of approximately $1,000. As compensation for the adverting space, the Company agreed to accept 332 shares of the Advertiser’s common stock. As if the date of the agreement the fair value of the shares was $1,000 based on the 10-day average closing market price (trading on the OTCQB exchange) calculation during the ten consecutive Trading Day period ending immediately prior to the Execution Date of the Agreement. The 10-day average for the period was $3.008 per share.

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on December 22, 2017.

Hightimes Holding Corp.

By:	/s/ Adam E. Levin
Name: Adam E. Levin
Title: Chief Executive Officer and Chairman of the Board of Directors

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signature appears below constitute and appoint Adam E. Levin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this document in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Adam E. Levin	Chief Executive Officer and Chairman of the Board	December 22, 2017
Adam E. Levin

/s/ David S. Peck	Vice President of Business Development	December 22, 2017
David Peck

/s/ David Newberg	Vice President of Finance	December 22, 2017
David Newberg

/s/ Colin Conway	Director	December 22, 2017
Colin Conway

/s/ Colleen Manley	Director	December 22, 2017
Colleen Manley

/s/ Eleanora Kennedy	Director	December 22, 2017
Eleanora Kennedy

/s/ Justin Ehrlich	Director	December 22, 2017
Justin Ehrlich

/s/ Stormy Simon	Director	December 22, 2017
Stormy Simon

71

Part III – EXHIBITS

Item 16. Index to Exhibits

Exhibit No.	Description

2.1	Second Amended and Restated Certificate of Incorporation of Hightimes Holding Corp.
2.2	By-Laws of Hightimes Holding Corp.
3.1	Form of Warrant in favor of ExWorks Capital Fund I, L.P.
3.2	Hightimes Holding Corp. 2016 Incentive Stock Option Plan
6.1	Amended and Restated Stock Purchase Agreement, dated February 14, 2017, between Hightimes Holding Corp. and the stockholders of Trans-High Corporation.
6.2	Form of Purchase Note Agreement issued by Hightimes Corp. in favor of former stockholders of Trans-High Corporation.
6.3	Loan and Security Agreement, dated February 27, 2017 between ExWorks Capital Fund I, L.P., as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers.
6.4	Management Agreement, dated as of March 1, 2017, among Hightimes Holding Corp., Trans-High Corporation and Oreva Capital Corp.
6.5	Intercreditor Agreement, dated February 27, 2017, by and among ExWorks Capital Fund I, L.P., Hightimes Holding Corp., Trans-High Corporation and the former stockholders of Trans-High Corporation.
6.6	First Amendment to Loan and Security Agreement, dated August 7, 2017, between ExWorks Capital, LLC, as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers.
6.7	Amended Fee Letter, dated August 7, 2017, between ExWorks Capital Fund I, L.P. and Hightimes Holding Corp.
6.8	Second Amendment to Loan and Security Agreement, dated October 31, 2017, between ExWorks Capital, LLC, as lender, and Hightimes Holding Corp., Trans-High Corporation and the subsidiaries of Trans-High Corporation, as borrowers.
6.9	Form of $11.5 million convertible note to ExWorks Capital Fund I, L.P.
6.10	Amended and Restated Online Advertising and Sales Representative Agreement, dated December 15, 2017, between Hightimes Holding, Trans-High Corporation and Green Rush Daily.
6.11	Employment Agreement, dated July 17, 2017, between Hightimes Holding Corp. and Adam E. Levin
6.12	Employment Agreement, dated August 17, 2017, between Hightimes Holding Corp., Trans-High Corporation and Scott McGovern.
6.13	Stock Purchase Agreement, dated August 17, 2017, between Hightimes Holding Corp. and Scott McGovern.
6.14	Assignment of Lease and Festival Rights Agreement, dated August 10, 2017, with BioCup Music Festival Ltd.
6.15	Advertising Placement and Sponsored Content Agreement, dated as of August 10, 2017, by and among Western Hemp Genetics Ltd. and Trans-High Corporation.
6.16	Agreement, dated as of October 31, 2017, by and among Approved Trust 1, Judith Baker, Candlelight Trust and Hightimes Holding Corp.
6.17	Form of Irrevocable Proxy of Adam Levin.
6.18	Form of Crowdfunding Offering Memorandum.
6.19	Form of Subscription Agreement for Regulation A+ Offering.
6.20	Form of Escrow Agreement for Regulation A+ Offering.
7.1	Merger Agreement, dated July 24, 2017, between Hightimes Holding Corp. and Origio Acquisition Corp.
7.2	First Amendment to Merger Agreement, dated September 25, 2017, between Hightimes Holding Corp. and Origo Acquisition Corp.
11.1	Consent of RBSM LLP
12.1	Consent of CKR Law LLP*
15.1	List of Subsidiaries

101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Schema*
101.CAL	XBRL Taxonomy Calculation Linkbase*
101.DEF	XBRL Taxonomy Definition Linkbase*
101.LAB	XBRL Taxonomy Label Linkbase*
101.PRE	XBRL Taxonomy Presentation Linkbase*

*To be filed by subsequent amendment.

III-1